UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Yahoo! Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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701 First Avenue

Sunnyvale, CA 94089

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on July 12, 2012

We will hold the annual meeting of shareholders of Yahoo! Inc., a Delaware corporation (the “Company”), at the Santa Clara Marriott, located at 2700 Mission College Boulevard, Santa Clara, California, on July 12, 2012, at 8:00 a.m., local time, for the following purposes:

1.	To elect to the Board of Directors the eleven director nominees named in the attached proxy statement to serve until the 2013 annual meeting of shareholders and until their respective successors are elected and qualified or their earlier death, resignation or removal;

2.	To approve, on an advisory basis, the Company’s executive compensation;

3.	To amend the Company’s 1995 Stock Plan as described in the attached proxy statement;

4.	To amend the Company’s 1996 Directors’ Stock Plan as described in the attached proxy statement;

5.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2012; and

6.	To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

These items of business, including information about the director nominees, are more fully described in the proxy statement accompanying this Notice.

The Board of Directors has fixed the close of business on May 17, 2012 as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

All shareholders are cordially invited to attend the annual meeting in person. Whether or not you plan to attend the annual meeting in person, you are urged to mark, date, sign and return the enclosed proxy card or voting instruction form in the postage-paid envelope provided or submit your proxy or voting instructions electronically over the Internet or by telephone as promptly as possible to ensure your representation and the presence of a quorum at the annual meeting. If you submit your proxy or voting instructions and then decide to attend the annual meeting, you may still vote your shares in person by following the procedures described in the proxy statement. Your proxy is revocable in accordance with the procedures set forth in the proxy statement. Only shareholders of record as of the close of business on May 17, 2012 are entitled to receive notice of, to attend and to vote at the annual meeting, but if you are a beneficial holder as of that date you will receive communications from your broker, bank or other nominee about the meeting and how to direct the vote of your shares, and are welcome to attend the annual meeting, all as described in more detail in the related questions and answers in the attached proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on July 12, 2012. The proxy statement and Yahoo!’s Annual Report on Form 10-K for fiscal year 2011 are available electronically at investor.yahoo.net/annuals.cfm.

By Order of the Board of Directors,

Michael J. Callahan

Executive Vice President, General Counsel and Secretary

Sunnyvale, California

June 4, 2012

701 First Avenue

Sunnyvale, CA 94089

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Yahoo! Inc., a Delaware corporation (“Yahoo!,” the “Company,” “we,” or “us”), of proxies for use in voting at the 2012 annual meeting of Yahoo! shareholders (the “annual meeting” or the “meeting”) to be held at the Santa Clara Marriott, located at 2700 Mission College Boulevard, Santa Clara, California, on July 12, 2012, at 8:00 a.m., local time, and any adjournment or postponement thereof. On or about June 12, 2012, proxy materials for the annual meeting, including this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (the “2011 Annual Report” or the “2011 Form 10-K”), are being made available to shareholders entitled to vote at the annual meeting. The date of this proxy statement is June 4, 2012.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR 2012 ANNUAL MEETING OF SHAREHOLDERS

Q:	Why am I receiving these materials?

A:	The Board is providing these proxy materials to you in connection with our annual meeting, which will take place on July 12, 2012. As a shareholder as of the close of business on May 17, 2012 you are invited to attend the annual meeting and are entitled to, and requested to, vote your shares on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information. The Company’s 2011 Annual Report, which includes our audited consolidated financial statements, has also been made available to you.

Q:	What proposals will be voted on at the annual meeting?

A:	Shareholders will vote on five proposals at the annual meeting:

•	the election to the Board of the eleven director nominees named in this proxy statement (Proposal No. 1);

•	advisory approval of the Company’s executive compensation (Proposal No. 2);

•	the approval of an amendment to the Company’s 1995 Stock Plan (the “1995 Stock Plan”), as described herein (Proposal No. 3);

•	the approval of an amendment to the Company’s 1996 Directors’ Stock Plan (the “Directors’ Plan”), as described herein (Proposal No. 4); and

•	the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012 (Proposal No. 5).

We will also consider other business that properly comes before the annual meeting.

Q:	How does the Board recommend I vote on these proposals?

A:	Yahoo!’s Board recommends that you vote your shares:

•	“FOR” election to the Board of each of the Board’s eleven director nominees named in this proxy statement (Proposal No. 1);

•	“FOR” the proposal regarding advisory approval of the Company’s executive compensation (Proposal No. 2);

•	“FOR” the amendment to the 1995 Stock Plan (Proposal No. 3);

•	“FOR” the amendment to the Directors’ Plan (Proposal No. 4); and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal No. 5).

Q:	Who is entitled to vote?

A:	Shareholders of record as of the close of business on May 17, 2012, the record date, are entitled to notice of and to vote at the annual meeting.

Q:	How many shares can vote?

A:	At the close of business on the record date, 1,222,799,674 shares of common stock were outstanding and entitled to vote. We have no other class of stock outstanding.

Q:	What shares can I vote?

A:	You may vote all shares of Yahoo! common stock owned by you as of the close of business on the record date of May 17, 2012. You may cast one vote per share that you held as of the close of business on the record date. A list of shareholders entitled to vote at the annual meeting will be available during ordinary business hours at Yahoo!’s offices at 701 First Avenue, Sunnyvale, CA 94089 for a period of at least ten days prior to the annual meeting.

Q:	What is the difference between a “beneficial holder” and a “shareholder of record”?

A:	Whether you are a “beneficial holder” or a “shareholder of record” with respect to your shares depends on how you hold your shares:

Beneficial holders: Most shareholders of Yahoo! hold their shares through a broker, bank or other nominee (that is, in “street name”) rather than directly in their own names. If you hold shares in street name, you are a “beneficial holder” of those shares, and the proxy materials, together with a voting instruction form, will be forwarded to you by your broker, bank or other nominee.

Shareholders of record: If you hold shares directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the “shareholder of record” with respect to those shares, and the proxy materials, together with a proxy card, have been sent directly to you by Yahoo!.

Q:	Can I attend the annual meeting? What do I need for admission?

A:

You are entitled to attend the annual meeting if you were a shareholder of record or a beneficial holder as of the close of business on May 17, 2012, or you hold a valid legal proxy for the annual meeting. If you are a shareholder of record, your name will be verified against the list of shareholders of record prior to your being admitted to the annual meeting. You should be prepared to present photo identification for admission. If you are a beneficial holder, you will need to provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned Yahoo! stock as of the record date, a copy of the voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership as of the record date, as well as your photo identification, for admission. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the annual meeting.

Q:	How can I vote my shares in person at the annual meeting?

A:	If you hold shares as the shareholder of record, you have the right to vote those shares in person at the annual meeting. If you choose to do so, you can vote using the ballot provided at the meeting or, if you received a printed set of the proxy materials by mail, by submitting at the meeting the proxy card enclosed with the proxy materials you received. Since a beneficial holder is not the shareholder of record, if you are a beneficial holder of shares, you may not vote those shares in person at the annual meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the meeting using the ballot provided at the meeting. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:	You may direct how your shares are voted without attending the annual meeting in one of the following ways:

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Internet. If you hold shares as the shareholder of record, you can submit a proxy over the Internet to vote those shares at the annual meeting by accessing the website shown on your proxy card and following the instructions provided. If you are a beneficial owner of shares, your broker, bank or other nominee may also permit you to provide instructions electronically over the Internet to direct how those shares are voted at the annual meeting. Please follow the instructions provided by your broker, bank or other nominee with respect to the voting instruction form.

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Telephone. If you hold shares as the shareholder of record, you can submit a proxy over the telephone to vote those shares at the annual meeting by calling the toll-free number shown on your proxy card and following the simple recorded instructions. If you are a beneficial owner of shares, your broker, bank or other nominee may also permit you to provide instructions by telephone to direct how those shares are voted at the annual meeting. Please follow the instructions provided by your broker, bank or other nominee with respect to the voting instruction form.

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Mail. You may submit a proxy or voting instructions by mail to vote your shares at the annual meeting. Please mark, date, sign and return the proxy card or voting instruction form enclosed with the proxy materials you received.

The granting of proxies electronically is allowed by Section 212(c)(2) of the Delaware General Corporation Law. If you do not attend the annual meeting, you can listen to a webcast of the proceedings at Yahoo!’s investor relations site at investor.yahoo.net/events.cfm?CalendarID=4. If you plan to listen to the webcast of the annual meeting, please note that you will not be able to vote your shares during the webcast. Therefore, please vote your shares in advance as described above so that your vote will be counted at the annual meeting.

Q:	What does it mean if I receive more than one proxy card or voting instruction form?

A:	If your shares are registered differently or are in more than one account, you will receive a proxy card or voting instruction form for each account. To ensure that all of your shares are voted, please follow the instructions you receive for each account to complete, sign, date and return each proxy card or voting instruction form you receive or to submit your proxy or voting instructions by telephone or over the Internet.

Q:	What is the deadline for voting my shares if I do not attend the annual meeting?

A:	If you are a shareholder of record, your proxy must be received by telephone or the Internet by 2:00 a.m. Eastern time on July 12, 2012 in order for your shares to be voted at the annual meeting. However, if you are a shareholder of record and you received a printed set of the proxy materials, you may instead complete, sign, date and return the proxy card enclosed with the proxy materials so that it is received by the Company before the polls close at the annual meeting in order for your shares to be voted at the annual meeting. If you are a beneficial owner of shares, please comply with the deadlines included in the voting instruction form provided by the bank, broker or other nominee that holds your shares.

Q:	How will my shares be voted if I do not provide specific voting instructions in the proxy card or voting instruction form that I submit?

A:	If you submit a proxy card or voting instruction form without giving specific voting instructions on one or more matters listed in the notice for the meeting, your shares will be voted as recommended by our Board on such matters, and as the proxyholders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Q:	Can I change my vote or revoke my proxy?

A:	You may change your vote or revoke your proxy at any time before your proxy is voted at the annual meeting. If you are a shareholder of record, you may change your vote or revoke your proxy by: (1) delivering to Yahoo! (Attention: Corporate Secretary) at the address on the first page of this proxy statement a written notice of revocation of your proxy; (2) submitting an authorized proxy bearing a later date using one of the alternatives described above under “How can I vote my shares without attending the annual meeting?”; or (3) attending the annual meeting and voting in person. Attendance at the meeting in and of itself, without voting in person at the meeting, will not cause your previously granted proxy to be revoked. For shares you hold in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares at the annual meeting, by attending the meeting and voting in person.

Q:	How many shares must be present or represented to conduct business at the annual meeting?

A:	The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of the outstanding shares of common stock entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum. See “What effect do abstentions and broker non-votes have on the proposals?” below for more information concerning the effect of abstentions and broker non-votes.

Q:	What if a quorum is not present at the meeting?

A:	If a quorum is not present at the scheduled time of the annual meeting, the chairperson of the meeting is authorized by our bylaws to adjourn the meeting without the vote of the shareholders.

Q:	What vote is required to approve each of the proposals?

A:	Election of Directors. Yahoo! has adopted a majority voting standard for the election of directors. Under this voting standard, directors are elected at each annual meeting by a majority of votes cast, meaning that the number of shares voted “FOR” a director must exceed the number of shares voted “AGAINST” that director. The majority voting standard does not apply, however, in a contested election where the number of director nominees exceeds the number of directors to be elected. In such circumstances, directors will instead be elected by a plurality of the votes cast. The majority voting standard is discussed further under the section titled “Proposal No. 1 Election of Directors—Voting Standard.”

Because the number of director nominees timely nominated for election at the annual meeting does not exceed the number of directors to be elected at the meeting, the election of directors at the annual meeting will not be contested. As a result, each of the directors will be elected by a majority of votes cast at the annual meeting.

Other Proposals. The proposals regarding advisory approval of the Company’s executive compensation, approval of the amendment to the 1995 Stock Plan, approval of the amendment to the Directors’ Plan and ratification of the appointment of PricewaterhouseCoopers LLP each requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on that proposal. Please note, however, that the proposals regarding the approval of the Company’s executive compensation and the ratification of the appointment of PricewaterhouseCoopers LLP are advisory only and will not be binding on the Company, the Board or any committee of the Board. The results of the votes on those two advisory proposals will be taken into consideration by the Company, the Board or the appropriate committee of the Board, as applicable, when making future decisions regarding these matters.

Q:	What effect do abstentions and broker non-votes have on the proposals?

A:	Abstentions. In all matters other than the election of directors, abstentions have the same effect as votes “AGAINST” the matter. With respect to the election of directors, abstentions with respect to a director nominee will not be counted as votes cast on the election of the director nominee and therefore will not be counted in determining the outcome of the director’s election. Abstentions will be counted as present and entitled to vote for purposes of determining the presence of a quorum at the annual meeting.

Broker Non-Votes. A broker is entitled to vote shares held for a beneficial holder on routine matters, such as the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, without instructions from the beneficial holder of those shares. On the other hand, a broker is not entitled to vote shares held for a beneficial holder on certain non-routine items, such as the election of directors, the advisory approval of the Company’s executive compensation, the amendment to the 1995 Stock Plan or the amendment to the Directors’ Plan, absent instructions from the beneficial holders of such shares. Consequently, if you hold shares in street name and you do not submit any voting instructions to your broker, your broker may exercise its discretion to vote your shares on the proposal to ratify the appointment of PricewaterhouseCoopers LLP. If your shares are voted on this item as directed by your broker, your shares will constitute “broker non-votes” on each of the non-routine items and will not be counted in determining the number of shares necessary for approval of the non-routine items, although they will count for purposes of determining whether a quorum exists.

Q:	What happens if additional matters are presented at the annual meeting?

A:	If you grant a proxy using the proxy card solicited by Yahoo!, the persons named as proxyholders, Timothy R. Morse and Michael J. Callahan, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Other than the matters and proposals described in this proxy statement, we have not received valid notice of any other business to be acted upon at the annual meeting.

Q:	Who will count the votes?

A:	A representative of Computershare Trust Company, N.A. will tabulate the votes and act as Inspector of Elections.

Q:	Where can I find the voting results of the annual meeting?

A:	Yahoo! will report voting results by filing a Current Report on Form 8-K within four business days following the date of the annual meeting. If final voting results are not known when such report is filed, they will be announced in an amendment to such report within four business days after the final results become known.

Q:	Who will bear the cost of soliciting votes for the annual meeting?

A:	Yahoo! is making this solicitation of proxies and will bear all related costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the annual meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the annual meeting to beneficial holders of Yahoo! common stock. Yahoo! will conduct the solicitation personally, telephonically, over the Internet or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation. Yahoo! has retained Innisfree M&A Incorporated to assist in the solicitation of proxies and related services, for a fee estimated to be approximately $40,000 plus an amount to cover expenses. In addition, Yahoo! has agreed to indemnify Innisfree against certain liabilities arising out of or in connection with the engagement. Yahoo! may incur other expenses in connection with the solicitation of proxies for the annual meeting.

Q:	May I propose actions for consideration at next year’s annual meeting or nominate individuals to serve as directors?

A:	Yes. The following requirements apply to shareholder proposals, including director nominations, for the 2013 annual meeting of shareholders.

Requirements for Shareholder Proposals to be Considered for Inclusion in Proxy Materials:

Shareholders interested in submitting a proposal for inclusion in the proxy materials distributed by us for the 2013 annual meeting of shareholders may do so by following the procedures prescribed in Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for inclusion, shareholder proposals must be received by us no later than February 12, 2013 and must comply with the Company’s bylaws and regulations of the Securities and Exchange Commission (“SEC”) under Rule 14a-8 of the Exchange Act regarding the inclusion of shareholder proposals in company-sponsored proxy materials. If we change the date of the 2013 annual meeting of shareholders by more than 30 days from the anniversary of this year’s meeting, shareholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2013 annual meeting of shareholders. Proposals should be sent to Yahoo!’s Corporate Secretary at 701 First Avenue, Sunnyvale, California 94089.

Requirements for Shareholder Proposals Not Intended for Inclusion in Proxy Materials and for Nomination of Director Candidates:

Shareholders who wish to nominate persons for election to the Board at the 2013 annual meeting of shareholders or who wish to present a proposal at the 2013 annual meeting of shareholders, but who do not intend for such proposal to be included in the proxy materials distributed by us for such meeting, must deliver written notice of the nomination or proposal to the Corporate Secretary at the above address no earlier than March 14, 2013 and no later than April 13, 2013 (provided, however, that if the 2013 annual meeting of shareholders is held earlier than June 17, 2013 or later than August 6, 2013, nominations and proposals must be received no later than the close of business on the tenth day following the day on which the notice or public announcement of the date of the 2013 annual meeting of shareholders is first mailed or made, as applicable, whichever occurs first). The shareholder’s written notice must include certain information concerning the shareholder and each nominee and proposal, as specified in Yahoo!’s bylaws, and must comply with the other requirements specified in Yahoo!’s bylaws. In addition, shareholders may propose director candidates for consideration by the Company’s Nominating and Corporate Governance Committee (the “Nominating/Governance Committee”) by following the procedures set forth under “Nominating and Corporate Governance Committee” beginning on page 17 of this proxy statement.

Copy of Bylaws:

To obtain a copy of the Company’s bylaws at no charge, you may write to Yahoo!’s Corporate Secretary at the above address. A current copy of the bylaws is also available on our corporate website at www.yahoo.com. The bylaws may be found on our website as follows: From our main web page, first click on “Company Info” at the bottom of the page, then on “Corporate Governance” under the “Investor Relations” heading and then on “Bylaws” under the “Document” heading.

Q:	Are proxy materials for the 2012 annual meeting available electronically?

A:	Yes. This proxy statement and the 2011 Annual Report are available electronically at investor.yahoo.net/annuals.cfm.

Q:	May I elect to receive Yahoo! shareholder communications electronically rather than through the mail?

A:	Yes. If you received your annual meeting materials by mail, we encourage you to help us to conserve natural resources, as well as significantly reduce Yahoo!’s printing and mailing costs, by signing up to receive your shareholder communications via e-mail. With electronic delivery, we will notify you via e-mail as soon as the annual report and the proxy statement are available on the Internet, and you will be able to review those materials and submit your shareholder vote online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery:

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If you are a shareholder of record (i.e., you hold your Yahoo! shares in your own name through our transfer agent, Computershare Trust Company, N.A., or you have stock certificates), visit www.computershare.com/investor.

•	If you are a beneficial holder (i.e., your shares are held by a broker, bank or other nominee), visit www.icsdelivery.com/yhoo/index.html to enroll.

Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please contact us by mail at Investor Relations, Yahoo! Inc., 701 First Avenue, Sunnyvale, California 94089 or by telephone at (408) 349-3382.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board currently consists of eleven directors. At the annual meeting, the shareholders will elect eleven directors to serve until the 2013 annual meeting of shareholders and until the directors’ respective successors are elected and qualified or their earlier death, resignation or removal. Unless marked otherwise, proxies received will be voted “FOR” the election of each of the eleven nominees named below.

Voting Standard

Shareholders are not entitled to cumulate votes in the election of directors. All nominees named below have consented to being named in this proxy statement and to serving as directors, if elected. If any nominee of the Board is unable to serve or for good cause will not serve as a director at the time of the annual meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the Board. As of the date of this proxy statement, the Board has no reason to believe that any of the persons named below will be unable or unwilling to stand as a nominee or serve as a director if elected.

Our bylaws provide that, in an uncontested election, each director will be elected by a majority of votes cast. A “majority of votes cast” means the number of shares voted “FOR” a director exceeds the number of shares voted “AGAINST” that director. In addition, our Corporate Governance Guidelines (“Guidelines”) include a director resignation policy that requires each incumbent director nominee to submit to the Board an irrevocable letter of resignation from the Board and all committees thereof, which will become effective if that director does not receive a majority of votes cast and the Board determines to accept such resignation. In such circumstances, the Nominating/Governance Committee, composed entirely of Independent Directors (as defined below), will evaluate and make a recommendation to the Board with respect to the submitted resignation. The Board must take action on the recommendation within 90 days following certification of the shareholder vote. No director may participate in the Nominating/Governance Committee’s or the Board’s consideration of his or her own resignation. Yahoo! will publicly disclose the Board’s decision including, if applicable, the reasons for rejecting a resignation.

The majority voting standard does not apply, however, in a contested election. An election is deemed to be contested if the Secretary of the Company has received one or more notices that a shareholder or shareholders intend to nominate a person or persons for election to the Board, which notice(s) purport to be in compliance with Section 2.5 of the Company’s bylaws, and the nomination(s) have not been withdrawn by the proposing shareholder(s) on or prior to the tenth day preceding the date the Company first mails the notice of meeting for the annual meeting of shareholders (regardless of whether the nominations are subsequently withdrawn and regardless of whether the Board determines that any such notice is not in compliance with Section 2.5 of the bylaws). In such circumstances, directors are instead elected by a plurality of the votes cast, meaning that the eleven nominees receiving the most votes would be elected. Because the number of director nominees timely nominated for election at the annual meeting does not exceed the number of directors to be elected at the meeting, the election of directors at the annual meeting will not be contested. As a result, each of the directors will be elected by a majority of votes cast at the annual meeting.

Nominees

With regard to the election to take place at the annual meeting, the Board has selected the eleven persons identified in this proxy statement as its nominees for election to the Board at the annual meeting.

The names of the Board’s nominees, their ages as of May 16, 2012 and their positions with the Company are set forth below, followed by certain other information about them:

Name	Age	Position
Alfred J. Amoroso	62	Chairman of the Board
John D. Hayes	57	Director
Susan M. James	66	Director
David W. Kenny	50	Director
Peter Liguori	51	Director
Daniel S. Loeb	50	Director
Thomas J. McInerney	47	Director
Brad D. Smith	48	Director
Maynard G. Webb, Jr.	56	Director
Harry J. Wilson	40	Director
Michael J. Wolf	51	Director

Each of Ms. James and Messrs. Kenny and Smith was elected to be a director for a one-year term at the Company’s annual meeting of shareholders held on June 23, 2011. Messrs. Amoroso and Webb joined the Board on February 7, 2012, Messrs. Hayes, Liguori and McInerney joined the Board on April 5, 2012, and Messrs. Loeb, H. Wilson and Wolf joined the Board on May 16, 2012.

There are no family relationships among any of the directors or executive officers of the Company. Our Board has affirmatively determined that each of Messrs. Amoroso, Hayes, Kenny, Liguori, Loeb, McInerney, Smith, Webb, H. Wilson and Wolf and Ms. James is an independent director (“Independent Director”) under applicable SEC rules, the listing standards of The NASDAQ Stock Market (“NASDAQ”) and the Company’s Guidelines.

2012 Independent Director Search

In 2012, the Board announced that it would add new independent directors to bring new experiences, expertise and perspectives to the Board to best position the Company for future growth. The Nominating/Governance Committee engaged a nationally recognized third-party search firm to assist it in identifying and evaluating potential director candidates. In considering potential candidates to the Board, the Nominating/Governance Committee developed a skills matrix to assist it in considering the appropriate mix of experience, skills and attributes required of an individual director and in recommending a board of directors that, as a whole, would be effective and responsive to the needs and concerns of our shareholders. In evaluating and selecting director candidates, the Nominating/Governance Committee used this matrix to assess the qualifications and skills represented by the current Board members and to determine whether potential Board candidates’ qualifications and skills would complement or enhance the mix of skills on the Board. In addition to the core director criteria that should be satisfied by each director or nominee as described under “Corporate Governance—Meetings and Committees of the Board—Nominating and Corporate Governance Committee,” the Nominating/Governance Committee considered that the following skills and attributes, among others, were desired to be represented on the Board as a whole:

•	Public company chief executive officer experience

•	Current executive experience

•	Transformational leadership experience

•	Business development/mergers and acquisitions experience

•	Financial expertise

•	Consumer Internet experience

•	Digital media/advertising experience

•	Mobile experience

•	Social ecosystems experience

•	Technology entrepreneurship

•	Knowledge of platform dependent environments

•	Leadership of an engineering organization

•	Global operational expertise

Each of Messrs. Amoroso, Hayes, Liguori, McInerney and Webb was initially identified as a potential nominee by the third party search firm engaged by the Nominating/Governance Committee and, following a process undertaken by the Nominating/Governance Committee, was recommended by the Nominating/Governance Committee for appointment to the Board.

Settlement Agreement with Third Point and Appointment of Messrs. Loeb, H. Wilson and Wolf to the Board

On March 12, 2012, the Company received notice from Daniel S. Loeb, Third Point LLC (“Third Point”) and certain entities affiliated with Daniel S. Loeb and Third Point of their intention to nominate Messrs. Loeb, H. Wilson, Wolf and a fourth nominee, Jeffrey A. Zucker, for election to the Board at the annual meeting and solicit proxies from shareholders in support of their nominees. Each of Messrs. H. Wilson and Wolf received $50,000 from Third Point in consideration of his agreement to serve as a nominee of Third Point for election to the Board.

On May 13, 2012, the Company entered into a settlement agreement (the “Settlement Agreement”) with Third Point, Messrs. Loeb, Wolf, H. Wilson and Zucker and certain other affiliates of Third Point (the “Third Point Group”) to settle the proxy contest pertaining to the election of directors at the annual meeting. Pursuant to the Settlement Agreement, the Board appointed Messrs. Loeb, H. Wilson and Wolf (the “Third Point Designees”) to the Board effective May 16, 2012 and agreed to nominate the Third Point Designees for election to the Board at the annual meeting. The Board and Mr. Loeb have agreed to engage in mutual consultations toward identifying a mutually agreeable additional director who would bring additional technological and product expertise to the Board.

If any of the Third Point Designees are unable to serve on the Board by reason of death or disability or resign from the Board other than due to the Third Point Group and its affiliates owning less than 2% of the Company’s outstanding common stock, Third Point is entitled to designate a reasonably qualified replacement director. At such time as the Third Point Group and its affiliates own less than 2% of the Company’s outstanding common stock, the Third Point Designees have each agreed to resign from the Board.

Pursuant to the Settlement Agreement, the Third Point Group has withdrawn its nomination of four candidates for election to the Board at the annual meeting and agreed to immediately cease all efforts related to its own proxy solicitation. The Third Point Group has also agreed to vote all shares of the Company’s common stock beneficially owned by its members in favor of the Board’s director nominees at the annual meeting. In addition, the Third Point Group has also agreed to certain normal and customary standstill provisions, which expire on the later of the conclusion of the Company’s 2013 annual meeting of shareholders and such time as none of the Third Point Designees are members of the Board.

The foregoing is not a complete description of the terms of the Settlement Agreement. For a further description of the terms of the Settlement Agreement, including a copy of the Settlement Agreement, please see our Current Report on Form 8-K that we filed with the SEC on May 14, 2012.

Biographical Descriptions

Set forth below is a brief biographical description of each of our director nominees. The primary individual experience, qualifications, attributes and skills of each of our directors that led to the Nominating/Governance Committee’s and Board’s conclusion that such director should serve as a member of the Board are also described in the following paragraphs.

Mr. Amoroso has served as a member of our Board since February 2012. Mr. Amoroso has served as an Executive Advisor to the senior management of Rovi Corporation (“Rovi”), a provider of digital entertainment technology, since December 2011. Mr. Amoroso served as the President and Chief Executive Officer of Rovi from July 2005 to December 2011 and served on Rovi’s board of directors from July 2005 through April 2012. Mr. Amoroso served on the board of directors of Foundry Networks, Inc., a provider of networking hardware, from October 2000 to December 2008 and as Chairman from January 2007 to December 2008. Previously, he served as an advisor in the Information Technology and Communications practice of Warburg Pincus, an investment firm, from September 2004 to June 2005. From July 2002 to August 2004, Mr. Amoroso served as the President, Chief Executive Officer and Vice Chairman of META Group, an information technology research and advisory firm. From October 1999 until its merger with International Business Machines (“IBM”) in January 2002, Mr. Amoroso served as President, Chief Executive Officer and as a director of CrossWorlds Software, Inc., a provider of business process integration software. From November 1993 to October 1999, Mr. Amoroso held various positions at IBM, a global technology company, including as a member of the worldwide management committee. Mr. Amoroso holds a Bachelor’s degree in systems engineering and a Master’s degree in operations research from Polytechnic Institute of Brooklyn. Mr. Amoroso was selected as a director nominee due to his extensive senior management experience with global technology companies, including leadership experience, and his experience serving on public company boards and committees.

Mr. Hayes has served as a member of our Board since April 2012. Mr. Hayes has served as Executive Vice President of American Express Company, a global financial services company, since May 1995 and as Chief Marketing Officer since August 2003. Mr. Hayes served as President of Lowe & Partners, an advertising agency, from 1992 to 1994. Mr. Hayes is a member of the Board of Regents of Seton Hall University. Mr. Hayes holds a Bachelor’s degree in communications from Seton Hall University. Mr. Hayes was selected as a director nominee due to his extensive senior leadership experience at a global services company and his deep expertise in advertising and digital marketing. Mr. Hayes was also selected for his experience in customer and brand engagement through leveraging social, digital and next generation technology platforms in the consumer and business to business marketing arena.

Ms. James has served as a member of our Board since January 2010. Ms. James joined Ernst & Young LLP, a global accounting services firm, in 1975, serving as a partner from 1987 until her retirement in June 2006, and as a consultant from June 2006 to December 2009. During her tenure with Ernst & Young, she was the lead partner or partner-in-charge of audit work for a number of significant technology companies, including Intel Corporation, Sun Microsystems, Inc., Amazon.com, Inc., Autodesk, Inc., and Hewlett-Packard Company, as well as for the Ernst & Young North America Global Account Network. She also served on the Ernst & Young Americas Executive Board of Directors from January 2002 through June 2006. Currently, Ms. James serves as a director of Applied Materials, Inc., a supplier of nanotechnology materials, and Coherent, Inc., a laser and optical component manufacturer. She is a certified public accountant (inactive) and a member of the American Institute of Certified Public Accountants. Ms. James also serves as President and on the board of directors of the Tri-Valley Animal Rescue, a non-profit organization dedicated to providing homes for homeless pets. Ms. James holds Bachelor’s degrees from Hunter College and San Jose State University. Ms. James was selected as a director nominee due to her extensive auditing experience and financial expertise, including at complex global technology companies, as well as her senior leadership experience, which provide a strong foundation to serve as the Chair of our Audit and Finance Committee.

Mr. Kenny has served as a member of our Board since April 2011. Since January 2012, Mr. Kenny has served as Chairman and Chief Executive Officer of The Weather Channel Companies, a group of companies providing weather news and data. He served as President of Akamai Technologies, Inc., a service provider for accelerating and improving the delivery of content and applications over the Internet, from September 2010 to October 2011, as a director from July 2007 to October 2011 and as Senior Advisor from October 2011 to December 2011. From June 2008 to June 2010, Mr. Kenny was Managing Partner of VivaKi, which is the media and digital arm of Publicis Groupe (“Publicis”), an advertising and communications company. He served on the Directoire (Management Board) of Publicis from January 2008 to June 2010. From August 1997 to May 2008, Mr. Kenny was Chief Executive Officer of Digitas, Inc., a relationship marketing services firm which was acquired by Publicis in 2007. He was a director of Digitas from 1997 to 2008 and Chairman from 1999 to 2008. Mr. Kenny currently serves as a director of Teach For America, a non-profit organization dedicated to eliminating educational inequity. He was a director of The Corporate Executive Board Company, which provides research and analysis on corporate strategy and operations, from February 1999 to August 2010. Mr. Kenny holds a Bachelor’s degree from the General Motors Institute (Kettering University) and an M.B.A. degree from Harvard University. Mr. Kenny was selected as a director nominee due to his extensive senior leadership experience with global digital media, advertising and technology companies.

Mr. Liguori has served as a member of our Board since April 2012. Mr. Liguori served as Senior Executive Vice President and Chief Operating Officer of Discovery Communications, Inc., a global media and entertainment company, from January 2010 to December 2011. From March 2009 to December 2009, Mr. Liguori was a consultant to Comcast Corp., a cable television, internet and telephone service provider. Prior to that, Mr. Liguori served as Chairman, Entertainment of Fox Broadcasting Company (“Fox”), a commercial broadcasting television network, from July 2007 until March 2009 and had served as President, Entertainment of Fox since 2005. Prior to that, Mr. Liguori served as the President and Chief Executive Officer of FX Networks, an entertainment cable network owned by Fox, from 1998 until 2005. Mr. Liguori is a director of The Topps Company, Inc., a manufacturer of chewing gum, candy and collectibles, and MGM Holdings Inc., the ultimate parent company of the MGM family of companies, including Metro-Goldwyn-Mayer Studios Inc., a producer and distributor of motion pictures, television programming, home video and interactive media. Mr. Liguori holds a Bachelor’s degree from Yale University. Mr. Liguori was selected as a director nominee due to his extensive senior leadership experience in global media and entertainment companies and his longtime expertise in consumer marketing, media and programming.

Mr. Loeb has served as a member of our Board since May 2012. He is the founder and Chief Executive Officer of Third Point LLC, an investment management firm founded in 1995. Mr. Loeb was a member of the board of directors of Massey Energy Company (now known as Alpha Appalachia Holdings, Inc.), Pogo Producing Company and BioFuel Energy Corp. He is a Trustee of the United States Olympic Foundation, Mount Sinai Medical Center, the Manhattan Institute, Prep for Prep, the Los Angeles Museum of Contemporary Art, and Third Way, a political think tank. Mr. Loeb holds a Bachelor’s degree in Economics from Columbia University. Mr. Loeb was selected as a director nominee pursuant to the terms of the Settlement Agreement. Mr. Loeb, through Third Point and its affiliates, is one of the Company’s largest outside shareholders and has significant experience as an investor and an understanding of the methods by which companies may unlock value for their shareholders.

Mr. McInerney has served as a member of our Board since April 2012. Mr. McInerney served as Executive Vice President and Chief Financial Officer of IAC/InterActiveCorp (“IAC”), an Internet company, from January 2005 to March 2012. From January 2003 through December 2005, he also served as Chief Executive Officer of the retailing division of IAC (which included HSN, Inc. and Cornerstone Brands). From May 1999 to January 2003, Mr. McInerney served as Executive Vice President and Chief Financial Officer of Ticketmaster Entertainment, Inc. (“Ticketmaster”), formerly Ticketmaster Online-CitySearch, Inc., a live entertainment ticketing and marketing company which was acquired by IAC. From 1988 to 1999, Mr. McInerney worked at Morgan Stanley, a global financial services firm, most recently as a Principal. Mr. McInerney serves on the board of directors of HSN, Inc., a television and online retailer, and Interval Leisure Group, Inc., a provider of membership and leisure services to the vacation industry. He holds a Bachelor’s degree in economics from Yale University and an M.B.A. degree from Harvard University. Mr. McInerney was selected as a director nominee due to his extensive senior leadership experience at a complex Internet company, his expertise in finance, restructuring, mergers and acquisitions and operations and his public company board and committee experience.

Mr. Smith has served as a member of our Board since June 2010. Mr. Smith has served as President and Chief Executive Officer of Intuit Inc., a provider of business and financial management software, and as member of its board of directors since January 2008. He was Senior Vice President and General Manager of Intuit’s Small Business Division from May 2006 to December 2007 and Senior Vice President and General Manager of Intuit’s QuickBooks from May 2005 to May 2006. He also served as Senior Vice President and General Manager of Intuit’s Consumer Tax Group from March 2004 until May 2005 and as Vice President and General Manager of Intuit’s Accountant Central and Developer Network from February 2003 to March 2004. Prior to joining Intuit in 2003, Mr. Smith was Senior Vice President of Marketing and Business Development of Automatic Data Processing, Inc., a provider of business outsourcing solutions, where he held several executive positions from 1996 to 2003. Mr. Smith holds a Bachelor’s degree in business administration from Marshall University and a Master’s degree in management from Aquinas College. Mr. Smith was selected as a director nominee due to his deep experience with the distribution of large scale software solutions over the Internet and related next generation storage and hosting strategies. In addition, Mr. Smith has extensive experience in consumer products and general management from his service as Chief Executive Officer of a leading consumer software company.

Mr. Webb has served as a member of our Board since February 2012. Mr. Webb founded Webb Investment Network, a seed-stage venture capital firm (“WIN”), in June 2010 and serves as its sole Limited Partner. Mr. Webb has served as Chairman of the Board of LiveOps, Inc., a provider of cloud contact center solutions, since December 2008 and served as its Chief Executive Officer from December 2006 to July 2011. From June 2002 to August 2006, Mr. Webb served as Chief Operating Officer of eBay, Inc., an online global marketplace, and from August 1999 to June 2002, he served as President of eBay Technologies. Prior to that, Mr. Webb served as Senior Vice President and Chief Information Officer at Gateway, Inc., a computer manufacturer, and Vice President and Chief Information Officer at Bay Networks, Inc., a manufacturer of computer networking products. Mr. Webb currently serves as a director of salesforce.com, inc., a provider of enterprise cloud computing and social enterprise solutions. Mr. Webb previously served as a director of Gartner, Inc., an information technology research and advisory firm; Hyperion Solutions Corp., a business performance management software company acquired by Oracle Corp. in 2007; and of various private companies, including AdMob, Inc., a mobile advertising company acquired by Google, Inc. in 2009, and Baynote Inc., a provider of personalized customer experience solutions. Mr. Webb holds a Bachelor’s degree from Florida Atlantic University. Mr. Webb was selected as a director nominee due to his extensive senior leadership experience in management, engineering and technical operations, his mobile advertising experience and his deep knowledge of platform dependent environments.

Mr. H. Wilson has served as a member of our Board since May 2012. He is the Chairman and Chief Executive Officer of MAEVA Group, LLC, a turnaround and restructuring boutique, which he founded in early 2011. Mr. H. Wilson was the Republican nominee for the office of New York State Comptroller in 2010. Prior to that, he was a Senior Advisor in the United States Department of the Treasury, serving on the President’s Automotive Task Force from March 2009 to August 2009. He was a Partner at Silver Point Capital, a credit oriented investment fund, where he joined as a Senior Analyst in May 2003 and served until August 2008. He also serves on the Boards of Visteon Corporation, YRC Worldwide, Inc. and Youth, I.N.C., a venture philanthropy non-profit focused on troubled New York City youth. Mr. H. Wilson holds a Bachelor’s degree from Harvard College and an M.B.A. degree from Harvard Business School. Mr. H. Wilson was selected as a director nominee pursuant to the terms of the Settlement Agreement. Mr. H. Wilson has extensive financial and transactional expertise, including experience in capital allocation strategies.

Mr. Wolf has served as a member of our Board since May 2012. He has been the Chief Executive Officer and President of Activate Strategy, Inc., a strategy and technology consulting firm specialized in media, technology and entertainment, since March 2007. Previously, Mr. Wolf served as President and Chief Operating Officer of MTV Networks, Inc., a television and interactive media company, from October 2005 until February 2007. He joined MTV Networks from McKinsey & Co., a global management consulting firm, where he was a

Senior Director and Global Leader of the firm’s Media, Entertainment and Information Practice from 2001 to 2005. He currently also serves as a director of Entercom Communications Corporation. Mr. Wolf holds a Bachelor’s degree from Columbia University. Mr. Wolf was selected as a director nominee pursuant to the terms of the Settlement Agreement. Mr. Wolf has significant experience in the media entertainment industry, including advising media, entertainment and technology companies.

Corporate Governance

Corporate Governance Guidelines

The Board, on the recommendation of the Nominating/Governance Committee, has adopted the Company’s Guidelines to assist the Board in the discharge of its duties and to serve the interests of the Company and its shareholders. The Company’s Guidelines can be found on our corporate website at www.yahoo.com. The Company’s Guidelines may be found as follows: From our main web page, first click on “Company Info” at the bottom of the page, then on “Corporate Governance” under the “Investor Relations” heading and then on “Corporate Governance Guidelines” under the “Document” heading.

Director Independence

The Company’s Guidelines provide that the Board shall be comprised of a majority of directors who, in the business judgment of the Board, qualify as Independent Directors.

Each director’s relationships with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) that have been identified were reviewed, and only those directors (i) who in the opinion of the Board have no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and (ii) who otherwise meet the requirements of the NASDAQ listing standards are considered Independent Directors.

The Board has affirmatively determined that all of its current directors are Independent Directors, that each of the members of the Nominating/Governance Committee, the Compensation and Leadership Development Committee (the “Compensation Committee”) and the Audit and Finance Committee (the “Audit Committee”) is an Independent Director and that each member of the Audit Committee meets the independence standards required for audit committee members under applicable SEC rules, the NASDAQ listing standards and the Company’s Guidelines. The Board also previously affirmatively determined that Eric Hippeau, who resigned from our Board effective April 1, 2011, and Roy J. Bostock, Patti S. Hart, Vyomesh Joshi, Arthur H. Kern and Gary L. Wilson, who each resigned from our Board effective May 13, 2012, were Independent Directors and met the independence standards required under applicable SEC rules, the NASDAQ listing standards and the Company’s Guidelines for membership on the Nominating/Governance Committee (in the case of Messrs. Bostock, Hippeau and Kern and Ms. Hart), the Compensation Committee (in the case of Messrs. Kern and G. Wilson) and the Audit Committee (in the case of Messrs. Joshi and G. Wilson and Ms. Hart).

Our Independent Directors are:

•	Alfred J. Amoroso
•	John D. Hayes
•	Susan M. James
•	David W. Kenny
•	Peter Liguori
•	Daniel S. Loeb
•	Thomas J. McInerney
•	Brad D. Smith
•	Maynard G. Webb, Jr.
•	Harry J. Wilson
•	Michael J. Wolf

The Board considered each of the transactions described below in making its affirmative determination that each non-employee director is independent pursuant to the NASDAQ listing standards, the Company’s Guidelines, and the additional standards established by NASDAQ and the SEC for members of the Audit Committee. In each case, the Board affirmatively determined that, because of the nature of the director’s relationship with the entity and/or the amount involved, the relationship did not, or would not, interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities as a director.

The Board’s independence determinations included reviewing the following transactions and relationships between Yahoo! and other parties, none of which transactions exceeded 1 percent of either party’s annual gross revenues during fiscal 2011:

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Transactions in the ordinary course of business with companies, or their applicable subsidiaries, for which the following directors or former directors served as an executive officer or employee: Messrs. Amoroso, Hayes, Hippeau, Kenny, Smith and Webb.

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Relationships and transactions in the ordinary course of business involving aggregate payments greater than or equal to $10,000 with companies, or their applicable subsidiaries, for which the following directors or former directors served as a non-employee director: Messrs. Bostock, Hippeau, McInerney, Webb and G. Wilson.

•	A discretionary charitable contribution of advertising valued not in excess of $15,000 by the Company to a non-profit entity with which Mr. Bostock is affiliated.

•	A matching payment of $1,000 to a non-profit entity with which Ms. James is affiliated, which was made under the Company-sponsored charitable award program open to all U.S. employees and directors.

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A former relationship between WIN, a venture capital firm owned by Mr. Webb, and Scott Thompson, our former Chief Executive Officer and director. Mr. Thompson was part of WIN’s affiliate network and on the board of directors of Zuora Inc., one of WIN’s portfolio companies. The WIN affiliate network is comprised of approximately 75 technology executives. Members of the WIN affiliate network are given the opportunity to consult with, advise and/or invest in WIN’s portfolio companies.

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The Company’s relationship with and investment in a venture capital fund managed by SOFTBANK Capital for which Mr. Hippeau serves as a Special Partner. Pursuant to a 1999 partnership agreement, the Company invested on the same terms and on the same basis as all other limited partners.

Meetings and Committees of the Board

During fiscal 2011, the Board held 16 meetings. During fiscal 2011, each incumbent director attended at least 75 percent of the aggregate of the total number of meetings of the Board held during the period in which he or she was a director and the total number of meetings held by all of the committees of the Board on which he or she served during the period in which he or she served on the committee. Independent Directors of our Board meet in regularly scheduled sessions without management. Mr. Amoroso, who was appointed as the Company’s independent, non-executive Chairman of the Board effective May 13, 2012, chairs the executive sessions of the Board. The Board has a standing Audit Committee, Compensation Committee, Nominating/Governance Committee and Transactions and Strategic Planning Committee (the “Transactions Committee”). The Board also forms special committees and subcommittees from time to time, such as an executive search committee, which was formed in 2011 to lead the search for a new chief executive officer (the “Search Committee”).

Audit and Finance Committee. The Company has a separately-designated Audit Committee established in accordance with Section 3(a)(58)(A) and Section 10A(m) of the Exchange Act. The Audit Committee consists of four of the Company’s Independent Directors: Ms. James (Chair) and Messrs. McInerney, Smith and Webb. Ms. Hart and Messrs. Joshi and G. Wilson served as members of the Audit Committee prior to their resignation from the Board in May 2012. Messrs. McInerney, Smith and Webb joined the Audit Committee in May 2012. The Audit Committee met 8 times during fiscal 2011. The Audit Committee (i) is responsible for the appointment, retention and termination of the Company’s independent registered public accounting firm, (ii) monitors the effectiveness of the audit effort, the Company’s financial and accounting organization and its system of internal controls and disclosure controls, and (iii) oversees certain financial activities of the Company, including management’s financial risk assessment and financial risk management policies. Each member of the Audit Committee is independent within the meaning of applicable SEC rules, the NASDAQ listing standards and the Company’s Guidelines. The Board has determined that each of Ms. James and Mr. McInerney qualifies as an audit committee financial expert within the meaning of SEC rules and is an Independent Director.

The Audit Committee is governed by a charter, which was amended on April 14, 2011. A copy of the current amended charter is available on our corporate website at www.yahoo.com. The charter may be found as follows: From our main web page, first click on “Company Info” at the bottom of the page, then on “Corporate Governance” under the “Investor Relations” heading and then on “Audit and Finance Committee” under the “Committee Charters” heading.

Compensation and Leadership Development Committee. The Compensation Committee consists of four of the Company’s non-employee directors: Messrs. Webb (Chair), Liguori and H. Wilson and Ms. James. Each of the members of the Compensation Committee is an Independent Director and an “outside director” under Section 162(m) of the U.S. Internal Revenue Code (“Section 162(m)”). Mr. G. Wilson also served as a member of the Compensation Committee until June 2011 and Mr. Kern served as a member of the Compensation Committee prior to his resignation from the Board in May 2012. Mr. Smith also served as a member of the Compensation Committee until May 2012 when Messrs. Liguori, Webb and H. Wilson were appointed to the Compensation Committee. The Compensation Committee held 11 meetings during fiscal 2011.

The Compensation Committee is governed by a charter, the current version of which is available on our corporate website at www.yahoo.com. The charter may be found as follows: From our main web page, first click on “Company Info” at the bottom of the page, then on “Corporate Governance” under the “Investor Relations” heading and then on “Compensation and Leadership Development Committee” under the “Committee Charters” heading.

Pursuant to its charter, the Compensation Committee’s responsibilities include the following:

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reviewing the Company’s executive compensation programs in light of the Company’s goals and objectives for these programs and approving or recommending to the Board any changes in these programs as the Compensation Committee deems appropriate;

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reviewing the Company’s equity compensation and other employee benefit plans in light of the Company’s goals and objectives for these plans and approving or recommending to the Board any changes to these plans as the Compensation Committee deems appropriate;

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evaluating annually the performance of the Company’s Chief Executive Officer in coordination with the Nominating/Governance Committee and setting his or her compensation level based on this evaluation;

•	evaluating annually the performance of the executive officers, other than the Chief Executive Officer, and setting their compensation level based on this evaluation;

•	reviewing and approving any employment, severance or termination arrangements to be made with any current or former executive officer of the Company;

•	establishing the criteria for granting options and other equity-based awards to the Company’s officers and other employees and approving the terms of such awards;

•	establishing stock ownership guidelines applicable to the Company’s executive officers and outside directors and monitoring compliance with such guidelines;

•	reviewing and making recommendations to the Board with respect to shareholder proposals and advisory votes related to executive compensation matters; and

•	periodically reviewing the Company’s organizational development activities in order to retain and attract top leadership talent.

The Compensation Committee is also responsible for reviewing and discussing with management the Company’s Compensation Discussion and Analysis and, based on such discussion, making a recommendation to the Board on whether the Compensation Discussion and Analysis should be included in the Company’s proxy statement and/or Annual Report on Form 10-K. The Compensation Committee prepares the Compensation Committee Report for inclusion in the Company’s proxy statement and/or Annual Report on Form 10-K.

The Compensation Committee also reviews and makes recommendations regarding the compensation paid to the Company’s non-employee directors. However, the full Board determines the compensation for the Company’s non-employee directors.

The Compensation Committee may form subcommittees of at least two members and delegate to its subcommittees such power and authority as it deems appropriate, except that the Compensation Committee may not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole. The Compensation Committee has not delegated and has no current intention to delegate any of its authority with respect to determining executive officer compensation to any subcommittee. The Compensation Committee confers with the Board in determining the compensation for the Chief Executive Officer. In determining compensation for executive officers other than the Chief Executive Officer, the Compensation Committee considers, among other things, the recommendations of the Chief Executive Officer. However, the Compensation Committee is solely responsible for making the final decisions on compensation for the individuals listed in the Summary Compensation Table in this proxy statement (the “Named Executive Officers”).

Pursuant to its charter, the Compensation Committee is authorized to retain and terminate such independent counsel, compensation and benefits consultants, and other outside experts or advisers as it believes to be necessary or appropriate to carry out its duties. In accordance with the charter of the Compensation Committee, a compensation consultant engaged to advise the Compensation Committee with respect to executive and director compensation is not permitted to engage in work for the Company that is unrelated to executive and director compensation. The Compensation Committee retained Frederic W. Cook & Co., Inc. as independent compensation consultants for 2011. During 2011, the independent compensation consultants advised the Compensation Committee on trends in executive and director compensation, determination of pay programs, assessment of competitive pay levels and mix (e.g., proportion of fixed pay to incentive pay and proportion of annual cash pay to long-term incentive pay), risk management in the Company’s executive compensation program and setting compensation levels for the Company’s executive officers and members of the Board.

Compensation Committee Interlocks and Insider Participation. Messrs. Kern (Chair), G. Wilson and Smith and Ms. James are the persons who served on the Compensation Committee during the 2011 fiscal year. No person who served as a member of the Compensation Committee during the 2011 fiscal year was an officer or employee of the Company during the 2011 fiscal year. No person who served as a member of the Compensation Committee during the 2011 fiscal year was formerly an officer of the Company. No person who served as a member of the Compensation Committee during the 2011 fiscal year had a direct or indirect material interest in any transaction since the beginning of the 2011 fiscal year or any currently proposed transaction in which the Company was or is to be a participant and the amount involved exceeded or exceeds $120,000.

Nominating and Corporate Governance Committee. The members of the Nominating/Governance Committee are Messrs. Kenny (Chair), Hayes, McInerney and Wolf, and each is an Independent Director. Mr. Hippeau served as a member of the Nominating/Governance Committee until January 2011, Mr. Bostock served as a member of the Nominating/Governance Committee until April 2011 when Mr. Kenny joined the committee and Ms. Hart and Mr. Kern served as Chair and as a member, respectively, of the Nominating/Governance Committee prior to their resignation from the Board in May 2012. Messrs. Hayes, McInerney and Wolf were appointed to the committee in May 2012. The Nominating/Governance Committee met 7 times during fiscal 2011.

The Nominating/Governance Committee is governed by a charter, the current version of which is available on our corporate website at www.yahoo.com. The charter may be found as follows: From our main web page, first click on “Company Info” at the bottom of the page, then on “Corporate Governance” under the “Investor Relations” heading and then on “Nominating and Corporate Governance Committee” under “Committee Charters” heading.

Under its charter, the functions of the Nominating/Governance Committee include (i) identifying and recommending to the Board individuals qualified to serve as directors of the Company and on the committees of the Board; (ii) advising the Board with respect to matters of board composition, procedures and committees; (iii) assessing the appropriateness of a director nominee who does not receive a “majority of votes cast” in an uncontested election of directors to continue to serve as a director and recommending to the Board the action to be taken with respect to any letter of resignation submitted by such director; (iv) developing and recommending to the Board a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally; (v) overseeing the annual evaluation of the Board and its committees; (vi) overseeing in coordination with the Compensation Committee the annual performance evaluation process for the Chief Executive Officer; and (vii) assisting the Board in reviewing the succession plan for the Chief Executive Officer.

The Nominating/Governance Committee will consider director candidates recommended by shareholders. In evaluating candidates submitted by shareholders, the Nominating/Governance Committee will consider (in addition to the criteria applicable to all director candidates described below) the needs of the Board and the qualifications of the candidate, and may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Nominating/Governance Committee, a shareholder must submit the recommendation in writing and must include the following information:

•	The name of the shareholder and evidence of the shareholder’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

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The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the candidate’s consent to be named as a director if selected by the Nominating/Governance Committee and nominated by the Board.

The Nominating/Governance Committee may require additional information as it deems reasonably required to determine the eligibility of the director candidate to serve as a member of the Board.

The shareholder recommendation and information described above must be sent to the Corporate Secretary at Yahoo! Inc., 701 First Avenue, Sunnyvale, California 94089. For a candidate to be considered for nomination by the Nominating/Governance Committee at an annual meeting, a shareholder recommendation must be received not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of shareholders.

The Nominating/Governance Committee believes that the minimum qualifications for service as a director of the Company are that a nominee possesses (i) an ability, as demonstrated by recognized success in his or her field, to make meaningful contributions to the Board’s oversight of the business and affairs of the Company, and (ii) an impeccable reputation of integrity and competence in his or her personal and professional activities. Pursuant to its charter, the Nominating/Governance Committee’s evaluation of potential candidates is consistent with the Board’s criteria for selecting new directors. Such criteria include an understanding of the Company’s business environment and the possession of such knowledge, skills, expertise, integrity and diversity as may enhance the Board’s ability to manage and direct the affairs and business of the Company and, where applicable, improve the ability of Board committees to fulfill their duties. The Nominating/Governance Committee also takes into account, as applicable, the satisfaction of any independence requirements imposed by any applicable laws, regulations or rules and the Company’s Guidelines.

While the Nominating/Governance Committee does not have formal objective criteria for determining the diversity desired or represented on the Board, the committee considers and assesses the diversity (which may include, among other things, an assessment of gender, age, race, national origin, education, professional experience and differences in viewpoints and skills) of potential candidates and the current Board members when evaluating the Board’s composition and recommending candidates for nomination.

The Nominating/Governance Committee may receive suggestions of candidates from current Board members, the Company’s executive officers or other sources, which may be either unsolicited or in response to requests from the Nominating/Governance Committee. The Nominating/Governance Committee may also, from time to time, engage firms that specialize in identifying director candidates. As described above, the Nominating/Governance Committee will also consider candidates recommended by shareholders.

After a person has been identified by the Nominating/Governance Committee as a potential candidate, the Nominating/Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating/Governance Committee determines that the candidate warrants further consideration, the Chair or another member of the Nominating/Governance Committee may contact the candidate. Generally, if the candidate expresses a willingness to be considered and to serve on the Board, the Nominating/Governance Committee may request information from the candidate, review his or her accomplishments and qualifications and conduct one or more interviews with the candidate and members of the committee or other Board members. The Nominating/Governance Committee may consider all this information in light of information regarding any other candidates that the Nominating/Governance Committee evaluates for membership on the Board. In certain instances, Nominating/Governance Committee members or other Board members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have first-hand knowledge of the candidate’s accomplishments. The Nominating/Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, in the case of such a candidate the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Transactions and Strategic Planning Committee. The Transactions Committee is composed of five of the Company’s non-employee directors, Messrs. Smith (Chair), Hayes, Kenny, Liguori and Loeb, and each is an Independent Director. Mr. Kenny joined the Transactions Committee in April 2011 following the resignation of Mr. Hippeau from the Board effective April 2011, and he served as Chair of the committee until September 2011 when Mr. Smith became Chair of the committee. Mr. Amoroso served on the Transactions Committee from February 2012 to May 2012 when Messrs. Hayes, Liguori and Loeb joined the Transactions Committee. Mr. Joshi served as a member of the committee throughout 2011 and until his resignation in May 2012 and Mr. G. Wilson served as a member of the committee from June 2011 until his resignation in May 2012. The Transactions Committee met 13 times during fiscal 2011.

The Transactions Committee is governed by a charter, the current version of which is available on our corporate website at www.yahoo.com. The charter may be found as follows: From our main web page, first click on “Company Info” at the bottom of the page, then on “Corporate Governance” under the “Investor Relations” heading and then on “Transactions and Strategic Planning Committee” under the “Committee Charters” heading.

Under its charter, the functions of the Transactions Committee include reviewing and approving (or recommending that the Board approve) potential acquisitions, divestitures, investments, joint ventures and strategic alliances and leases or licenses of assets or property. The Transactions Committee also oversees the Company’s strategic business plan and implementation.

Board Leadership Structure

Our Board is led by an Independent Director serving as non-executive Chairman, Mr. Amoroso. Our Board has determined that having an Independent Director serve as the non-executive Chairman of the Board is in the best interests of shareholders at this time and allows the Chairman to focus on the effectiveness and independence of the Board while the Chief Executive Officer focuses on executing the Company’s strategy and managing the Company’s operations and performance.

The Board’s Role in Risk Oversight

Our Board serves an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Company’s officers are responsible for the Company’s day-to-day risk management activities. The Company, through its internal auditors, has established an enterprise risk framework for identifying, aggregating, quantifying and evaluating risk across the enterprise. The risk framework is integrated with the Company’s annual planning, audit scoping and control evaluation management by our internal auditors. The review of financial risk management is a dedicated periodic agenda item for the Audit Committee, whose responsibilities include periodically reviewing management’s financial risk assessment and financial risk management policies, the Company’s major financial risk exposures, and the steps management has taken to monitor and control such exposures. Our other Board committees also consider and address risk as they perform their committee responsibilities. For example, the Compensation Committee discusses and reviews compensation arrangements for the Company’s executive officers to avoid incentives that would promote excessive risk-taking that is reasonably likely to have a material adverse effect on the Company, the Transactions Committee considers risks associated with the Company’s strategic business plans, including potential transactions over certain dollar thresholds, and the Nominating/Governance Committee oversees risks associated with operations of the Board and its governance structure. Further, at each Board meeting, the General Counsel reports on litigation, regulatory, public policy and other legal risks that may affect the Company. The full Board monitors risks through regular reports from each of the committee chairs and the General Counsel, and is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters. We believe the division of risk management responsibilities described above is an effective approach for evaluating and addressing the risks facing the Company and that our Board leadership structure supports this approach because it allows our Independent Directors, through the independent committees and non-executive Chairman, to exercise effective oversight of the actions of management.

With respect to the Company’s compensation arrangements, the Company has reviewed its compensation policies and practices and concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In particular, the Compensation Committee, with input from its independent compensation consultant, Frederic W. Cook & Co., Inc., assessed the compensation arrangements for the Company’s executive officers and concluded that they do not encourage unnecessary or excessive risk-taking. The Compensation Committee believes that the design of the Company’s annual cash and long-term equity incentives for its executives provides an effective and appropriate mix of incentives to focus executives on long-term shareholder value creation and does not encourage taking short-term risks at the expense of long-term results. While the Company’s performance-based cash bonuses for executives are based on the achievement of annual target goals, the amount of such bonuses are based on a percentage of salary and are capped under the bonus plans, and the bonus programs represent a small percentage of executives’ overall total compensation opportunities. The Compensation Committee and the Company further have discretion under the bonus plans to reduce bonus payments based on individual performance. In addition, a significant portion of each executive’s compensation is in the form of long-term incentive equity awards. Long-term incentive awards are generally made on an annual basis and are subject to a multi-year vesting schedule which helps ensure that award recipients always have significant value tied to long-term stock price performance.

The Company recognizes that hedging against losses in Company shares may disturb the alignment between shareholders and executives that the Company’s stock ownership policy (as described below in the section titled “Compensation Discussion and Analysis”) and equity awards are intended to build. Accordingly, the Company has incorporated prohibitions on various hedging activities within its insider trading policy, which applies to directors, officers and employees. The policy prohibits all short sales of Company stock and any trading in derivatives (such as put and call options or forward transactions) that relate to Company securities. The insider trading policy also prohibits pledging Company stock as collateral for a loan, purchasing Company stock on margin, and holding Company stock in a margin account. In exceptional circumstances, the Board may grant an exception to these latter prohibitions.

Code of Ethics

The Board has adopted a code of ethics, which is posted on the Company’s website at www.yahoo.com. The code of ethics may be found as follows: From our main web page, first click on “Company Info” at the bottom of the page, then on “Corporate Governance” under the “Investor Relations” heading and then click on “Yahoo! Code of Ethics” under the “Document” heading.

The Company’s code of ethics applies to the Company’s directors and employees, including our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Global Controller, and to contractors of the Company. The code of ethics sets forth the fundamental principles and key policies and procedures that govern the conduct of the Company’s business. The Company’s employees receive training on the code of ethics. We intend to disclose any amendment to, or waiver from, certain provisions of the code of ethics for our directors and executive officers, including our Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer or Global Controller or persons performing similar functions, by posting such information on our website, at the address and location specified above.

Succession Planning

Management Succession. The Board of Directors considers succession planning and senior management development to be one of its most important responsibilities. In accordance with the Company’s Guidelines, the Board is responsible for reviewing the Company’s succession planning and senior management development on an annual basis, considering, among other factors the Board deems appropriate, the Company’s strategic direction, organizational and operational needs, competitive challenges, leadership/management potential and development, and emergency situations. To assist the Board with its review, the Chief Executive Officer shall provide the Nominating/Governance Committee with a performance assessment of senior management and their succession potential to the position of Chief Executive Officer, including in the event of an unexpected emergency, along with a review of any development plans recommended for such individuals. Members of management with high potential to succeed in the Company are provided with additional responsibilities to expose them to diverse areas within the Company, with the goal of developing well-rounded and experienced senior leaders. These individuals may also be positioned to interact more frequently with the Board so that the directors can become familiar with these executives. The Board and the Chief Executive Officer also have the authority to consider persons outside of the Company and to engage third party consultants or search firms to assist in the succession planning process. In addition, the Compensation Committee is responsible for periodically reviewing the Company’s organizational development activities in order to retain and attract top leadership talent. The Nominating/Governance Committee and Compensation Committee will report the summary results of these assessments to the Board on an annual basis or more frequently if warranted.

Director Succession. In accordance with the Company’s Guidelines, succession planning for directors is the responsibility of the full Board, with the assistance of the Nominating/Governance Committee. As described above under “—Nominating and Corporate Governance Committee,” the Nominating/Governance Committee regularly reviews the composition of the Board and assesses the balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole. The Board also discusses the results of the Board’s annual self-evaluation to determine what action, if any, would improve the Board and committee performance. When it is determined that a new director should be added to the Board or that a successor to a current director is necessary or desirable, the Nominating/Governance Committee considers the appropriate mix of experience, skills and attributes required of an individual director that will complement and enhance the effectiveness of the Board as a whole. Based on these skills and attributes, the Nominating/Governance Committee identifies and recommends to the Board individuals qualified to serve as directors of the Company. The Board as a whole then evaluates and selects director nominees for election to the Board at the annual meetings of shareholders and for filling vacancies or new directorships on the Board that may occur between annual meetings. The Nominating/Governance Committee may periodically engage a third party search firm to assist the Nominating/Governance Committee and the Board in identifying potential director candidates for appointment to the Board in the event of both planned and unplanned vacancies on the Board. The Board also periodically considers appropriate successors to the position of Chairman of the Board based on the ideal skills, experiences and characteristics that the Board deems to be in the best interest of the shareholders at that time. See the section titled “—Board Leadership Structure” above.

Communications with Directors

The Board has established a process to receive communications from shareholders. Shareholders and other interested parties may contact any member (or all members) of the Board, or the non-management directors as a group, any Board committee or any chair of any such committee by mail or electronically. To communicate with the Board or any member, group or committee thereof, correspondence should be addressed to the Board or any member, group or committee thereof by name or title. All such correspondence should be sent “c/o Corporate Secretary” at 701 First Avenue, Sunnyvale, California 94089 or electronically to CorporateSecretary@yahoo-inc.com.

All communications received as set forth in the preceding paragraph will be opened and reviewed by the Corporate Secretary or his or her designees for the sole purpose of determining whether the contents represent a message to our directors. The Corporate Secretary or his or her designee will forward copies of all correspondence that, in the opinion of the Corporate Secretary or his or her designee, deals with the functions of the Board or its committees or that he or she otherwise determines requires the attention of any member, group or committee of the Board.

Policy for Attending Annual Meeting of Shareholders

It is the Company’s policy that directors are invited and encouraged to attend the annual meeting of shareholders. Nine of the ten directors elected to the Board at the 2011 annual meeting of shareholders were in attendance at that meeting.

Director Compensation

Each non-employee director receives an annual retainer fee of $80,000 and an additional fee of $2,000 for in-person attendance at any meeting of the Board in excess of six meetings in a calendar year. The non-executive Chairman of the Board receives an annual fee of $200,000, the chair of the Audit Committee receives an annual fee of $35,000, each member of the Audit Committee (other than the chair) receives an annual fee of $10,000, the Chair of the Transactions Committee receives an annual fee of $35,000, each member of the Transactions Committee (other than the chair) receives an annual fee of $10,000 and the chair of each of the Compensation and Nominating/Governance Committees receives an annual fee of $15,000. In 2011, the chair of the Search Committee also received an annual fee of $15,000. In addition, non-employee directors may participate in the Company’s matching gifts program which provides up to $1,000 in matching contributions per calendar year to eligible non-profit organizations. The Company also reimburses its non-employee directors for their out-of-pocket expenses incurred in connection with attendance at Board, committee and shareholder meetings, and other business of the Company.

The Directors’ Plan provides that each non-employee director of the Company serving on the Board immediately following an annual meeting of the Company’s shareholders will receive a grant of restricted stock units equal to a number to be determined by dividing $220,000 by the closing price of the Company’s common stock on the date of grant. New directors appointed or elected to the Board (other than in connection with an annual meeting) will receive an initial grant of restricted stock units upon their appointment or election, with the number of units subject to the grant to be determined as described above and pro-rated based on the portion of the year that has passed since the last annual meeting. The restricted stock units vest on a quarterly basis, with the final installment of annual grants vesting on the first to occur of the first anniversary of the date of grant of the award or the day before the annual meeting of shareholders for the calendar year following the year in which the award is granted. The vesting schedule for a prorated grant to a new director will coincide with the remaining vesting schedule applicable to the most recent round of the Company’s annual grants to non-employee directors. The restricted stock units will generally be paid in an equivalent number of shares of common stock on the earlier of the date the non-employee director’s service terminates and the last quarterly vesting date of the award, subject to any election by the non-employee director to defer the payment date. Subject to the aggregate share limit set forth in the Directors’ Plan, the Board may from time to time prospectively change the relative mixture of stock options and restricted stock units for the initial and annual award grants to non-employee directors and the methodology for determining the number of shares of the Company’s common stock subject to these grants without shareholder approval.

The Directors’ Plan provides certain benefits that are triggered by certain corporate transactions or death or total disability. In the event of the dissolution or liquidation of the Company, consummation of a sale of all or substantially all of the assets of the Company, or consummation of the merger or consolidation of the Company with or into another corporation in which the Company is not the surviving corporation or any other capital reorganization in which more than 50 percent of the shares of the Company entitled to vote are exchanged (a “Corporate Transaction”), options and restricted stock units granted under the Directors’ Plan will become fully vested, and the Company will provide each director optionee either a reasonable time within which to exercise the option or a substitute option with comparable terms as to an equivalent number of shares of stock of the corporation succeeding the Company or acquiring its business by reason of such Corporate Transaction. Outstanding restricted stock units will generally be paid in an equivalent number of shares of common stock immediately prior to the effectiveness of such Corporate Transaction. In the event of the director’s death or total disability, options and restricted stock units granted under the Directors’ Plan will become fully vested and, in the case of restricted stock units, immediately payable.

Under the Directors’ Plan, a non-employee director may elect to have his or her fees that would otherwise be paid in cash converted into an award of either stock options or restricted stock units granted under the Directors’ Plan. If the director elects a stock option, the option would cover a number of shares of the Company’s common stock determined by multiplying his or her fee by three and dividing the product by the fair market value (i.e., closing price) of a share of the Company’s common stock on the grant date, which is generally the last day of the calendar quarter for which the applicable fees would have otherwise been paid. The exercise price of the stock option would be equal to the fair market value of a share of the Company’s common stock on the grant date. If the director elects a restricted stock unit award, he or she would be credited with a number of restricted stock units equal to the amount of his or her fee divided by the fair market value of a share of the Company’s common stock on the grant date, which is generally the last day of the calendar quarter for which the applicable fees would have otherwise been paid. Any stock option or restricted stock unit award granted upon conversion of such fees would be fully vested on the grant date.

Director Stock Ownership Guidelines

The Board has adopted stock ownership guidelines for the Company’s non-employee directors. Under these guidelines, each non-employee director should own shares of the Company’s common stock equal in value to $240,000 (three times the annual Board cash retainer). A non-employee director who does not satisfy the required Company stock ownership level must retain at least 50 percent of the net shares the director receives upon exercise or payment, as the case may be, of a Company equity award. For this purpose, the “net” shares received upon exercise or payment of an award are the total number of shares received, less the shares needed to pay any applicable exercise price of the award. Vested but unpaid restricted stock units count toward satisfaction of this threshold, but not outstanding vested or unvested options. Shares held in a trust established by the directors (and/or his or her spouse) for estate planning purposes count toward the guidelines if the trust is revocable by the director (and/or his or her spouse) or for the benefit of his or her family members.

Director Compensation Table—2011

A director who is also an employee of Yahoo! receives no additional compensation for serving on the Board or its committees. The following table presents fiscal year 2011 compensation information for Yahoo!’s directors who served during any part of the year (other than Carol Bartz, who appears in the Summary Compensation Table). Amounts shown under the headings “Stock Awards” and “Option Awards” present the aggregate grant date fair value of awards granted during fiscal year 2011 (as computed for financial accounting purposes) and do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by vesting in a restricted stock unit award or exercising a stock option).

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Roy J. Bostock(5)	282,000	219,987	0	N/A	N/A	0	501,987
Patti S. Hart(6)	0	330,703	0	N/A	N/A	0	330,703
Eric Hippeau(7)	0	23,736	0	N/A	N/A	0	23,736
Susan M. James(8)	117,000	219,987	0	N/A	N/A	1,000	337,987
Vyomesh Joshi(9)	0	312,451	0	N/A	N/A	0	312,451
David W. Kenny(10)	69,464	270,608	0	N/A	N/A	0	340,072
Arthur H. Kern(11)	0	219,987	95,275	N/A	N/A	0	315,262
Brad D. Smith	88,750	219,987	0	N/A	N/A	0	308,737
Gary L. Wilson(12)	0	314,451	0	N/A	N/A	0	314,451
Jerry Yang(13)	0	0	0	N/A	N/A	1	1

(1)	As required by SEC rules, amounts in the column “Stock Awards” present the aggregate grant date fair value of the awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification™ 718 Compensation—Stock Compensation (“FASB ASC 718”). These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by vesting in a restricted stock unit award). For information on the valuation assumptions used in these computations, refer to Note 11—“Employee Benefits” in the Notes to Consolidated Financial Statements included in our 2011 Form 10-K.

(2)	On June 23, 2011, each of the non-employee directors elected at the 2011 Annual Meeting of Shareholders (namely, Messrs. Bostock, Joshi, Kenny, Kern, Smith, and G. Wilson and Mses. Hart and James) was granted an award of 14,588 restricted stock units under the Directors’ Plan. Each of these awards had a grant date fair value of $219,987. (The grant date fair values presented in the notes to this table have been determined, as required by applicable SEC rules, based on generally accepted accounting principles and SEC rules.) The number of unvested restricted stock units held by each director listed in the table above at December 31, 2011 was as follows: Mr. Bostock (7,294), Ms. Hart (7,294), Mr. Hippeau (0), Ms. James (7,294), Mr. Joshi (7,294), Mr. Kenny (7,294), Mr. Kern (7,294), Mr. Smith (7,294), Mr. G. Wilson (7,294) and Mr. Yang (0). The Directors’ Plan provides that non-employee directors may elect to defer payment of restricted stock units in certain circumstances. The number of vested but unpaid restricted stock units held by each director listed in the table above at December 31, 2011 was as follows: Mr. Bostock (31,653), Ms. Hart (17,724), Mr. Hippeau (0), Ms. James (7,294), Mr. Joshi (25,660), Mr. Kenny (7,294), Mr. Kern (27,128), Mr. Smith (7,294), Mr. G. Wilson (39,278) and Mr. Yang (0).

(3)	As required by SEC rules, amounts shown in the column “Option Awards” present the aggregate grant date fair value of the awards computed in accordance with FASB ASC 718. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising a stock option). For information on the valuation assumptions used in these computations, refer to Note 11—“Employee Benefits” in the Notes to Consolidated Financial Statements included in our 2011 Form 10-K.

(4)	The number of outstanding options held by each director listed in the table above at December 31, 2011 was as follows: Mr. Bostock (283,860), Ms. Hart (0), Mr. Hippeau (65,064), Ms. James (0), Mr. Joshi (160,000), Mr. Kenny (0), Mr. Kern (407,839), Mr. Smith (0), Mr. G. Wilson (260,000) and Mr. Yang (0).

(5)	Mr. Bostock’s board service ended May 13, 2012.

(6)	Ms. Hart’s board service ended May 13, 2012. In lieu of cash, Ms. Hart elected to receive payment of her Board and committee fees for 2011 in the form of restricted stock units. Accordingly, Ms. Hart was granted an award of 1,573 restricted stock units on March 31, 2011, which had a grant date fair value of $26,238; an award of 1,745 restricted stock units on June 30, 2011, which had a grant date fair value of $26,245; an award of 1,993 restricted stock units on September 30, 2011, which had a grant date fair value of $26,248; and an award of 1,983 restricted stock units on December 31, 2011, which had a grant date fair value of $31,986.

(7)	Mr. Hippeau’s Board service ended April 1, 2011. In lieu of cash, Mr. Hippeau elected to receive payment of his Board and committee chair fees for 2011 in the form of restricted stock units. Accordingly, Mr. Hippeau was granted an award of 1,423 restricted stock units on March 31, 2011, which had a grant date fair value of $23,736.

(8)	The amount presented in the “All Other Compensation” column for Ms. James consists of a matching payment of $1,000 to a charity designated by Ms. James under the Company-sponsored charitable award program open to all U.S. employees and directors.

(9)	Mr. Joshi’s board service ended May 13, 2012. In lieu of cash, Mr. Joshi elected to receive payment of his Board and committee fees for 2011 in the form of restricted stock units. Accordingly, Mr. Joshi was granted an award of 1,348 restricted stock units on March 31, 2011, which had a grant date fair value of $22,485; an award of 1,496 restricted stock units on June 30, 2011, which had a grant date fair value of $22,500; an award of 1,708 restricted stock units on September 30, 2011, which had a grant date fair value of $22,494; and an award of 1,549 restricted stock units on December 31, 2011, which had a grant date fair value of $24,985.

(10)	Mr. Kenny’s Board service commenced April 1, 2011. In connection with his election to the Board, Mr. Kenny was granted 3,006 restricted stock units on April 1, 2011, which had a grant date fair value of $50,621.

(11)	Mr. Kern’s board service ended May 13, 2012. In lieu of cash, Mr. Kern elected to receive payment of his Board and committee chair fees for 2011 in the form of options to purchase the Company’s common stock. Accordingly, Mr. Kern was granted an option to purchase 4,271 shares on March 31, 2011 with an exercise price of $16.68, which had a grant date fair value of $22,658; an option to purchase 4,737 shares on June 30, 2011 with an exercise price of $15.04, which had a grant date fair value of $22,066; an option to purchase 5,410 shares on September 30, 2011 with an exercise price of $13.17, which had a grant date fair value of $30,233; and an option to purchase 4,789 shares on December 31, 2011 with an exercise price of $16.13, which had a grant date fair value of $20,318.

(12)	Mr. G. Wilson’s board service ended May 13, 2012. In lieu of cash, Mr. G. Wilson elected to receive payment of his Board and committee fees for 2011 in the form of restricted stock units. Accordingly, Mr. G. Wilson was granted an award of 1,348 restricted stock units on March 31, 2011, which had a grant date fair value of $22,485; an award of 1,496 restricted stock units on June 30, 2011, which had a grant date fair value of $22,500; an award of 1,708 restricted stock units on September 30, 2011, which had a grant date fair value of $22,494; and an award of 1,673 restricted stock units on December 31, 2011, which had a grant date fair value of $26,985.

(13)	Mr. Yang served as Chief Yahoo and a Board member until January 17, 2012. Mr. Yang received an annual base salary of $1 as an employee of the Company in 2011. Mr. Yang did not receive any cash or equity compensation for his service on the Board in 2011, and he did not participate in Yahoo!’s executive bonus plan (the Executive Incentive Plan) or receive other compensation for his service as an employee of the Company in 2011.

Required Vote

Each of the directors will be elected by a majority of votes cast, meaning that the number of shares voted “FOR” a director must exceed the number of shares voted “AGAINST” that director. This required vote is discussed further above under the section titled “Proposal No. 1 Election of Directors—Voting Standard.”

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE UNLESS YOU SPECIFY OTHERWISE IN THE PROXY.

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company is providing its shareholders with the opportunity to cast a non-binding, advisory vote to approve the compensation of the Named Executive Officers as disclosed in this proxy statement (including in the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis).

As described more fully in the “Compensation Discussion and Analysis” beginning on page 49 of this proxy statement, the Company’s executive compensation program is guided by the following philosophy, principles and business objectives:

•	Our people strategy is to attract and retain top talent in an extremely competitive marketplace.

•	We seek to provide competitive and responsible performance-oriented compensation to align with shareholder interests.

•	We target our resources toward key talent segments and individuals who have the ability to impact the near and long-term performance of the Company.

•

We believe in providing equity compensation to align employee and shareholder interests, and our long-term equity compensation programs are designed to focus rewards on those who have the greatest impact on long-term performance of the Company.

The Company’s executive compensation program includes a number of features intended to reflect best practices in the market and help ensure that the program reinforces shareholder interests. These features are described in more detail in the “Compensation Discussion and Analysis” and include the following:

•

Bonuses under the Company’s Executive Incentive Plan (“EIP”) are based on the Company’s achievement of financial performance goals. The aggregate bonus pool is capped based on Company performance factors, and the Compensation Committee retains full discretion to adjust bonus amounts if it determines the adjustment is warranted.

•

A substantial portion of executives’ compensation is awarded in the form of long-term incentive equity awards. In 2011, these awards consisted of stock options (which have value only if the Company’s stock price increases over the price at the time of grant) and restricted stock units (the value of which is also directly linked to the Company’s stock price). In addition, a substantial portion of the restricted stock units granted in 2011 to executives included, in addition to customary vesting requirements based on continued employment, additional vesting requirements based on the Company’s financial performance. There is no minimum vesting for these performance-based restricted stock units (i.e., all the performance-based units may be forfeited if minimum performance is not achieved), and the maximum number of stock units that may be earned based on performance is capped.

•

The Company’s performance-based vesting requirements are meaningful. The performance-based equity awards recently granted by the Company with respect to 2011 performance, as well as the 2011 EIP, paid out at less than “targeted” levels, and the 2009 restricted stock units granted with reference to total shareholder return for the three year performance period beginning in 2009 were forfeited with no payout, all as discussed in more detail on pages 55 and 59 of the “Compensation Discussion and Analysis.”

•

To enhance the alignment of employee and shareholder interests, all of the Company’s executive officers are subject to the Company’s stock ownership policy, which was revised in April 2012 to include a stock retention requirement.

•	The Company adopted a policy on the recoupment of compensation (a “clawback” policy) in April 2012.

•	The Compensation Committee retains and, in setting the Company’s executive compensation policies, regularly seeks the advice of an independent compensation consultant.

•

The Company’s mix of long-term equity awards, selection of performance criteria for its incentive programs and oversight of compensation programs, together with other programs including the Company’s stock ownership policy, are designed to mitigate risk by emphasizing a long-term focus on compensation and financial performance.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Board will request your advisory vote on the following resolution at the annual meeting:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

This vote is an advisory vote only and will not be binding on the Company, the Board or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

The Company’s current policy is to provide shareholders with an opportunity to approve the compensation of the Named Executive Officers each year at the annual meeting of shareholders. It is expected that the next such vote will occur at the 2013 annual meeting of shareholders.

Required Vote

Approval of this Proposal No. 2 requires the affirmative vote of the holders of a majority of the Company’s common stock present at the annual meeting in person or by proxy and entitled to vote on this proposal.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF EXECUTIVE COMPENSATION. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THIS PROPOSAL UNLESS YOU SPECIFY OTHERWISE IN THE PROXY.

PROPOSAL NO. 3

APPROVAL OF AMENDMENT TO THE 1995 STOCK PLAN

The Company is asking its shareholders to approve an amendment to the 1995 Stock Plan as described below. The amendment was adopted, subject to shareholder approval, by the Board of Directors on April 26, 2012.

As is customary in incentive plans of this nature, the 1995 Stock Plan provides that outstanding awards under the 1995 Stock Plan, as well as the exercise or purchase prices of awards and the plan’s share limits, as applicable, are subject to adjustment in the event of certain corporate transactions that affect the Company’s common stock, including recapitalizations, combinations, stock splits, stock dividends and other similar events. This adjustment provision is intended to preserve the levels of incentives and benefits intended under the awards when they were granted by taking into account the impact of these events on the value of the Company’s common stock. The 1995 Stock Plan currently provides for an adjustment in the event of a dividend of stock or other property but not in the event of an extraordinary cash dividend.

The proposed amendment would provide for an adjustment to be made in the event that the Company determines in the future to pay an extraordinary cash dividend to its shareholders. The Board of Directors approved the proposed amendment based on its belief that, in the event an extraordinary cash dividend were paid to shareholders, it would be appropriate to make equitable and proportionate adjustments to the equity awards of employees to take into account the effect that the dividend would have on the value of the Company’s common stock given that employees holding unvested or unexercised stock options or restricted stock units would not be entitled to receive such dividend with respect to their awards. Any such adjustment would be made to the extent necessary to preserve (but not increase) the level of incentives intended by the then-outstanding equity awards. This amendment is intended to provide the Company with the flexibility to determine to pay an extraordinary cash dividend to shareholders in the future without negatively impacting the outstanding equity awards of employees. The Board has made no determination as of this date as to whether any such dividend will ever be paid.

The Company believes this amendment will help the Company to continue to attract and retain employees in a competitive labor market, which is essential to the Company’s long-term growth and success.

The proposed amendment would not result in an increase to the aggregate number of shares available for grant under the 1995 Stock Plan, and the Company is not seeking an increase in the aggregate number of shares available for award grant purposes under the 1995 Stock Plan.

As of May 16, 2012, there were a total of 59,608,773 shares of the Company’s common stock subject to outstanding options and stock appreciation rights (with a weighted-average exercise price of $21.1843 per share and a weighted-average contractual term of 2.95 years) and a total of 35,596,472 shares subject to restricted stock units and other awards under all of the Company’s equity compensation plans (including awards assumed by the Company in connection with acquisitions). For purposes of this disclosure, the number of shares subject to outstanding awards is presented for performance-based awards based on the maximum number of shares that may be delivered pursuant to the award. As of May 16, 2012, a total of 96,960,725 shares were available for future award grants under the 1995 Stock Plan, and a total of 4,673,017 shares were available for future award grants under the Directors’ Plan.

Summary Description of the 1995 Stock Plan (as Proposed to be Amended)

The principal features of the 1995 Stock Plan, including the proposed amendment, are summarized below. The following summary of the 1995 Stock Plan does not purport to be complete and is subject to and qualified in its entirety by reference to the complete text of the amended and restated 1995 Stock Plan, which has been filed with the SEC as Annex A to this proxy statement. Any shareholder of the Company may obtain a copy of the amended and restated 1995 Stock Plan document by sending a written request to Yahoo!’s Corporate Secretary at the Company’s principal executive offices.

General

The maximum number of shares of the Company’s common stock that may be issued or transferred pursuant to awards granted under the existing 1995 Stock Plan is 754,000,000 shares. Shares issued in respect of any full-value award (which generally includes all awards other than options and stock appreciation rights) granted under the 1995 Stock Plan after June 25, 2009 will be counted against the plan’s aggregate share limit as 1.75 shares for every one share actually issued in connection with the award. For example, if 100 shares are issued with respect to a restricted stock award granted under the 1995 Stock Plan after June 25, 2009, then 175 shares will be counted against the plan’s aggregate share limit in connection with that award. Shares issued in respect of any full-value award granted under the 1995 Stock Plan on or before June 25, 2009 shall be counted against the plan’s aggregate share limit at the applicable ratio in effect under the plan on the date of grant of the award.

The maximum number of shares of common stock which may be subject to options and stock appreciation rights granted under the 1995 Stock Plan to any one individual during any calendar year is 15,000,000, subject to adjustment as provided in the 1995 Stock Plan.

To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 1995 Stock Plan. In connection with the exercise of a stock appreciation right or stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. (For purposes of clarity, if an option relates to 100,000 shares and is exercised in full at a time when the net number of shares due to the participant (after any netting of shares to cover the exercise price and/or tax withholding) is 15,000 shares, 100,000 shares shall be charged against the applicable share limits with respect to such exercise.) Shares that are reacquired or withheld by the Company to pay the exercise price of an award granted under the 1995 Stock Plan, as well as any shares reacquired or withheld to satisfy the tax withholding obligations related to any award, will not be available for subsequent awards under the plan. Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 1995 Stock Plan will again be available for subsequent awards under the 1995 Stock Plan as if such awards had never been granted.

The 1995 Stock Plan is not a tax-qualified deferred compensation plan under Section 401(a) of the U.S. Internal Revenue Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

On June 1, 2012, the per share closing price of the Company’s common stock was $14.92 as reported on the NASDAQ Global Select Market.

Purpose

The purposes of the 1995 Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants of the Company and to promote the success of the Company’s business.

Administration

The 1995 Stock Plan may be administered by the Board of Directors or by a committee of independent directors of the Board of Directors. The Board has delegated general administrative authority for the 1995 Stock Plan to the Compensation Committee, which is constituted to satisfy the applicable requirements of Rule 16b-3 of the Exchange Act and Section 162(m). A committee may delegate some or all of its authority with respect to the 1995 Stock Plan to another committee of directors, and certain limited authority to grant awards to employees other than executive officers may be delegated to one or more officers of the Company. (The appropriate acting body, be it the Board of Directors, a committee within its delegated authority, or an officer within his or her delegated authority is referred to in this proposal as the “Administrator.”) Members of the Board of Directors receive no additional compensation for their services in connection with the administration of the 1995 Stock Plan.

All questions of interpretation or application of the 1995 Stock Plan are determined by the Board of Directors or its appointed committee, and its decisions are final, conclusive and binding upon all participants.

Eligibility

The 1995 Stock Plan provides that awards may be granted to employees (including officers and employee directors) and consultants of the Company or any of its subsidiaries. The Administrator selects the participants who will receive awards under the 1995 Stock Plan and determines the types and terms of awards to be granted and the number of shares subject to these awards. In making these determinations, a number of factors are taken into account, including the duties and responsibilities of the participant, the value of the participant’s services to the Company, the participant’s present and potential contribution to the success of the Company, and other relevant factors. As of May 16, 2012, there were approximately 14,315 employees and consultants eligible to receive grants under the 1995 Stock Plan.

Term

The term of any award granted under the 1995 Stock Plan will not exceed seven years.

Options and Stock Appreciation Rights

Options granted under the 1995 Stock Plan may be either incentive stock options, within the meaning of Section 422 of the U.S. Internal Revenue Code, or nonqualified stock options, as designated in the terms of the applicable award agreement. Incentive stock options are subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 1995 Stock Plan. Incentive stock options may be granted only to employees of the Company or a subsidiary. A stock appreciation right will entitle the participant to receive an amount equal to the excess of the fair market value of a share on the date of exercise of the stock appreciation right over the grant price thereof. The Administrator will determine whether a stock appreciation right will be settled in cash, shares or a combination of cash and shares. The per-share exercise price of options and the per-share grant price of stock appreciation rights granted under the 1995 Stock Plan may not be less than the fair market value of the common stock, which generally is defined as the closing price of the common stock on NASDAQ Global Select Market on the date of grant.

Restricted Stock

Restricted stock awards granted under the 1995 Stock Plan are subject to those terms and conditions, including the duration of the period during which, and the conditions under which, the restricted stock may be forfeited to the Company, as may be determined by the Administrator in its sole discretion.

Restricted Stock Units

Restricted stock units granted under the 1995 Stock Plan are subject to those terms and conditions, including the duration of the period during which, and the conditions under which, the restricted stock units may be forfeited to the Company, as may be determined by the Administrator in its sole discretion. Restricted stock units that become vested are paid in cash, shares, other securities or other property, as determined in the sole discretion of the Administrator in accordance with the applicable award agreement.

Dividend Equivalents

Dividend equivalents entitle the award recipient to receive cash or shares of the Company’s common stock corresponding to the amount of dividends paid with respect to a specified number of shares. The Administrator may provide, at the date of grant or thereafter, that dividend equivalents will be paid or distributed when accrued; provided, that dividend equivalents (other than dividend equivalents not related to another award) will be subject to all conditions and restrictions of the underlying awards to which they relate (including, without limitation, any performance-based vesting requirements). Dividend equivalents may be awarded on a free-standing basis or, except as noted below, in connection with another award, and may be paid currently or on a deferred basis. Dividend equivalents may not be granted on options or stock appreciation rights.

Performance-Based Awards

The Administrator may grant awards that are intended to be performance-based awards within the meaning of Section 162(m) of the U.S. Internal Revenue Code (“Performance-Based Awards”). Performance-Based Awards are in addition to any of the other types of awards that may be granted under the 1995 Stock Plan (including options and stock appreciation rights which may also qualify as performance-based awards for Section 162(m) purposes). Performance-Based Awards may be in the form of restricted stock, restricted stock units, cash awards or other types of awards authorized under the plan.

The vesting or payment of Performance-Based Awards (other than options or stock appreciation rights) will depend on the absolute or relative performance of the Company on a consolidated, subsidiary, segment, division, or business unit basis. The Administrator will establish the criterion or criteria and target(s) on which performance will be measured. The Administrator must establish criteria and targets in advance of applicable deadlines under the U.S. Internal Revenue Code and while the attainment of the performance targets remains substantially uncertain. The criteria that the Administrator may use for this purpose will include one or more of the following: revenue, revenue excluding traffic acquisition costs, revenue growth (organic and acquisition related), revenue per search, EBITDA (earnings before interest, taxes, depreciation and amortization), gross profit, operating cash flow, operating income, net income, cash flow from operations, capital expenditures, free cash flow, earnings per share (basic and diluted), return on equity or on assets or on net investment, cost containment or reduction, costs as a percentage of revenues, market share (measured by the Company’s share of web search queries, user time spent online or unique visitors), stock price, total shareholder return, unique users, registered users, paying subscribers, paying users, paying relationships, page views, search queries, visits per user, user frequency, user retention, user time spent online, advertisement impressions sold, cost per advertisement impression, revenue per advertisement impression, or any combination thereof. The performance measurement period with respect to an award may range from three months to seven years. To the extent provided in the applicable award agreement, performance targets and/or performance measurements shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets.

Performance-Based Awards may be paid in stock or in cash. The maximum aggregate stock payment that may be made pursuant to Performance-Based Awards (other than options or stock appreciation rights) granted to any participant in any one calendar year is 2,000,000 shares of common stock (or cash of equivalent value at the time of payment). Performance-Based Awards payable only in cash and not related to shares of the Company’s common stock that are granted to any participant in any one calendar year will not provide for payment of more than $20,000,000. Before any Performance-Based Award (other than an option or stock appreciation right) is paid, the Administrator must certify that the performance target or targets have been satisfied. The Administrator has discretion to determine the performance target or targets and any other restrictions or other limitations of Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.

Adjustments Upon Changes in Capitalization, Dissolution, Liquidation or Sale

In the event of a dividend of stock or other property (other than cash) by the Company or if any other change, such as a stock split, is made in the Company’s capitalization that results in an increase or decrease in the number of outstanding shares of common stock without receipt of consideration, appropriate adjustment will be made, if applicable, in the exercise or grant price of each outstanding award, the number of shares subject to each award, the number of shares available for issuance under the 1995 Stock Plan and the other share limits under the plan.

If shareholders approve the proposed amendment, similar adjustments would be made in the event the Company pays an extraordinary cash dividend to its shareholders. As amended, the plan’s adjustment provision (Section 15(a) of the plan) would read in its entirety as follows:

(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, (i) the number and type of shares of Common Stock (or other securities) covered by each outstanding Award, (ii) the number and type of shares of Common Stock (or other securities) that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or that have been returned to the Plan upon cancellation or expiration of an Award or otherwise, (iii) the maximum number of shares of Common Stock for which Awards may be granted to any Employee under the Plan, (iv) the price per share of Common Stock covered by each such outstanding Award, and/or (v) the securities, cash or other property deliverable upon exercise or payment of any outstanding Awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding Awards, shall be equitably and proportionately adjusted for any dividend of stock or other property, or extraordinary cash dividend, by the Company, any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock (or other securities) subject to an Award.

No adjustment would be made for ordinary cash dividends, although certain dividend equivalent rights may be granted under the 1995 Stock Plan. Dividend equivalents, and the limits on dividend equivalents, are discussed above.

In the event of the proposed dissolution or liquidation of the Company, each award will terminate unless otherwise provided by the Administrator. Additionally, the Administrator may provide that awards granted under the 1995 Stock Plan will vest and become non-forfeitable, as to all or any part of such award, as of the date of such dissolution or liquidation. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each award under the 1995 Stock Plan will be assumed or an equivalent award will be substituted by the successor corporation or a parent or subsidiary of such successor corporation, unless the Administrator determines and in lieu of such assumption or substitution, that the award will vest and become non-forfeitable, as to all or any part of such award, as of the date of such transaction. If the Administrator makes an award exercisable or non-forfeitable in lieu of assumption or substitution in the event of a merger or sale of assets, it will notify the holder that such award will be exercisable for a period of thirty (30) days from the date of such notice, and thereafter will terminate.

No Repricing

In no case (except due to an adjustment to reflect a stock split or similar event or any repricing that might be approved by shareholders) will any adjustment be made to a stock option under the 1995 Stock Plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per-share exercise price of the option.

Transfer Restrictions

Subject to certain exceptions contained in the 1995 Stock Plan, awards under the 1995 Stock Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator may, however, permit certain transfers of awards to family members for estate or tax planning purposes, provided that such transfers comply with applicable federal and state securities laws and are not made for value.

No Limit on Other Authority

The 1995 Stock Plan does not limit the authority of the Board of Directors or any committee to grant awards or authorize any other compensation, with or without reference to the Company’s common stock, under any other plan or authority.

Amendment and Termination

The Administrator may amend or terminate the 1995 Stock Plan or any portion thereof at any time; provided that no such amendment or termination will be made without shareholder approval if such approval is necessary to comply with any tax, securities or regulatory law or requirement or any applicable stock exchange requirement with which the Administrator intends the 1995 Stock Plan to comply. In addition, shareholder approval will be required for any amendment that (i) materially increases the benefits accruing to participants under the 1995 Stock Plan, (ii) materially increases the number of securities that may be issued under the 1995 Stock Plan, (iii) materially modifies the requirements for participation in the 1995 Stock Plan, or (iv) is otherwise deemed a material amendment by the Administrator pursuant to applicable law or accounting or stock exchange rules. However, no action by the Administrator or shareholders may adversely affect the rights of any recipient of an award granted under the 1995 Stock Plan without the consent of the recipient. The 1995 Stock Plan is currently scheduled to terminate in April 2019, provided that any options or awards then outstanding under the 1995 Stock Plan will remain outstanding until they expire by their terms.

Federal Income Tax Aspects of the 1995 Stock Plan

The U.S. federal income tax consequences of the 1995 Stock Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

With respect to nonqualified stock options, the Company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the Company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the 1995 Stock Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 1995 Stock Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), the Company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Section 162(m) of the U.S. Internal Revenue Code may not be permitted to be deducted by the Company in certain circumstances.

Specific Benefits

As noted above, the Board has not made any determination as of this date whether a dividend within the scope of the proposed amendment to the 1995 Stock Plan will ever be paid. Accordingly, the Company cannot currently determine the effect (if any) that the proposed amendment would have on awards granted or to be granted under the 1995 Stock Plan.

Aggregate Past Grants Under the 1995 Stock Plan

As of May 16, 2012, awards covering 1,003,615,175 shares of the Company’s common stock had been granted under the 1995 Stock Plan. (This number of shares includes shares subject to awards that expired or terminated without having been exercised and paid and became available for new award grants under the 1995 Stock Plan.) The following table presents information as of May 16, 2012 regarding the distribution of those awards among the persons and groups identified below, as well as information regarding aggregate option exercises and restricted stock vesting events prior to that date and holdings of options and unvested restricted stock units as of that date. The Company’s non-employee directors are not eligible to receive award grants under the 1995 Stock Plan.

Person or Group	Stock Options(1)(2)						Restricted Stock Units(2)(3)
	Number of Shares Subject to Past Grants		Number of Shares Acquired on Exercise		Number of Shares Underlying Outstanding Options		Number of Shares Subject to Past Grants	Number of Shares/Units Vested	Number of Units Outstanding and Unvested
					Exercisable	Unexercisable
Named Executive Officers:
Timothy R. Morse.	1,272,160		0		369,310	902,850	876,040	36,639	620,233
Ross B. Levinsohn	1,343,160		0		233,487	1,109,673	806,400	69,203	508,117
Michael J. Callahan	2,365,390		368,750		1,237,328	575,312	890,960	310,766	328,012
Carol Bartz(4)	6,318,960		0		709,447	4,583,335	2,929,486	1,142,203	143,230
Blake J. Irving(4)	1,343,160		0		283,487	0	756,400	190,325	0

All current executive officers as a group (4 persons)	6,680,710		2,068,750		1,840,125	2,587,835	2,573,400	416,608	1,456,362
All former and current employees (excluding current executive officers), as a group	872,406,208		450,241,797		36,244,018	16,675,850	119,217,225	41,636,597	34,443,201
All current non-executive directors (including all director nominees), as a group (11 persons)	0		0		0	0	0	0	0
All former non-executive directors, as a group (15 persons)	2,737,632	(5)	2,737,632	(5)	0	0	0	0	0
Each other person who has received 5% or more of the options, warrants or rights under the 1995 Stock Plan	N/A		N/A		N/A	N/A	N/A	N/A	N/A

Total for all award recipients	881,824,550		455,048,179		38,084,143	19,263,685	121,790,625	42,053,205	35,899,563

(1)	Includes stock appreciation rights. As of May 16, 2012, no stock appreciation rights were outstanding.
(2)	For performance-based awards, the number of shares subject to past grants is presented based on the maximum number of shares originally subject to the grants, and the number of shares subject to outstanding awards is presented based on the maximum number of shares potentially issuable as of May 16, 2012 (after giving effect to the crediting of stock units based on the Company’s prior performance).
(3)	Includes restricted stock awards. As of May 16, 2012 no restricted stock awards were outstanding.
(4)	Ms. Bartz’s employment with the Company terminated on September 6, 2011, and Mr. Irving’s employment with the Company terminated on April 30, 2012.
(5)	Non-employee directors are not eligible to receive awards under the current 1995 Stock Plan. This number represents an option granted to Mr. Kern in 1996, which is no longer outstanding. Mr. Kern resigned from the Board in May 2012.

Equity Compensation Plans

For additional information on our equity compensation plans, please see the section titled “Equity Compensation Plan Information” below.

Required Vote; Interests of Directors and Executive Officers

The affirmative vote of the holders of a majority of the Company’s common stock present at the annual meeting in person or by proxy and entitled to vote on this proposal is required to approve the proposed amendment to the 1995 Stock Plan.

Employee directors and all of the Company’s executive officers are eligible for awards under the 1995 Stock Plan, and thus they have a personal interest in the approval of the proposed amendment to the 1995 Stock Plan.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE 1995 STOCK PLAN AS DESCRIBED ABOVE. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THIS PROPOSAL UNLESS YOU SPECIFY OTHERWISE IN THE PROXY.

PROPOSAL NO. 4

APPROVAL OF AMENDMENT TO THE 1996 DIRECTORS’ STOCK PLAN

The Company is asking its shareholders to approve an amendment to the Directors’ Plan as described below. The amendment was adopted, subject to shareholder approval, by the Board of Directors on April 26, 2012.

As is customary in incentive plans of this nature, the Directors’ Plan provides that outstanding awards under the Directors’ Plan, as well as the exercise or purchase prices of awards and the plan’s share limits, as applicable, are subject to adjustment in the event of certain corporate transactions that affect the Company’s common stock, including combinations, stock splits, stock dividends and other similar events. This adjustment provision is intended to preserve the levels of incentives and benefits intended under the awards when they were granted by taking into account the impact of these events on the value of the Company’s common stock. The Directors’ Plan currently provides for an adjustment in the event of a dividend of stock but not in the event of a dividend of other property, an extraordinary cash dividend, or in the event of a recapitalization.

The proposed amendment to the Directors’ Plan is similar to the amendment to the 1995 Stock Plan described in Proposal No. 3 above and would provide for an adjustment to be made in the event that the Company determines in the future to pay a dividend of property or an extraordinary cash dividend to its shareholders or to recapitalize. The Board of Directors approved the proposed amendment based on its belief that, in the event a dividend of property or an extraordinary cash dividend were paid to shareholders, it would be appropriate to make equitable and proportionate adjustments to the equity awards granted under the Directors’ Plan to take into account the effect that the dividend would have on the value of the Company’s common stock given that holders of unvested or unexercised stock options or unvested or unpaid restricted stock units would not be entitled to receive such dividend with respect to their awards. The 1995 Stock Plan, as currently in effect, provides that equitable and proportionate adjustments will be made to the equity awards granted under that plan in the event of a dividend of property or a recapitalization (among other events). The proposed amendment will conform the Directors’ Plan to the 1995 Stock Plan in this regard. Any such adjustment, in the event of a dividend of property or an extraordinary cash dividend, or a recapitalization, would be made to the extent necessary to preserve (but not increase) the level of incentives intended by the then-outstanding equity awards. This amendment is intended to provide the Company with the flexibility to determine to pay a dividend of property or an extraordinary cash dividend to shareholders, or recapitalize, in the future without negatively impacting the outstanding equity awards of directors. The Board has made no determination as of this date as to whether any such recapitalization will occur or any such dividend will ever be paid.

The Company believes this amendment will help the Company to continue to attract and retain the highest quality directors, which is essential to the Company’s long-term growth and success.

The proposed amendment would not result in an increase to the aggregate number of shares available for grant under the Directors’ Plan, and the Company is not seeking an increase in the aggregate number of shares available for award grant purposes under the Directors’ Plan.

Please see the introduction to Proposal No. 3 above for information concerning outstanding awards under our stock incentive plans as of May 16, 2012 and the number of shares then available for future award grants under these plans.

Summary Description of the Directors’ Plan

The principal features of the Directors’ Plan, including the proposed amendment, are summarized below. The following summary of the Directors’ Plan does not purport to be complete, and is subject to and qualified in its entirety by reference to the complete text of the amended and restated Directors’ Plan, which has been filed with the SEC as Annex B to this proxy statement. Any shareholder of the Company may obtain a copy of the amended and restated Directors’ Plan by sending a written request to Yahoo!’s Corporate Secretary at the Company’s principal executive offices.

General

The maximum number of shares of the Company’s common stock that may be issued or transferred pursuant to awards granted under the Directors’ Plan is 8,800,000 shares. The Directors’ Plan provides for the grant of nonqualified stock options and restricted stock units to non-employee directors of the Company. Any shares of the Company’s common stock issued in payment of restricted stock units granted under the Directors’ Plan are counted against the plan’s share limit as 1.75 shares for every one share actually issued in payment of the restricted stock units. As described above in Proposal No. 1 under “Director Compensation,” non-employee directors are also permitted to elect an award of stock units or a stock option under the Directors’ Plan in lieu of directors’ fees that would otherwise be paid in cash. The Directors’ Plan is designed to work automatically and not to require administration; however, to the extent administration is necessary, it will be provided by the Board.

Purpose

The purpose of the Directors’ Plan is to provide an incentive for non-employee directors to continue to serve the Company as directors and to assist the Company in recruiting highly qualified individuals when vacancies occur on the Board. The executive officers and other employees of the Company are not eligible to be granted awards under the Directors’ Plan.

Award Grants

The Directors’ Plan generally provides for grants of restricted stock units awards and stock options to non-employee directors. Currently, initial and annual awards under the Directors’ Plan are granted in the form of restricted stock units, and non-employee directors may elect to have cash fees converted into an award of either stock options or restricted stock units under the Directors’ Plan, as described above in Proposal No. 1 under “Director Compensation.” However, the Board reserves the right to modify the Directors’ Plan in the future to re-implement stock option grants for new or continuing directors and to change the relative mixture of stock options and restricted stock units for these awards. If the Company pays an ordinary cash dividend, directors are entitled to receive dividend equivalents with respect to outstanding and unpaid restricted stock units granted under the Directors’ Plan. Dividend equivalents, if any, are paid in the form of a credit of additional restricted stock units under the Directors’ Plan and are subject to the same vesting, payment and other provisions as the underlying restricted stock units.

Non-Transferability of Awards

Awards granted under the Directors’ Plan are not transferable by the award recipient other than by will or the laws of descent or distribution or pursuant to the terms of a qualified domestic relations order (as defined by the U.S. Internal Revenue Code). Each option is exercisable, during the lifetime of the optionee, only by the optionee.

Merger or Sale of Assets

In the event of the dissolution or liquidation of the Company, a sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation in which the Company is not the surviving corporation or any other capital reorganization in which more than 50 percent of the shares of the Company entitled to vote are exchanged, both options and restricted stock units granted under the Directors’ Plan will become fully vested. The Company will provide each optionee either a reasonable time within which to exercise his or her outstanding options or a substitute option with comparable terms as to an equivalent number of shares of stock of the corporation succeeding the Company or acquiring its business by reason of such corporate transaction. Restricted stock units that are outstanding at the time of the transaction will generally be paid in shares of the Company’s common stock immediately prior to the transaction.

Adjustments Upon Changes in Capitalization

In the event of a dividend of stock by the Company or if any other change, such as a stock split, is made in the Company’s capitalization that results in an increase or decrease in the number of outstanding shares of common stock without receipt of consideration by the Company, appropriate adjustment will be made in the exercise price of each outstanding option, the number of shares subject to each outstanding option and restricted stock unit award and the number of shares available for issuance under the Directors’ Plan.

If shareholders approve the proposed amendment, similar adjustments would be made in the event the Company pays a dividend of property or an extraordinary cash dividend to its shareholders, or recapitalizes. As amended, the plan’s adjustment provision (Section 13(a) of the plan) would read in its entirety as follows:

(a) Adjustments. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Award, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Common Stock covered by each outstanding Option, shall, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding Awards, be equitably and proportionately adjusted for any dividend of stock or other property, or extraordinary cash dividend, by the Company, any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to any Award.

No adjustment would be made for ordinary cash dividends, although the Directors’ Plan provides for certain dividend equivalent rights on outstanding restricted stock units as discussed above.

No Limit on Other Authority

The Directors’ Plan does not limit the authority of the Board or any committee to grant awards or authorize any other compensation, with or without reference to the Company’s common stock, under any other plan or authority.

Amendment and Termination

The Board may amend or terminate the Directors’ Plan or any portion thereof at any time; provided, that no such amendment or termination will be made without shareholder approval if such approval is necessary to comply with any tax, securities or regulatory law or requirement or any applicable stock exchange requirement with which the Board intends the Directors’ Plan to comply. In addition, shareholder approval will be required for any amendment of the Directors’ Plan that (i) materially increases the benefits accruing to participants under the plan, (ii) materially increases the number of securities that may be issued under the plan, (iii) materially modifies the requirements for participation in the plan, or (iv) is otherwise deemed a material amendment by the Board pursuant to applicable law or accounting or stock exchange rules. However, the Board may from time to time prospectively change the type and amounts of awards granted under the plan, subject to the aggregate share limit set forth in the Directors’ Plan. That is, the Board could in the future provide for initial and annual award grants to non-employee directors to again consist of stock options, change the relative mixture of stock options and restricted stock units for these awards, and/or change the methodology for determining the number of shares of the Company’s common stock subject to these grants without shareholder approval so long as the aggregate share limit set forth in the Directors’ Plan is not exceeded. The Board could also change the vesting and termination of service rules applicable to awards without shareholder approval. However, no action by the Board or shareholders may adversely affect the rights of any recipient of an award granted under the Directors’ Plan without the consent of the recipient. If the Directors’ Plan is not earlier terminated by the Board, the plan will terminate on September 1, 2019, provided that any options or awards then outstanding under the Directors’ Plan will remain outstanding until they expire by their terms.

No Repricing

In no case (except due to an adjustment to reflect a stock split or similar event or any repricing that might be approved by shareholders) will any adjustment be made to a stock option under the Directors’ Plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per-share exercise price of the option.

Federal Income Tax Aspects of Directors’ Plan

This summary of the general U.S. federal income tax principles applicable to the Directors’ Plan under current federal law, which is subject to change, is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

As noted above, both nonqualified stock options and restricted stock unit awards may be granted under the Directors’ Plan. With respect to nonqualified stock options, the Company is generally entitled to deduct as an expense and the optionee recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to restricted stock unit awards, the Company is generally entitled to deduct as an expense and the award recipient recognizes taxable income in an amount equal to the fair market value of the shares distributed in payment of the restricted stock units at the time of payment.

Specific Benefits

As noted above, the Board has not made any determination as of this date whether any dividend within the scope of the proposed amendment to the Directors’ Plan will ever be paid or any recapitalization within the scope of the proposed amendment will occur. Accordingly, the Company cannot currently determine the effect (if any) that the proposed amendment would have on awards granted or to be granted under the Directors’ Plan.

As of June 1, 2012, the fair market value of a share of Company common stock was $14.92.

Aggregate Past Grants Under the 1996 Directors’ Stock Plan

As of May 16, 2012, awards covering 5,294,984 shares of the Company’s common stock had been granted under the Directors’ Plan. (This number of shares includes shares subject to awards that expired or terminated without having been exercised and paid and became available for new award grants under the Directors’ Plan.) The following table presents information as of May 16, 2012 regarding the distribution of those awards among the persons and groups identified below, as well as information regarding aggregate option exercises and restricted stock vesting events prior to that date and holdings of options and unvested restricted stock and restricted stock units as of that date. As noted above, the Company’s executive officers and other employees are not eligible to receive award grants under the Directors’ Plan.

Person or Group	Stock Options				Restricted Stock Units
	Number of Shares Subject to Past Grants	Number of Shares Acquired on Exercise	Number of Shares Underlying Outstanding Options		Number of Shares Subject to Past Grants	Number of Shares/ Units Vested(1)	Number of Shares/ Units Outstanding and Unvested
			Exercisable	Unexercisable
Each current non-executive director (including all director nominees):
Alfred J. Amoroso	0	0	0	0	6,075	3,467	2,608
John D. Hayes	0	0	0	0	3,159	0	3,159
Susan M. James	0	0	0	0	36,017	32,370	3,647
David W. Kenny	0	0	0	0	19,072	15,425	3,647
Peter Liguori	0	0	0	0	3,159	0	3,159
Daniel S. Loeb	0	0	0	0	0	0	0
Thomas J. McInerney	0	0	0	0	3,159	0	3,159
Brad D. Smith	0	0	0	0	29,422	25,775	3,647
Maynard G. Webb, Jr.	2,339	0	2,339	0	5,216	2,608	2,608
Harry J. Wilson	0	0	0	0	1,498	0	1,498
Michael J. Wolf	0	0	0	0	1,498	0	1,498

All current non-executive directors, as a group (11 persons)	2,339	0	2,339	0	108,275	79,645	28,630

Each other person who has received 5% or more of the options, warrants or rights under the Directors’ Plan:
Roy J. Bostock(2)	362,665	78,805	283,860	0	68,781	65,134	0
Ronald W. Burkle(2)	463,575	300,000	0	0	20,000	20,000	0
Eric Hippeau(2)	805,064	480,000	0	0	44,669	40,960	0
Arthur H. Kern(2)	847,839	380,000	307,839	0	51,539	47,892	0
Robert A. Kotick(2)	332,399	200,000	0	0	10,000	10,000	0
Edward Kozel(2)	476,594	240,000	0	0	10,000	8,750	0
Michael Moritz(2)	540,000	258,332	0	0	0	0	0
Gary L. Wilson(2)	460,000	200,000	260,000	0	61,572	57,925	0

All former non-executive directors, as a group (15 persons)	4,743,136	2,173,387	1,011,699	0	441,234	411,790	0

Total for all award recipients	4,745,475	2,173,387	1,014,038	0	549,509	491,435	28,630

(1)	Includes vested awards that have been paid in shares, as well as vested awards that are subject to deferred payment.
(2)	Former director.

Equity Compensation Plan Information

For additional information on our equity compensation plans, please see the section titled “Equity Compensation Plan Information” below.

Required Vote; Interests of Directors and Executive Officers

The affirmative vote of the holders of a majority of the Company’s common stock present at the annual meeting in person or by proxy and entitled to vote on this proposal is required to approve the proposed amendment to the Directors’ Plan.

All of the Company’s non-employee directors are eligible for awards under the Directors’ Plan, and thus they have a personal interest in the approval of the proposed amendment to the Directors’ Plan.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE 1996 DIRECTORS’ PLAN AS DESCRIBED ABOVE. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THIS PROPOSAL UNLESS YOU SPECIFY OTHERWISE IN THE PROXY.

PROPOSAL NO. 5

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since February 1996 and has been appointed by the Audit Committee to continue as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. Although ratification of the appointment of PricewaterhouseCoopers LLP is not required by our organizational documents or applicable law, the Audit Committee and the Board believe it is a good corporate governance practice to request shareholder ratification of the Audit Committee’s appointment of the Company’s independent registered public accounting firm. In the event that ratification of this appointment is not approved by a majority of the shares of common stock of the Company represented at the annual meeting in person or by proxy and entitled to vote on the matter, the Audit Committee will consider this fact in connection with its future appointment of an independent registered public accounting firm. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

Required Vote

The affirmative vote of the holders of a majority of the Company’s common stock present at the annual meeting in person or by proxy and entitled to vote on this proposal is required to approve the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THIS PROPOSAL UNLESS YOU SPECIFY OTHERWISE IN THE PROXY.

BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth certain information that has been provided to the Company with respect to beneficial ownership of shares of the Company’s common stock as of April 5, 2012 (except where another date is indicated) for (i) each person who is known by the Company to own beneficially more than 5 percent of the outstanding shares of common stock, (ii) each current director and nominee for director of the Company, (iii) each Named Executive Officer, and (iv) all current directors and current executive officers of the Company as a group.

Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock Outstanding(2)
David Filo	72,029,890	5.9%
701 First Avenue Sunnyvale, CA 94089

Daniel S. Loeb and Third Point LLC(3)(4)	70,500,400	5.8%
390 Park Avenue, 18th Floor New York, NY 10022

Capital Research Global Investors(5)	70,493,120	5.8%
333 South Hope Street Los Angeles, CA 90071

Carol Bartz(6)	1,351,984	*

Michael J. Callahan(7)	1,317,632	*

Timothy R. Morse(8)	396,884	*

Blake J. Irving(9)	309,604	*

Ross B. Levinsohn(10)	286,699	*

Susan M. James(11)	32,370	*

Brad D. Smith(12)	25,775	*

Harry J. Wilson(4)	25,000	*

Michael J. Wolf(4)	20,000	*

David W. Kenny(13)	15,425	*

Maynard G. Webb, Jr.(14)	4,947	*

John D. Hayes(15)	3,000	*

Thomas J. McInerney	1,000	*

Alfred J. Amoroso(16)	0	*

Peter Liguori	0	*

All current directors and current executive officers as a group (15 persons)(17)	144,659,022	11.9%

*	Less than 1 percent.

(1)

The number of shares beneficially owned by each person or group as of April 5, 2012 (except where another date is indicated) includes shares of common stock that such person or group had the right to acquire on or within 60 days after that date, including, but not limited to, upon the exercise of options and vesting and payment of restricted stock units. Shares subject to vested restricted stock units under the Directors’ Plan are generally payable on the earlier of the first anniversary of the date of grant (or the third anniversary, in the case of annual awards prior to 2010 and quarterly awards prior to 2011) or the date the director’s service terminates, subject to deferred issuance at the director’s election in some cases. To our knowledge, except as otherwise indicated in the footnotes to this table and subject to applicable community property laws, each shareholder named in the table has the sole power to vote or direct the voting of (voting power) and the sole power to sell or otherwise direct the disposition of (dispositive power) the shares set forth opposite such shareholder’s name.

(2)	For each person and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 1,217,801,572 shares of common stock outstanding (excluding treasury shares) on April 5, 2012 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days of that date, including, but not limited to, upon the exercise of options and upon vesting and payment of restricted stock units.

(3)	Includes 70,500,400 shares held by a variety of hedge funds and managed accounts for which Third Point serves as investment manager or advisor. Mr. Loeb serves as Chief Executive Officer of Third Point. Mr. Loeb and Third Point share voting and dispositive power over such shares. As of June 4, 2012, 15,061,300 of such shares are held in margin accounts with an outstanding debt balance; none of such margined shares are held directly by Mr. Loeb.

(4)	By reason of the Settlement Agreement, Third Point and Messrs. Loeb, H. Wilson and Wolf may be deemed to have formed a group within the meaning of Rule 13d-5(b) under the Exchange Act and each may therefore be deemed to beneficially own the shares of common stock shown in the table above as beneficially owned by the others. Each of Third Point and Mr. Loeb disclaims beneficial ownership over the shares of common stock owned by Messrs. H. Wilson and Wolf. Each of Messrs. H. Wilson and Wolf disclaims beneficial ownership over the shares of common stock owned by the other, Third Point and Mr. Loeb.

(5)	Beneficial ownership information is based on information contained in Amendment No. 5 to Schedule 13G filed with the SEC on February 8, 2012 by Capital Research Global Investors. The Schedule 13G, as amended, states that Capital Research Global Investors, a division of Capital Research and Management Company (“CRMC”), is deemed to be the beneficial owner of 70,493,120 shares as a result of CRMC’s acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, and that it has sole voting power and sole dispositive power over all of such shares.

(6)	Ms. Bartz served as the Company’s Chief Executive Officer and President until September 6, 2011 and as a Board member until September 9, 2011. Beneficial ownership information is based on information contained in the last Form 4 filed by Ms. Bartz with the SEC prior to September 9, 2011, adjusted to give effect to subsequent transactions through April 5, 2012 of which the Company is aware in connection with employment-related equity awards. The amount of beneficial ownership includes 709,447 shares issuable upon exercise of options under the 1995 Stock Plan. It does not include shares subject to a performance-based stock option award granted to Ms. Bartz pursuant to the terms of her employment agreement, which may become exercisable, if at all, based on the achievement of specified levels of stock price appreciation with respect to the Company’s common stock. No portion of this option was exercisable as of April 5, 2012. The vesting terms applicable to this stock option are described in footnote (17) to the “Outstanding Equity Awards at Year End—2011” table, below.

(7)	Includes 1,237,328 shares issuable upon exercise of options exercisable within 60 days of April 5, 2012 under the 1995 Stock Plan.

(8)	Includes 369,310 shares issuable upon exercise of options exercisable within 60 days of April 5, 2012 under the 1995 Stock Plan.

(9)	Mr. Irving served as the Company’s Executive Vice President and Chief Product Officer until April 30, 2012. Includes 283,487 shares issuable upon exercise of options exercisable within 60 days of April 5, 2012 under the 1995 Stock Plan. Does not include 164,872 shares underlying restricted stock units that accelerated and vested on April 30, 2012 in connection with the termination of Mr. Irving’s employment.

(10)	Includes 233,487 shares issuable upon exercise of options exercisable within 60 days of April 5, 2012 under the 1995 Stock Plan.

(11)	Includes 10,941 shares subject to vested but unpaid restricted stock units as of April 5, 2012 under the Directors’ Plan.

(12)	Includes 10,941 shares subject to vested but unpaid restricted stock units as of April 5, 2012 under the Directors’ Plan.

(13)	Includes 12,419 shares subject to vested but unpaid restricted stock units as of April 5, 2012 under the Directors’ Plan.

(14)	Includes 2,339 shares issuable upon exercise of options exercisable within 60 days of April 5, 2012 under the Directors’ Plan; and 2,608 shares subject to vested but unpaid restricted stock units as of April 5, 2012 under the Directors’ Plan.

(15)	Includes 3,000 shares in a managed account over which Mr. Hayes has a right to obtain investment and voting control within 60 days. Does not include 824 shares held by Mr. Hayes’ wife as UTMA custodian for their adult sons in an account over which she has neither investment nor voting control.

(16)	Does not include 3,467 shares subject to vested but unpaid restricted stock units as of April 5, 2012 under the Directors’ Plan, for which Mr. Amoroso has elected to defer payment.

(17)	Includes 1,842,464 shares issuable upon exercise, by directors and executive officers, of options exercisable within 60 days of April 5, 2012 under the 1995 Stock Plan or the Directors’ Plan; and 36,909 shares subject to vested but unpaid restricted stock units under the Directors’ Plan as of April 5, 2012. Does not include 3,467 shares subject to vested but unpaid restricted stock units as of April 5, 2012 under the Directors’ Plan, for which Mr. Amoroso has elected to defer payment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who beneficially own more than 10 percent of the Company’s common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and changes in ownership of the Company’s common stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during its fiscal year ended December 31, 2011 all filing requirements applicable to the Reporting Persons were timely met.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of December 31, 2011 with respect to shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans, including the 1995 Stock Plan, the Directors’ Plan and the Employee Stock Purchase Plan. Each of these plans has been approved by the Company’s shareholders. The Company does not maintain any equity incentive plans that have not been approved by shareholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders(1)	95,680,391	(2)(3)	$22.08	(4)	144,214,525	(5)

(1)	This table does not present information regarding equity awards that were assumed by Yahoo! in connection with the acquisition of other companies. As of December 31, 2011, an additional 1,377,371 shares of the Company’s common stock were subject to acquired-company stock options (at a weighted average exercise price of $6.73 per share), and an additional 759,100 shares of the Company’s common stock were subject to acquired-company restricted stock units.

(2)	Includes 61,051,736 shares subject to stock option awards and 34,628,655 shares subject to restricted stock unit awards as of December 31, 2011. A currently indeterminable number of additional shares may become issuable pursuant to the dividend equivalent rights feature of certain outstanding restricted stock unit awards under the Directors’ Plan and the 1995 Stock Plan.

(3)	Includes the maximum number of shares potentially issuable in connection with open performance-based vesting conditions (after giving effect to the crediting of stock units under performance-based awards based on the Company’s 2011 financial performance). As of December 31, 2011, and after giving such effect to the Company’s 2011 financial performance, a maximum of 1,333,633 restricted stock units (including a target number of 666,817 restricted stock units) were subject to open performance-based vesting conditions, and a maximum of 4,583,333 shares were subject to a stock option award with open performance-based vesting conditions. See “Executive Officer Compensation and Other Matters—Compensation Discussion and Analysis” and the footnotes to the “Outstanding Equity Awards at Year-End—2011” table for more information regarding performance-based vesting conditions.

(4)	Calculated exclusive of outstanding restricted stock unit awards.

(5)	Of these shares, 114,757,344 were available for award grant purposes under the 1995 Stock Plan, 4,646,536 were available for award grant purposes under the Directors’ Plan, and 24,810,645 were available under the Employee Stock Purchase Plan, as of December 31, 2011 after giving effect to the crediting of stock units under performance-based awards based on the Company’s 2011 financial performance. Subject to certain express limits of the 1995 Stock Plan, shares available under the 1995 Stock Plan generally may be used for any type of award authorized under that plan including options, stock appreciation rights, restricted stock and other forms of awards granted or denominated in shares of our common stock or units of our common stock. Each share that is issued in respect of any full-value award under the 1995 Stock Plan (i.e., awards other than options and stock appreciation rights with an exercise or base price that is no less than the fair market value of a share of common stock on the date the award is granted) counts against the 1995 Stock Plan’s share limit as: 1.75 shares, for awards granted on or after May 19, 2005 but prior to June 12, 2007; 2.00 shares, for awards granted on or after June 12, 2007 but prior to June 25, 2009; and 1.75 shares, for awards granted on or after June 25, 2009. Each share issued in respect of any full-value award granted under the Directors’ Plan (i.e., awards other than options with an exercise price that is no less than the fair market value of a share of common stock on the date the award is granted) after the 2006 annual meeting counts as 1.75 shares for every one share actually issued in connection with the award.

OUR EXECUTIVE OFFICERS

Executive officers are elected by and serve at the discretion of the Board. The names of our current executive officers, their ages as of May 16, 2012 and their positions with the Company are set forth below, followed by certain other information about them:

Name	Age	Position
Ross B. Levinsohn	48	Interim Chief Executive Officer and President
Michael J. Callahan	43	Executive Vice President, General Counsel and Secretary
David Filo	46	Chief Yahoo
Timothy R. Morse	43	Executive Vice President and Chief Financial Officer

Mr. Levinsohn became our interim Chief Executive Officer and President effective May 13, 2012. Mr. Levinsohn served as our Executive Vice President and Head of Global Media in early May 2012 and as our Executive Vice President, Americas from November 2010 to May 2012. He was the co-founder and managing director of Fuse Capital (formerly Velocity Interactive Group), an investment firm focused on digital media and communications, from August 2007 to October 2010. From 2000 to 2006, he served in leadership roles at News Corporation, a media and entertainment company, including as President of Fox Interactive Media, Senior Vice President and General Manager of Fox Sports Interactive Media, and Senior Vice President of News Digital Media. Currently, he also serves as a director of Freedom Communications, a media company operating newspapers and television stations. He holds a Bachelor’s degree from American University.

Mr. Callahan became Executive Vice President in April 2007 and has served as General Counsel and Secretary since September 2003. Mr. Callahan served as Senior Vice President from September 2003 to April 2007. Prior to that, Mr. Callahan served as Deputy General Counsel and Assistant Secretary from June 2001 to September 2003 and served in various other positions in the Yahoo! legal department from December 1999 to June 2001. Prior to joining Yahoo! in December 1999, Mr. Callahan held positions with Electronics for Imaging Inc., a digital printing technology company, and the law firm of Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Callahan holds a Bachelor’s degree from the School of Foreign Service at Georgetown University and a J.D. degree from the University of Connecticut.

Mr. Filo, a founder of Yahoo! and Chief Yahoo, has served as an officer of Yahoo! since March 1995, and served as a director of Yahoo! from its founding through February 1996. Mr. Filo is involved in guiding Yahoo!’s vision, is involved in many key aspects of the business at a strategic and operational level, and is a stalwart of the Company’s employee culture and morale. Mr. Filo co-developed Yahoo! in 1994 while working towards his Ph.D. in electrical engineering at Stanford University, and co-founded Yahoo! in 1995. Mr. Filo holds a Bachelor’s degree in computer engineering from Tulane University and a Master’s degree in electrical engineering from Stanford University.

Mr. Morse became our Executive Vice President and Chief Financial Officer in July 2009. He also served as our Interim Chief Executive Officer and President from September 2011 to January 2012. Previously, Mr. Morse served as Senior Vice President and Chief Financial Officer of Altera Corporation, a semiconductor company specializing in programmable logic devices for communications, industrial, and consumer applications, from January 2007 to June 2009. Prior to joining Altera, Mr. Morse held various positions in financial management with General Electric (“GE”), a diversified technology, media and financial services company, starting in the GE Capital division in 1991 and moving to the GE Appliances division in 1994 before joining the GE Plastics division in 1997. In July 2005, Mr. Morse was named the Chief Financial Officer and General Manager, Business Development for GE Plastics. Currently, Mr. Morse also serves as a director of Alibaba Group Holding Limited (“Alibaba Group”), a privately-held company which manages investments in several Asia-based Internet businesses. Mr. Morse holds a Bachelor’s degree in Finance and Operations/Strategic Management from Boston College.

EXECUTIVE OFFICER COMPENSATION AND OTHER MATTERS

Compensation Discussion and Analysis

Executive Summary

Yahoo! is moving aggressively to achieve its goal of increasing shareholder value. The Company is focused on strategies to increase the engagement of our users and advertisers, as well as our employees. The Compensation Committee made real-time decisions throughout 2011, and thus far in 2012, in an effort to stabilize the workforce and retain key talent during this period of uncertainty and rapid change.

Highlights of the Company’s executive compensation program for 2011 are described below. To support the successful achievement of the objectives described above, certain aspects of the executive compensation program were modified for 2012, as summarized below under the heading “Material Compensation Committee Actions after Fiscal 2011.”

•

Base salary and target bonus levels for the Named Executive Officers were increased in early 2011 to reflect the Compensation Committee’s assessment of the competitive market, other than with respect to Ms. Bartz, who did not receive an increase, and with respect to Mr. Levinsohn, who joined the Company in November 2010. Mr. Morse’s base salary level was further increased in September 2011 based on competitive considerations, and in recognition of his role as interim Chief Executive Officer following Ms. Bartz’s termination and his increased responsibilities in managing the Company’s day-to-day operations. Mr. Morse continued to serve as interim Chief Executive Officer at the end of 2011.

•

Consistent with the Company’s pay-for-performance approach, a 2011 annual bonus under the Yahoo! Executive Incentive Plan (“EIP”) was paid to each of the Named Executive Officers except Ms. Bartz at 50 percent of the executive’s targeted level, which generally reflected the efforts and teamwork provided to run the business during this period of extraordinary transition for the Company. Ms. Bartz’s employment agreement provided that she would receive a pro rata EIP bonus for the year in which her employment was terminated. Accordingly, Ms. Bartz received a pro rata portion of the Company performance component of her bonus opportunity (which paid at 50 percent of the targeted level) and no bonus based on the individual performance component of her bonus opportunity.

•

The annual long-term incentive equity awards granted to the Named Executive Officers in 2011 consisted of a mix of stock options which have value only if the Company’s stock price increases after the date of grant of the awards, and restricted stock units, the value of which is also directly linked to the Company’s stock price. All of the awards have long-term vesting requirements contingent on continued employment, and a substantial portion of the restricted stock units granted were subject to both time-based and performance-based vesting requirements.

•

Consistent with the Company’s pay-for-performance approach, the restricted stock units granted in 2011 that vest based on Company financial performance (as well as the portion of equity awards granted in prior years that was tied to the Company’s financial performance in 2011) were paid at less than their target levels. The Named Executive Officers also forfeited awards of performance-based restricted stock units granted in 2009 that did not vest because the Company’s total shareholder return relative to that of the other NASDAQ-100 index companies for the three-year performance period of the award did not meet the minimum performance level required for payment. Even though the restricted stock units granted in 2011 that are tied to Company financial performance (and the portions of the prior year awards tied to 2011 performance) are reported as 2011 compensation in the Summary Compensation Table assuming payouts at the targeted levels, the actual number of restricted stock units credited to the recipients of these awards in 2011 was half of the targeted amounts. Similarly, although the 2009 total shareholder return-based restricted stock units are reported as 2009 compensation in the Summary Compensation Table, the actual compensation realized by the recipients of these awards at the end of the three-year performance period was zero.

•

Following the termination of Ms. Bartz’s employment in September 2011, each of the other Named Executive Officers (and selected other employees of the Company) received a retention grant of restricted stock units in October or November 2011. These awards were intended to provide continued stability while the Company conducted its search for a new Chief Executive Officer and throughout the subsequent transition period.

•

In February 2011, in order to provide competitive pay packages and promote retention, the Company entered into severance agreements with each of its Senior Vice Presidents and more senior officers (other than Ms. Bartz) to provide severance benefits if the executive’s employment terminated in certain circumstances. Following her termination in September 2011, Ms. Bartz received the severance benefits provided in her employment and equity award agreements and no additional benefits. Ms. Bartz’s severance benefits are described below, beginning on page 76.

•	The Company does not provide its executives with tax “gross-up” payments (other than in connection with a relocation for business purposes) or material perquisites.

•

To enhance the link between executive and shareholder interests, all of the Company’s executive officers are subject to the Company’s stock ownership policy, which was revised in April 2012 to include stock holding period requirements.

•	The Company adopted a policy on the recoupment of compensation (a “clawback” policy) in April 2012.

Compensation Processes and Philosophy

The Company’s executive compensation arrangements are administered by the Compensation Committee. The Compensation Committee confers with the Board of Directors in determining the compensation for our Chief Executive Officer. In determining compensation for the other Named Executive Officers, as discussed in more detail below, the Compensation Committee considers, among other things, the recommendations of our Chief Executive Officer. The Compensation Committee is, however, solely responsible for making the final decisions on compensation for the Chief Executive Officer and the other Named Executive Officers.

The Company’s general compensation arrangements are guided by the following philosophy, principles and business objectives:

•	Our people strategy is to attract and retain top talent in an extremely competitive marketplace.

•	We seek to provide competitive and responsible performance-oriented compensation to align with shareholder interests.

•	We target our resources toward key talent segments and individuals who have the ability to impact the near and long-term performance of the Company.

•

We believe in providing equity compensation to align employee and shareholder interests, and our long-term equity compensation programs are designed to focus rewards on those who have the greatest impact on long-term performance of the Company.

The Company must also be able to respond rapidly to new technological developments, changing trends in the global businesses and markets in which we compete, and changes in the competitive market for top talent.

Executive Compensation Program Objectives

Executive Compensation Programs

In order to attract and retain our key executives, the Company seeks to provide them with market-competitive “total direct compensation.” As used in this discussion, the term “total direct compensation” means the executive’s base salary, annual cash bonus opportunity, and long-term incentive equity award grant value as determined in accordance with the Company’s customary grant-date valuation principles.

Base salary levels are consistent with competitive market base salary levels, and the Compensation Committee uses the peer companies identified below as a reference of competitive pay levels. The Compensation Committee believes that the design of our annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to attract and retain talent and to ensure our executive performance is focused on long-term shareholder value creation. For this reason, the compensation arrangements for our executive officers are designed so that performance-based compensation, including annual bonus and long-term incentive equity opportunities, constitutes the most substantial portion of each executive’s targeted total direct compensation, and each executive’s targeted annual total direct compensation opportunity approximates the 60th percentile of the competitive market. With substantial performance-based aspects in our executive compensation program, in years such as 2011 where our annual EIP bonuses and performance-based restricted stock units vest or pay out, as the case may be, at significantly less than targeted levels, our executives’ actual total direct compensation will be significantly less than targeted levels and, conversely, may be more than targeted levels in years where Company performance exceeds goals.

Other than our 401(k) plan, the Company does not provide any pensions or other retirement benefits for our executive officers, nor do we provide material perquisites. In order to help attract and retain key executives, and in order to help preserve the stability of our executive team, we provide our executive officers with certain severance benefits as described below under “Severance and Change in Control Severance Benefits” and “Potential Payments Upon Termination or Change in Control.”

Independent Consultant and Peer Group

The Compensation Committee has retained Frederic W. Cook & Co., Inc. as its compensation consultant. Frederic W. Cook & Co. advised the Compensation Committee with respect to trends in executive and director compensation, selection of peer companies, determination of pay programs, assessment of competitive pay levels and mix (e.g., proportion of fixed pay to incentive pay, and proportion of annual cash pay to long-term incentive pay), management of compensation-related risk, and setting compensation levels for the Company’s executive officers and members of the Board. Other than compensation consulting services provided to our Board of Directors and the Compensation Committee, Frederic W. Cook & Co. provided no other services to the Company in 2011. In setting compensation levels, the Compensation Committee considers peer company data obtained and evaluated by Frederic W. Cook & Co. from filings with the SEC, and also considers compensation survey data compiled by management from the Radford Executive Survey. The Compensation Committee reviews this information to inform its decisions on executive compensation arrangements, including the competitive reasonableness of the arrangements.

In consultation with Frederic W. Cook & Co., the Compensation Committee considered compensation data for the following companies for 2011: Activision Blizzard, Inc., Adobe Systems Incorporated, Amazon.com Inc., AOL Inc., Apple Inc., eBay Inc., Electronic Arts Inc., EMC Corporation, Expedia, Inc., Google Inc., IAC/InterActiveCorp, Intuit Inc., Juniper Networks, Inc., Microsoft Corporation, NetApp, Inc., Oracle Corporation, QUALCOMM Incorporated, SAP AG and Symantec Corporation. We refer to this group of companies as our “peer group” or our “peer companies” for 2011. The peer group for 2011 is the same as the peer group for 2010, except that Activision Blizzard, Inc. was added to the peer group for 2011 as the Compensation Committee determined, in consultation with Frederic W. Cook & Co., that it fit within the selection parameters described below.

The peer companies were selected because, in a broad sense, they have technology and/or media components of their businesses that are similar to the Company’s business, they compete with the Company for talent, and they share revenue, headcount or other financial characteristics with the Company or have similar market capitalizations. However, given the breadth of the Company’s business and the rapidly changing environment in which the Company competes, it is very difficult to identify directly comparable companies. Each peer group company is comparable to the Company in certain respects or areas of our business but not others. Factors such as whether the founders run the company or outside executives have been hired also affect executive compensation comparisons among peer companies, as well as the way that the companies structure their top-management organizations. The Compensation Committee believes that the nature of our business and the environment in which we operate requires flexibility in setting compensation based on a consideration of all facts and circumstances with respect to each executive. As a result, the Compensation Committee does not base its decisions on targeting compensation to specific market levels against the peer group. Instead, the role of peer group compensation data is to inform the Compensation Committee regarding competitive pay levels.

The Role of Shareholder Say-on-Pay Votes

The Company provides its shareholders with the opportunity to cast an annual advisory vote to approve its executive compensation program (referred to as a “say-on-pay proposal”). At the annual meeting of shareholders held in June 2011, approximately 70 percent of the votes actually cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. While the Compensation Committee believes this result generally affirms shareholders’ support of the Company’s approach to executive compensation, the Company’s executive compensation program for 2011 was determined early in 2011 before this vote occurred. Based on conversations between management and certain Company shareholders that occurred after the 2011 annual meeting, we believe many negative votes were cast primarily to express dissatisfaction with the Company’s performance. As noted above, Ms. Bartz was removed as the Company’s Chief Executive Officer in September 2011, there have been significant changes to Board membership in 2011 and 2012, and the Company initiated a strategic review to assess alternatives to increase shareholder value and position the Company for growth. The Board believes that these changes represent significant steps to address shareholder concerns and set a direction for long-term success and increased shareholder value. As a result of these changes and the uncertainties that accompany the changes, the Company modified aspects of its executive compensation program for 2012 as described in more detail below under the heading “Material Compensation Committee Actions After Fiscal 2011.” The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for the Named Executive Officers.

Current Executive Compensation Program Elements

Base Salaries

Base salaries are designed to provide executives with a minimum fixed level of cash compensation each year. Base salaries for our Named Executive Officers are generally reviewed by the Compensation Committee on an annual basis. As noted above, base salary levels are intended to be consistent with the competitive market, as determined by the Compensation Committee in its judgment, but are not targeted to specific market levels. The Compensation Committee sets base salaries so that the most substantial portion of the executives’ total direct compensation remains dependent on performance-based annual bonuses and long-term incentive equity awards. In setting specific salary levels for each Named Executive Officer and the Company’s other executive officers, the Compensation Committee considers and assesses, among other factors, the executive’s scope of responsibility, prior experience, past performance, advancement potential, impact on results, salary relative to other executives in the Company, and relevant competitive data.

In February 2011, the Compensation Committee reviewed the base salaries of the Named Executive Officers (other than Mr. Levinsohn, whose base salary was established upon his joining the Company in November 2010). Ms. Bartz did not receive a base salary increase for 2011. The Compensation Committee determined that the base salary level for Ms. Bartz, which was negotiated and set at $1,000,000 upon her joining the Company in January 2009, was still appropriate and would remain at that level for 2011. The Compensation Committee determined, in its judgment, that the base salary levels for several other Named Executive Officers were low compared to similar positions in the market and should be increased. Therefore, the Compensation Committee determined that the base salary level for Mr. Irving would be increased from $600,000 to $755,000, that the base salary level for Mr. Morse would be increased from $525,000 to $600,000, and that the base salary level for Mr. Callahan would be increased from $475,000 to $500,000. The Compensation Committee approved these increases to help ensure that the base salary levels for these executives remained competitive, as well as based on its assessment of these executives’ performance and peer group data for base salary levels for similar positions. The base salary increase for Mr. Irving was also in consideration of the elimination of a commuting allowance benefit that had previously been negotiated with him when he joined the Company.

In September 2011, the Compensation Committee approved an additional increase in Mr. Morse’s base salary level from $600,000 to $750,000 based on its review of competitive considerations, and in recognition of his role as interim Chief Executive Officer following Ms. Bartz’s termination and his increased responsibilities in managing the Company’s day-to-day operations.

Annual Cash Bonuses

In February 2011, the Compensation Committee approved the EIP, a performance-based annual cash bonus plan for senior executives of the Company. The EIP is intended to focus on, and reward the achievement of, short-term goals that are important to the Company. Each participant in the EIP was assigned a target bonus percentage for 2011 expressed as a percentage of the participant’s annual base salary. The Compensation Committee determined, in its judgment in light of competitive considerations, that the target bonus amount for Messrs. Levinsohn, Morse and Irving would be increased from 100 percent to 120 percent of their respective base salaries and that the target bonus amount for Mr. Callahan would be increased from 75 percent to 90 percent of his base salary. Ms. Bartz’s target bonus level of 200 percent of base salary was provided for in her employment agreement.

The 2010 EIP performance metrics were revenue growth and operating income growth. In structuring the 2011 EIP, the Compensation Committee determined that it would be appropriate to use rate of revenue ex-TAC growth and ex-TAC operating margin to measure Company performance for 2011. The shift to focusing on revenue ex-TAC, or excluding traffic acquisition costs, and ex-TAC operating margin was consistent with the Company’s emphasis on ex-TAC results in light of the Company’s ongoing transition of its paid search business to the Microsoft search platforms under the Company’s Search and Advertising Services Agreement (the “Search Agreement”) with Microsoft Corporation (“Microsoft”). Implementation of the Search Agreement resulted in a required change in revenue presentation as the transition to Microsoft’s search platform occurs. Prior to implementation of the Search Agreement and the transition to the Microsoft platform in each geographic market, the Company reported revenues including traffic acquisition costs (which it paid out as a cost of revenue); however, following transition in a particular market, the Company is required to report revenues under the Search Agreement in that market net of traffic acquisition costs. Accordingly, during the transition period, management determined it would be most helpful and consistent to focus on revenue and operating margin on an ex-TAC basis as that would more accurately reflect the underlying dynamics of the business and facilitate comparisons to prior periods.

The aggregate bonus pool available under the EIP for 2011 equaled the aggregate amount of the participants’ target bonus opportunities (the “EIP target bonus pool”), multiplied by a factor (the “EIP Funding Percentage”). The EIP Funding Percentage was determined based on the Company’s revenue ex-TAC growth rate and ex-TAC operating margin for 2011 relative to performance targets established by the Compensation Committee. Minimum and maximum EIP Funding Percentages of 50 percent and 200 percent were established, with the minimum level being provided in order to promote retention. The revenue ex-TAC growth rate target for 2011 was 3.4 percent, and the ex-TAC operating margin target for 2011 was 19.6 percent. These goals were consistent with the Company’s operating plan presented by management to the Board of Directors in early 2011. For purposes of and in accordance with the EIP, the Company’s revenue ex-TAC and ex-TAC operating margin were each subject to adjustment as described below. The EIP Funding Percentage would be increased or decreased, as the case may be, for actual 2011 results in excess or below the targeted levels as described below. As reflected in this funding methodology, the structure for 2011 particularly emphasized the goal of increased revenue, as revenue ex-TAC growth rate greater than the target level established by the Compensation Committee would result in a higher EIP Funding Percentage (as opposed to ex-TAC operating margin, where performance above the target level would not result in a higher EIP Funding Percentage).

•	If both the Company’s revenue ex-TAC growth rate and ex-TAC operating margin exceeded the targets, the EIP Funding Percentage would be increased as follows:

If the revenue ex-TAC growth rate was:	Then the EIP Funding Percentage would be increased by the following percentage for each 1 percent of revenue ex-TAC growth in excess of the target:
at least 3.4% (target) but less than 6.4%	3%

at least 6.4% but less than 10.4%	5%

10.4% or more	8%

•	If the Company’s revenue ex-TAC growth rate exceeded the target but its ex-TAC operating margin was below target, the EIP Funding Percentage would be adjusted as follows:

If the revenue ex-TAC growth rate was:	Then the EIP Funding Percentage would be increased by the following percentage for each 1 percent of revenue ex-TAC growth in excess of the target:
at least 3.4% (target) but less than 6.4%	2%

at least 6.4% but less than 10.4%	3%

10.4% or more	4%

The EIP Funding Percentage would then be decreased by 2 percent for each 10 basis points by which the ex-TAC operating margin was short of the target.

•

If both the Company’s revenue ex-TAC growth rate and ex-TAC operating margin were short of the targets, the EIP Funding Percentage would be decreased by 5 percent for each 1 percent by which the revenue ex-TAC growth rate was short of the target, and by an additional 2 percent for each 10 basis points by which the ex-TAC operating margin was short of the target.

•

If the Company’s revenue ex-TAC growth rate was short of the target but its ex-TAC operating margin was greater than the target, the EIP Funding Percentage would be decreased by 5 percent for each 1 percent by which the revenue ex-TAC growth rate was short of the target.

•

In applying this funding methodology, the corresponding increase or decrease in the EIP Funding Percentage would be pro-rated for actual results between the performance levels indicated above. As noted above, in no event would the EIP Funding Percentage be less than 50 percent or more than 200 percent.

For example, if the Company’s 2011 revenue ex-TAC growth rate was 7.4 percent (4 percent in excess of the target), and its ex-TAC operating margin was at or above the target, the EIP Funding Percentage would be 120 percent (a 5 percent increase above 100 percent for each percentage point the actual revenue ex-TAC growth rate exceeded the target). As noted above, ex-TAC operating margin above the target level would not result in a higher EIP Funding Percentage.

After the end of the year, the Compensation Committee determined that for purposes of the EIP, the Company’s revenue ex-TAC growth rate for 2011 was -6.1 percent, and the Company’s ex-TAC operating margin for 2011 was 17.6 percent. In determining the Company’s actual performance for 2011, the Company’s revenue ex-TAC and ex-TAC operating margin were based on the Company’s 2011 revenue and operating margin reported in its financial statements and adjusted in accordance with the EIP to account for events not contemplated by the Compensation Committee in setting the performance targets. Specifically, adjustments were made to mitigate the financial statement impact of acquisitions and divestitures, restructuring charges (net of stock-based compensation expense and non-cash items), certain legal settlements, changes in foreign exchange rates, and certain costs and changes in revenue presentation related to the Search Agreement. The Company believes that performance goals should be made no easier (or harder) to achieve because of transactions or events such as these that were unforeseen when the performance goals were established. Accordingly, these adjustments were provided for in the EIP to preserve the level of incentives that were intended when the 2011 performance goals were established.

Applying the EIP Funding Percentage methodology described above to the Company’s actual results for 2011, the Company’s actual results for 2011 did not satisfy the applicable performance goals. Thus, the EIP Funding Percentage was the minimum 50 percent of the EIP target bonus pool.

Under the EIP, an individual participant’s bonus calculation for 2011 was based 70 percent on the Company’s performance relative to the targets as described above and 30 percent on individual performance as described below. The Compensation Committee also has discretion, if it should determine a downward bonus adjustment to be appropriate, to reduce the amount of an executive’s total bonus from the level otherwise provided for under the EIP.

The individual performance component of a participant’s bonus under the EIP is determined by the Compensation Committee with respect to the Company’s executive officers and by management with respect to the other EIP participants. Factors considered by the Compensation Committee in determining the individual performance component include achievement of strategic operating objectives, and, for Named Executive Officers other than the Chief Executive Officer, the general recommendations and performance evaluations of the Chief Executive Officer. The members of the Compensation Committee also interact with all of the Named Executive Officers throughout the year and form their own views on the executives’ performance throughout the year, which helps inform their assessments of the Named Executive Officers’ individual performance.

As noted above, the EIP Funding Percentage for 2011 was the minimum 50 percent level. The Compensation Committee has discretion to reduce the bonus for any executive below the EIP Funding Percentage level. In light of competitive considerations and the importance of retaining the executive team, and in recognition of their efforts and teamwork to run the business during a period of extraordinary transition for the Company, the Compensation Committee determined in its judgment that each of the Named Executive Officers other than Ms. Bartz would receive a bonus equal to 50 percent of the executive’s target bonus (including both the Company performance and the individual performance components noted above). As to the 70 percent Company performance component of Ms. Bartz’s bonus opportunity, and as required by her employment agreement, the Company paid Ms. Bartz the minimum (50 percent) level of this component, pro-rated for the portion of the year she was employed by the Company. The Compensation Committee determined that Ms. Bartz would not be entitled to any portion of the individual performance component of her bonus opportunity.

The table below provides the target bonus for each Named Executive Officer who participated in the EIP for 2011 and the executive’s final bonus amount.

Name	Target Bonus as a Percentage of Base Salary	Target Bonus	Final EIP Bonus
Ross B. Levinsohn	120%	$840,000	$420,000
Timothy R. Morse	120%	$900,000	$450,000
Michael J. Callahan	90%	$450,000	$225,000
Carol Bartz(1)	200%	$2,000,000	$477,534
Blake J. Irving(1)	120%	$906,000	$453,000

(1)	As noted above, Ms. Bartz’s employment with the Company terminated on September 6, 2011, and Mr. Irving’s employment with the Company terminated on April 30, 2012.

In addition, the Compensation Committee determined in February 2012 to award a special discretionary bonus of $125,000 to each of Mr. Morse and Mr. Callahan in recognition of their leadership in connection with the Company’s strategic review, and for their outstanding performance working with the Board and taking on additional duties following Ms. Bartz’s termination. Because the bonuses relate to services performed by these executives during 2011, they are included as part of each executive’s compensation for 2011 in the Summary Compensation Table below.

Long-Term Incentive Equity Awards

The Company relies on long-term incentive equity awards as a key element of compensation for our executive officers so that a substantial portion of their total direct compensation is tied to increasing the market value of the Company. The Company makes annual grants of stock options, as well as time-based and performance-based vesting restricted stock unit awards, to align our executives’ interests with those of our shareholders, to promote executives’ focus on the long-term financial performance of the Company, and, through staggered grants with extended time-based vesting requirements, to enhance long-term retention.

In determining the size of equity-based awards, the Compensation Committee considers competitive grant values for comparable positions at the peer companies as well as various subjective factors primarily relating to the responsibilities of the individual executive, past performance, and the executive’s expected future contributions and value to the Company. The Compensation Committee also considers, in its decision-making process, the executive’s historic total compensation, including prior equity grants, the number and value of shares which continue to be subject to vesting under outstanding equity grants previously made to such executive, the quantity and type of equity incentives held by each executive relative to the other executive officers’ equity positions and their tenure, responsibilities, experience and value to the Company. No one factor is given any specific weighting and the Compensation Committee exercises its judgment to determine the appropriate size and mix of awards.

Stock Options. The Company makes a portion of its long-term incentive grants to the Named Executive Officers in the form of stock options with an exercise price equal to the closing price of our common stock on the grant date. As a result, the Named Executive Officers will only realize actual, delivered compensation value if our shareholders realize value through stock price appreciation after the date of grant of the options. The stock options also function as a retention incentive for our executives as they generally vest in installments over a period of three or four years after the date of grant.

Restricted Stock Units. The Company also grants long-term incentive awards to the Named Executive Officers in the form of restricted stock units that are subject to performance-based and/or time-based vesting requirements. Performance-based restricted stock units vest if certain performance goals established by the Compensation Committee are met, and are thus designed to maximize the Company’s performance for a particular period. Performance-based restricted stock units are also subject to long-term vesting requirements based on the executive’s continued employment with the Company. Time-based units that vest only if the executive continues employment with the Company provide a more predictable value and thus have value as a retention incentive. Vested performance-based and time-based restricted stock units are payable in shares of our common stock and thus, in each case, further link recipients’ interests with those of our shareholders. Under customary grant-date valuation principles, the grant-date value of a stock option is less than the grant-date value of a restricted stock unit covering an equal number of shares. Thus, fewer restricted stock units can be awarded (when compared with stock options) to convey the same grant-date value for these purposes. The Compensation Committee considers these distinctions, in its judgment, to help minimize the dilutive effect of the awards on the Company’s shareholders.

2011 Annual Grants. In February 2011, the Compensation Committee approved grants of stock options and time-based and performance-based restricted stock units to each of the Named Executive Officers. In determining the levels for these grants, the Compensation Committee considered the factors identified above in this “Long-Term Incentive Equity Awards” section in its judgment. The awards of stock options and time-based restricted stock units granted to the Named Executive Officers in February 2011 are scheduled to vest over a three-year period. The vesting of each of the performance-based restricted stock unit awards granted to the Named Executive Officers is contingent on the Company’s achievement of financial performance goals established by the Compensation Committee for 2011 and on the executive’s continued employment with the Company through the third anniversary of the grant date.

For each executive, the grant-date fair value of the performance-based restricted stock units comprised approximately 50 percent of the aggregate grant-date value (determined using the Company’s customary grant-date valuation principles) of the executive’s entire award, with stock options and time-based restricted stock units each comprising approximately 25 percent of the aggregate grant-date value of the award. The Compensation Committee believed this mix of options and time-based and performance-based vesting restricted stock units provided an appropriate combination of incentives and was reasonable when compared with peer company practices.

For 2011, the Compensation Committee approved several changes to the structure of the performance-based restricted stock unit awards. Under our 2009 and 2010 equity grant programs, the executive officers received two types of performance awards. The first type of performance award vests based, in part, on the Company’s financial performance each year over the three-year period covered by the award (with the performance goals established by the Compensation Committee at the beginning of each year). The second type of performance award vests based, in part, on the Company’s total shareholder return relative to that of the other NASDAQ-100 index companies over the three-year performance period commencing on the grant date. For 2011, the Compensation Committee believed that it would be appropriate to enhance the focus of our executives on the achievement of the annual financial objectives of the Company with regard to future growth. Accordingly, the vesting of all the performance-based restricted stock unit awards granted to the Named Executive Officers in 2011 is subject to the Company’s financial performance in 2011 as well as the executive’s continued employment with the Company through the third anniversary of the grant date. None of the awards granted in 2011 vests based on the Company’s relative total shareholder return or the Company’s financial performance for any year after 2011. The Compensation Committee believed that these changes to the structure of the performance awards for 2011 would help sharpen the executives’ focus on the achievement of specific performance goals intended to help position the Company for future growth.

For purposes of determining the vesting of the performance-based restricted stock units granted in 2011, as well as the portions of the performance-based restricted stock unit awards granted to the Named Executive Officers in 2009 and 2010 that relate to 2011 performance, the Compensation Committee determined that the Company’s performance for 2011 would be measured using its revenue ex-TAC growth rate and ex-TAC operating margin. As described above, the shift to focusing on revenue and operating margin ex-TAC, or excluding traffic acquisition costs, was consistent with the Company’s emphasis on ex-TAC results, in light of the Company’s ongoing transition of its paid search business to the Microsoft search platforms under the Company’s Search Agreement with Microsoft. The vesting structure for the 2011 awards particularly emphasized the goal of increased revenue, as revenue ex-TAC greater than the target level established by the Compensation Committee would result in vesting above the targeted level (as opposed to ex-TAC operating margin, where performance that exceeded the target level would not result in a higher payout amount). The Compensation Committee determined that it was appropriate to use these metrics to measure Company performance for 2011 for these restricted stock unit awards in light of the importance of these metrics to the Company and many of its investors during 2011.

The number of restricted stock units that would be eligible to vest under these awards was calculated by multiplying the total number of restricted stock units under the award that relate to 2011 performance by a factor (the “RSU Crediting Percentage”). The RSU Crediting Percentage would be between 0 percent and 200 percent and would be determined based on the Company’s revenue ex-TAC growth rate and ex-TAC operating margin for 2011 relative to the performance targets established by the Compensation Committee. The revenue ex-TAC growth rate target for 2011 was 3.4 percent, and the ex-TAC operating margin target for 2011 was 19.6 percent. These goals were consistent with the Company’s operating plan presented by management to the Board of Directors in early

2011. For purposes of and in accordance with the terms of the awards, the Company’s revenue ex-TAC and ex-TAC operating margin were each subject to adjustment as described above. The RSU Crediting Percentage would be increased or decreased, as the case may be, for actual 2011 results in excess or below the targeted levels as described below. As reflected in this vesting methodology, the structure for 2011 particularly emphasized the goal of increased revenue, as revenue ex-TAC greater than the target level established by the Compensation Committee would result in a higher RSU Crediting Percentage (as opposed to ex-TAC operating margin, where performance above the target level would not result in a higher RSU Crediting Percentage). The RSU Crediting Percentage could be as low as zero — there was no minimum amount that would vest regardless of performance.

•	If both the Company’s revenue ex-TAC growth rate and ex-TAC operating margin exceeded the targets, the RSU Crediting Percentage would be increased as follows:

If the revenue ex-TAC growth rate was:	Then the RSU Crediting Percentage would be increased by the following percentage for each 1 percent of revenue ex-TAC growth in excess of the target:
at least 3.4% (target) but less than 6.4%	3%

at least 6.4% but less than 10.4%	5%

10.4% or more	8%

•	If the Company’s revenue ex-TAC growth rate exceeded the target but its ex-TAC operating margin was below target, the RSU Crediting Percentage would be adjusted as follows:

If the revenue ex-TAC growth rate was:	Then the RSU Crediting Percentage would be increased by the following percentage for each 1 percent of revenue ex-TAC growth in excess of the target:
at least 3.4% (target) but less than 6.4%	2%

at least 6.4% but less than 10.4%	3%

10.4% or more	4%

The RSU Crediting Percentage would then be decreased by 2 percent for each 10 basis points by which the ex-TAC operating margin was short of the target.

•

If both the Company’s revenue ex-TAC growth rate and ex-TAC operating margin were short of the targets, the RSU Crediting Percentage would be decreased by 5 percent for each 1 percent by which the revenue ex-TAC growth rate was short of the target, and by an additional 2 percent for each 10 basis points by which the ex-TAC operating margin was short of the target.

•

If the Company’s revenue ex-TAC growth rate was short of the target but its ex-TAC operating margin was greater than the target, the RSU Crediting Percentage would be decreased by 5 percent for each 1 percent by which the revenue ex-TAC growth rate was short of the target.

•

In applying this funding methodology, the corresponding increase or decrease in the RSU Crediting Percentage would be pro-rated for actual results between the performance levels indicated above. As noted above, the RSU Crediting Percentage could be as low as zero but could not be greater than 200 percent.

For example, if the Company’s 2011 revenue ex-TAC growth rate was 7.4 percent (4 percent in excess of the target), and its ex-TAC operating margin was at or above the target, the RSU Crediting Percentage would be 120 percent (a 5 percent increase above 100 percent for each percentage point the actual revenue ex-TAC growth rate exceeded the target). As noted above, ex-TAC operating margin above the target level would not result in a higher EIP Funding Percentage.

After the end of the year, the Compensation Committee determined that for purposes of the restricted stock unit awards, the Company’s revenue ex-TAC growth rate for 2011 was -6.1 percent, and the Company’s ex-TAC operating margin for 2011 was 17.6 percent. In determining the Company’s actual performance for 2011, the Company’s revenue ex-TAC and ex-TAC operating margin were based on the Company’s 2011 revenue and operating margin reported in its financial statements and adjusted in accordance with the terms of the awards to account for events not contemplated by the Compensation Committee in setting the performance targets. Specifically, adjustments were made to mitigate the financial statement impact of acquisitions and divestitures, restructuring charges (net of stock-based compensation expense and non-cash items), certain legal settlements, changes in foreign exchange rates, and certain costs and changes in revenue presentation related to the Search Agreement. The Company believes that performance goals should be made no easier (or harder) to achieve because of transactions or events such as these that were unforeseen when the performance goals were established. Accordingly, these adjustments were provided for in the terms of the awards to preserve the level of incentives that were intended when the 2011 performance goals were established.

Applying the methodology described above, the Compensation Committee determined that 50 percent of the units eligible to vest based on 2011 performance would be credited to the executive holding the award. These credited units are scheduled to vest if the executive’s employment with the Company continues through the third anniversary of the grant date. Except for the specific adjustments contemplated by the terms of the awards, the Compensation Committee did not otherwise have discretion to adjust the performance-based vesting formula applicable to these awards.

2009 and 2010 Annual Grants that Vest Based on 2011 Performance. As noted above and described in more detail in the proxy statements for our 2010 and 2011 annual meetings, a portion of our long-term incentive equity awards granted to the Named Executive Officers in 2009 and 2010 consisted of performance-based restricted stock unit awards where the vesting of the award would be subject to the Company’s financial performance during each of the three years covered by the award. The 2009 awards related to the Company’s financial performance in 2009, 2010 and 2011, and the 2010 awards originally related to the Company’s financial performance in 2010, 2011 and 2012. As noted in the Summary Compensation Table on page 64, and as reflected in the Grants of Plan-Based Awards table on page 67, the annual financial performance targets with respect to each of the three performance years applicable to these awards are established at the beginning of the year and the one-third portion of the award subject to each annual target is treated as a separate annual grant for accounting purposes. Accordingly, the 2011 compensation data reported in the Summary Compensation Table and the Grants of Plan-Based Awards table reflects one-third of the 2009 and 2010 awards that are held by a Named Executive Officer (in each case, the one-third portion of the award that relates to 2011 performance). The Compensation Committee amended each of these awards to provide that performance for 2011 under the awards would be based on the same 2011 goals and methodology discussed above with respect to the 2011 performance-based restricted stock unit awards. Accordingly, and consistent with the 2011 awards, 50 percent of the units eligible to vest based on 2011 performance under the 2009 and 2010 performance-based awards were credited to the executive holding the award and are scheduled to vest if the executive’s employment with the Company continues through the third anniversary of the grant date.

As noted above, the Named Executive Officers were also granted awards of restricted stock units in February 2009 that were eligible to vest based on the Company’s total shareholder return relative to that of the other companies in the NASDAQ-100 index over the three-year performance period commencing on the grant date. In March 2012, the Compensation Committee determined that the Company’s total shareholder return for the three-year performance period fell short of the minimum threshold vesting hurdle applicable to these awards. Accordingly, these awards were forfeited in their entirety.

Retention Grants. In November 2011, the Compensation Committee approved the grant of 115,000 restricted stock units to Mr. Morse and the grant of 75,000 restricted stock units to each of Messrs. Irving, Levinsohn and Callahan. Each of these grants was scheduled to vest as to 100 percent of the units covered by the award on the second anniversary of the grant date. The Compensation Committee also approved restricted stock unit awards to selected other employees of the Company in October and November 2011. The Compensation Committee determined in its judgment that these grants were important to provide continued stability while the

Company conducted its search for a new Chief Executive Officer and through the transition period with the new Chief Executive Officer. The awards were granted in the form of restricted stock units payable in shares (as opposed to cash awards) to further align the interests of these employees with those of our shareholders. In the case of the grant to Mr. Morse, the Compensation Committee also took into account his additional responsibilities in serving as the Company’s interim Chief Executive Officer during this period.

New Hire Grants. In January 2011, the Compensation Committee approved the grant of 400,000 stock options and 175,000 time-based vesting restricted stock units to Mr. Levinsohn in connection with his commencing employment with the Company. These grants were negotiated with Mr. Levinsohn in connection with his joining the Company in November 2010 and determined based on his experience and qualifications, as well as his level of responsibilities with the Company.

Grant Practices. The Compensation Committee has adopted procedures providing that new hire and retention equity awards may be made to employees, including executive officers, by the Compensation Committee only at regularly scheduled meetings on or around the 25th of each month except March, June, September and December. This schedule is designed so that awards are not granted during the period commencing on the first day of the last month of each quarter and ending two business days after the Company’s quarterly earnings release.

The Company does not have any program, plan or practice to time the grant of equity-based awards to our executives in coordination with the release of material non-public information. All equity grants are made under the Company’s stock plan, which has been approved by the shareholders. The per share exercise price of stock options cannot be less than the closing sale price of the Company’s common stock on the grant date.

Severance and Change in Control Severance Benefits

In February 2011, the Compensation Committee approved the Company’s entering into severance agreements with the Company’s Senior Vice Presidents and more senior officers (including each of the Named Executive Officers), other than Ms. Bartz, to provide severance benefits to these executives should their employment terminate in certain circumstances (each, a “Severance Agreement”). Ms. Bartz’s employment agreement also provided certain severance benefits in the event her employment was terminated under certain circumstances and provided that, if the terms of any standard equity grants made to other senior executives, issued at the same time and of the same type of grants as grants to Ms. Bartz, contain terms that would be more favorable to Ms. Bartz, she would have the benefit of such terms. Accordingly, the Compensation Committee also approved amendments to certain outstanding equity awards held by Ms. Bartz in February 2011 to provide her with rights to accelerated vesting under these awards at least as favorable as those provided in the Severance Agreements. The Compensation Committee believed that providing the Company’s executives protection against a termination of employment by the Company without “cause” was consistent with competitive practices, and would help retain the Company’s executives and maintain leadership stability. Furthermore, adopting uniform terms, as reflected in the Severance Agreements, was regarded as helping to provide consistency in treatment among executives.

In addition, the Company maintains two change-in-control severance plans (the “Change-in-Control Severance Plans”) that together cover all full-time employees of the Company, including each of the Named Executive Officers.

The Compensation Committee believes that the occurrence, or potential occurrence, of a change-in-control transaction may create uncertainty regarding the continued employment of our executives and other key employees. The Change-in-Control Severance Plans are designed to help retain the Company’s employees and maintain a stable work environment leading up to and during potential changes in control of the Company by providing certain economic benefits to the employees in the event their employment is actually or constructively terminated in connection with such change in control.

Benefits under the Change-in-Control Severance Plans are provided only on a “double-trigger” basis, which means that there must be both a change in control of the Company and a termination of the participant’s employment in the circumstances described above. Furthermore, the plans do not provide tax gross-ups for potential excise or other taxes on the benefits that may be paid. The Board has the ability, subject to certain limitations, to terminate or amend the plans prior to a change in control.

Recipients of long-term incentive equity awards are also entitled to limited severance benefits with respect to awards granted prior to the applicable severance event. The Compensation Committee believes that these benefits are consistent with general competitive practices and help maximize the retention benefits to the Company of the awards.

The material terms of the Severance Agreements and the Change-in-Control Severance Plans, as well as any benefits that may be provided to the Named Executive Officers under their respective employment or equity award agreements in connection with a termination of their employment or a change in control, are described below in the section titled “Potential Payments Upon Termination or Change in Control.”

Material Compensation Committee Actions After Fiscal 2011

As outlined above, the Board took decisive actions in late 2011 and early 2012 regarding the Company’s management and Board composition. As a result, in February 2012, the Compensation Committee approved revisions to the EIP for 2012 and changes in its equity award grant structure for 2012. Except for these changes (described in more detail below), the Company’s executive compensation program for 2012 is similar to the 2011 program.

For the 2012 EIP, the Compensation Committee determined that the Company’s revenue ex-TAC growth rate and ex-TAC operating margin would again be used for purposes of determining the funding of the 2012 EIP bonus pool. However, the Compensation Committee decided that it would not be appropriate to use individual goals under the EIP for 2012 and that each executive’s bonus under the 2012 EIP would instead be based 100 percent on the Company’s performance relative to the targets established by the Compensation Committee. The Compensation Committee retains discretion to reduce the amount of an executive’s total bonus from the level otherwise provided under the 2012 EIP based on such factors as it may deem relevant in the circumstances.

The Compensation Committee also determined that it would be appropriate not to grant performance-based restricted stock units for 2012. Instead, the equity awards approved by the Compensation Committee in February 2012 for the Company’s executives consisted of an equal mix (determined using the Company’s customary grant-date valuation principles) of stock options and time-based vesting restricted stock units. The Compensation Committee determined that it would be premature to set performance-based vesting requirements for the Company’s 2012 equity awards given the Company’s recent appointment of a new Chief Executive Officer and the on-going status of the Company’s consideration of alternatives to increase shareholder value and position the Company for growth. For these reasons, the Compensation Committee also determined that the portion of the restricted stock unit awards granted in February 2010 that relate to 2012 performance will not be subject to performance goals but will, instead, be subject only to time-based vesting (so that the annual target number of units for 2012 is scheduled to vest in February 2013, subject to the executive’s continued employment or service with the Company through the vesting date). The Company considers stock options to be performance-based since they have value only if the Company’s stock price increases after the date of grant of the awards. Although it did not grant performance-based vesting restricted stock unit awards in February 2012, the Compensation Committee still wanted to ensure a strong link between 2012 compensation opportunities for the executives and stock price performance. Accordingly, the Compensation Committee increased the relative mix of stock options in each executive’s 2012 equity award grant from 25 percent of the 2011 equity award mix to 50 percent of the 2012 equity award mix (determined using the Company’s customary grant-date valuation principles). In future years, the Compensation Committee intends to consider the best mix and types of equity awards to grant each year, including performance-based awards with goals to strengthen executives’ alignment with the Company’s business objectives for that year and with increasing shareholder value.

In addition to the above structural changes for the Company’s executive compensation program in 2012, in January 2012 the Company entered into an employment letter agreement with Mr. Thompson in connection with his hiring as the Company’s Chief Executive Officer. The agreement provided that Mr. Thompson would receive an annual base salary of $1,000,000, subject to annual review, and would be eligible to receive an annual bonus under the EIP with a target amount of 200 percent of base salary. The actual amount of the annual bonus would be determined by the Compensation Committee based upon the Company’s financial performance and, if applicable under the EIP for the relevant year, Mr. Thompson’s performance for that year. However, Mr. Thompson’s annual bonus for 2012 would not be less than 50 percent of his target amount for that year.

Mr. Thompson was also eligible to be granted annual equity awards at the time regular annual grants are made to senior executives as determined by the Compensation Committee. In February 2012, pursuant to his employment letter agreement, he received an annual grant for 2012 with a target value of $11,000,000 and an additional one-time inducement grant with a value of $5,000,000. Each of these equity grants was made in the same form and on the same terms as the regular annual grants for 2012 made to the Company’s senior executives, except that Mr. Thompson’s grants in the form of restricted stock units, as well as the Make-Whole RSUs described below, carry specified dividend equivalent rights. Accordingly, Mr. Thompson’s annual and inducement grants were each made 50 percent in the form of stock options and 50 percent in the form of restricted stock units, with each award scheduled to vest over a three-year period after the grant date. However, except in limited circumstances, Mr. Thompson agreed to hold any shares issued to him under the restricted stock unit portion of his inducement grant for two years after the vesting date.

In addition, to compensate Mr. Thompson for the forfeiture of the value of his cash bonus and equity awards from his previous employer as a result of his joining the Company, the agreement provided for him to receive a cash bonus of $1,500,000 (the “Make-Whole Cash Bonus”) and a grant of restricted stock units with a grant-date value of $6,500,000 (the “Make-Whole RSUs”). The Make-Whole RSUs were granted to Mr. Thompson in January 2012. The Make-Whole RSUs vested as to a number of stock units with a grant-date value of $5,500,000 on March 15, 2012 and were scheduled to vest with respect to the remaining stock units subject to the grant on March 15, 2013. The Make-Whole Cash Bonus and the Make-Whole RSUs vesting in 2012 were subject to certain clawback provisions in the event Mr. Thompson terminated his employment without good reason during the first year of his employment with the Company.

If Mr. Thompson’s employment was terminated by the Company without cause or by Mr. Thompson for good reason, the Company would offer him severance benefits similar to the benefits it provides to other senior executives of the Company at the time of his termination. In addition, if Mr. Thompson’s employment was terminated by the Company without cause, by Mr. Thompson for good reason, or due to Mr. Thompson’s death or disability, any Make-Whole RSUs that were then outstanding and unvested would fully vest upon his termination.

Effective May 12, 2012, Mr. Thompson resigned as the Company’s Chief Executive Officer and President, and as a member of the Board. Mr. Thompson entered into a Separation Agreement with the Company in connection with his resignation. In accordance with the terms of the Separation Agreement, Mr. Thompson was paid his accrued and unpaid base salary and vacation pay and was entitled to retain his Make-Whole Cash Bonus and the vested portion of his Make-Whole RSUs. Mr. Thompson was paid no other severance compensation and his unvested equity awards terminated. The Separation Agreement included a mutual release of claims related to Mr. Thompson’s employment and other relationships with the Company and the Company’s affiliates, and the termination of Mr. Thompson’s employment and those relationships, provided that the release by the Company does not apply to any liability arising out of any intentional and wrongful act by Mr. Thompson.

Stock Ownership Policy

As described above, the Company believes that in order to align the interests of our executive officers with those of our shareholders, executive officers should have a financial stake in the Company. In February 2011, the Company revised its policy to increase the minimum stock ownership levels its executives are expected to meet.

The revised policy provides that the Chief Executive Officer should own Company common stock with a value of at least six times his or her base salary, and each of the Executive Vice Presidents should own Company common stock with a value of at least two and one-half times the executive’s base salary. Shares subject to unvested or unexercised equity awards are not considered owned by the executive for purposes of the policy. The policy was further revised by the Company in April 2012 to provide that an executive covered by the policy who does not satisfy the applicable Company stock ownership level must retain at least 50 percent of the net shares the executive receives upon exercise or payment, as the case may be, of a Company equity award for as long as he or she is covered by the policy. For this purpose, the “net” shares received upon exercise or payment of an award are the total number of shares received, less the shares needed to pay any applicable exercise price of the award and any tax obligations arising in connection with the exercise or payment.

Recoupment Policy

In April 2012 the Company adopted a recoupment (“clawback”) policy for incentive awards paid to executive officers. In the event of a restatement of incorrect Company financial results, this policy permits the Board, if it determines appropriate in the circumstances and subject to applicable laws, to seek recovery of the incremental portion of the incentive awards paid or awarded to executive officers in excess of the awards that would have been paid or awarded based on the restated financial results.

Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to its chief executive officer and certain of its other executive officers. However, compensation which qualifies as “performance-based” is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation’s shareholders.

The Company and the Compensation Committee review and consider the deductibility of executive compensation under Section 162(m). The Company believes that the realized gains on nonqualified stock options at the time of exercise are fully deductible under the terms of the Company’s shareholder-approved stock plan. In addition, the Compensation Committee generally structures performance-based grants of restricted stock units to qualify for deductibility in accordance with 162(m). The Compensation Committee may, however, from time to time approve compensation arrangements for our executive officers that may not satisfy the requirements of Section 162(m). For example, the EIP includes a payment floor that will result in minimum bonus payouts, even if the relevant performance goals are not achieved, for those participants who remain employed through the time of the bonus payouts. The Company’s annual cash bonuses under the EIP do not satisfy the requirements of Section 162(m) in light of this minimum payout provision. The Compensation Committee, however, believes that the minimum payout provision is an important feature of the EIP to help ensure short-term retention.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this proxy statement. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this proxy statement.

Compensation and Leadership Development

Committee of the Board of Directors*

Susan M. James

Brad D. Smith

*	Mr. Kern served as Chair of the Compensation Committee until his resignation from the Board in May 2012. Mr. Smith also served as a member of the Compensation Committee until May 2012 when Messrs. Webb (Chair), Liguori and H. Wilson were appointed to the Compensation Committee.

Summary Compensation Table—2009–2011

The following table presents 2009, 2010, and 2011 compensation information for each of the Named Executive Officers. Amounts shown under the headings “Stock Awards” and “Option Awards” in the table below present the aggregate grant date fair value of awards made each year (as computed for financial accounting purposes) and do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by vesting in a restricted stock or restricted stock unit award or by exercising a stock option). For information regarding the financial benefit, if any, realized by each Named Executive Officer upon vesting or exercise of equity awards in 2011, see “Option Exercises and Stock Vested—2011” below.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)(2)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(6)	Total ($)
Ross B. Levinsohn(7)	2011	700,000	0		7,728,320	3,135,514	420,000	N/A	4,365	11,988,199
Interim Chief Executive Officer and President	2010	90,152	500,000		0	0	0	N/A	25,536	615,688

Timothy R. Morse(8)	2011	616,193	125,000	(9)	5,009,465	1,040,582	450,000	N/A	4,365	7,245,605
Executive Vice President, Chief Financial Officer and Former Interim Chief Executive Officer	2010 2009	518,750 251,923	0 500,000		1,318,926 2,550,000	480,558 2,493,120	577,500 375,000	N/A N/A	4,365 150	2,900,099 6,170,193

Michael J. Callahan	2011	492,708	125,000	(9)	3,069,645	520,265	225,000	N/A	4,365	4,436,983
Executive Vice President, General Counsel and Secretary	2010 2009	461,250 420,000	0 0		1,359,851 1,368,766	420,488 1,895,656	391,875 236,250	N/A N/A	4,365 4,377	2,637,829 3,925,049

Carol Bartz(10)	2011	735,025	0		9,414,211	2,601,376	477,534	N/A	3,141,389	16,369,535
Former Chief Executive Officer	2010 2009	1,000,000 969,872	0 0		6,626,995 12,974,722	2,114,474 29,169,334	2,200,000 1,500,000	N/A N/A	5,365 2,615,345	11,946,834 47,229,273

Blake J. Irving(11)	2011	709,792	0		4,958,070	1,300,714	453,000	N/A	33,990	7,455,566
Former Chief Product Officer	2010	375,000	250,000		1,768,750	1,742,000	414,082	N/A	84,515	4,634,347

(1)	As required by SEC rules, amounts in the column “Stock Awards” present the aggregate grant date fair value of restricted stock unit awards made each year computed in accordance with FASB ASC 718. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by vesting in a restricted stock or restricted stock unit award). For information on the valuation assumptions used in these computations, refer to Note 11—“Employee Benefits” in the Notes to Consolidated Financial Statements included in our 2011 Form 10-K.

(2)	As described in the “Compensation Discussion and Analysis” above, the vesting of some of the performance-based restricted stock units awarded in 2010 was originally subject in part to the Company’s achievement of certain financial performance goals during each of 2010, 2011 and 2012, and the vesting of some of the performance-based restricted stock units awarded in 2009 was subject in part to the Company’s achievement of certain financial performance goals during each of 2009, 2010 and 2011. The financial performance targets were established at the beginning of each fiscal year and the one-third portion (or “tranche”) of each award subject to the annual target was treated as a separate annual grant for accounting purposes, and for purposes of the tables above and below, in accordance with FASB ASC 718. In February 2012, the 2010 financial performance awards were amended to provide that the 2012 tranche would be subject to time-based vesting only.

(3)	For restricted stock unit grants where the vesting of the award is subject, in part, to the Company’s financial performance, the “Stock Awards” column above includes the grant date fair value based on the probable outcome (determined as of the grant date for accounting purposes) of the performance-based vesting condition. The following tables present the aggregate grant date fair value of each such grant under two sets of assumptions: (a) based on the probable outcome (determined as of the grant date for accounting purposes) of the performance-based vesting condition (i.e., assuming that the performance target established for the year would be achieved) and (b) based on maximum performance (i.e., assuming that the highest level of performance condition would be achieved):

	2011 Financial Performance-Based Restricted Stock Unit Awards
Name	Aggregate Grant Date Fair Value (Based on Probable Outcome) ($)	Aggregate Grant Date Fair Value (Based on Maximum Performance) ($)
Ross B. Levinsohn	2,519,880	5,039,760
Timothy R. Morse	2,015,805	4,031,610
Michael J. Callahan	1,007,985	2,015,970
Carol Bartz	5,039,760	10,079,520
Blake J. Irving	2,519,880	5,039,760

	2010 Financial Performance-Based Restricted Stock Unit Awards*
Name	Tranche	Aggregate Grant Date Fair Value (Based on Probable Outcome) ($)	Aggregate Grant Date Fair Value (Based on Maximum Performance) ($)
Timothy R. Morse	2011	179,025	358,050
	2010	165,354	330,708
Michael J. Callahan	2011	156,640	313,280
	2010	144,678	289,357
Carol Bartz	2011	787,765	1,575,530
	2010	727,608	1,455,217

*	Messrs. Irving and Levinsohn did not receive these awards as they joined the Company after the February 2010 award date.

	2009 Financial Performance-Based Restricted Stock Unit Awards**
Name	Tranche	Aggregate Grant Date Fair Value (Based on Probable Outcome) ($)	Aggregate Grant Date Fair Value (Based on Maximum Performance) ($)
Michael J. Callahan	2011	222,860	445,720
	2010	205,842	411,683
	2009	168,563	337,126
Carol Bartz	2011	891,385	1,782,770
	2010	823,316	1,646,631
	2009	674,211	1,348,422

**	Messrs. Morse, Irving, and Levinsohn did not receive these awards as they joined the Company after the February 2009 award date.

(4)	As required by SEC rules, amounts shown in the column “Option Awards” present the aggregate grant date fair value of the awards computed in accordance with FASB ASC 718. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising stock options). For information on the valuation assumptions used in these computations, refer to Note 11—“Employee Benefits” in the Notes to Consolidated Financial Statements included in our 2011 Form 10-K.

(5)	Amounts represent bonuses under the Company’s EIP earned in the specified year and paid the following year.

(6)	Amounts presented in the “All Other Compensation” column for 2011 include: for Mr. Levinsohn, Company contributions under the Company’s 401(k) plan of $4,125, and group term life insurance premiums valued at $240; for Mr. Morse, Company contributions under the Company’s 401(k) plan of $4,125, and group term life insurance premiums valued at $240; for Mr. Callahan, Company contributions under the Company’s 401(k) plan of $4,125, and group term life insurance premiums valued at $240; for Ms. Bartz, a severance payment of $3.0 million, a payment of $137,084 upon termination of her employment for accrued vacation and floating holidays, Company contributions under the Company’s 401(k) plan of $4,125, and group term life insurance premiums valued at $180; and for Mr. Irving, a commuting allowance benefit of $33,750 under the terms of his employment letter agreement (which benefit was eliminated effective April 1, 2011), and group term life insurance premiums valued at $240.

(7)	Mr. Levinsohn was appointed interim Chief Executive Officer and President effective May 13, 2012. Throughout 2011, Mr. Levinsohn served as our Executive Vice President, Americas. For Mr. Levinsohn, amounts presented in the “Stock Awards” and “Option Awards” columns for 2011 include his new-hire awards, which were granted in January 2011. Mr. Levinsohn’s employment with the Company commenced on November 15, 2010.

(8)	Mr. Morse served as interim Chief Executive Officer and President from September 6, 2011 to January 9, 2012.

(9)	Mr. Morse and Mr. Callahan each received a special bonus of $125,000 (which was paid in 2012) in recognition of their leadership in connection with the Company’s strategic review, and for their outstanding performance working with the Board and taking on additional duties following Ms. Bartz’s termination.

(10)	Ms. Bartz’s employment with the Company ended on September 6, 2011, and her service as a director ended on September 9, 2011. Pursuant to Ms. Bartz’s employment agreement, her EIP bonus (reported in the column “Non-Equity Incentive Plan Compensation”) for 2011 was pro-rated based on days worked in 2011.

(11)	Mr. Irving’s employment with the Company ended on April 30, 2012.

Grants of Plan-Based Awards—2011

The following table presents all plan-based awards granted to the Named Executive Officers during fiscal year 2011. For a description of these awards, see the “Compensation Discussion and Analysis,” above and the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” below. Amounts shown under the heading “Grant Date Fair Value of Stock and Option Awards” present the aggregate grant date fair value of the awards (as computed for financial accounting purposes) and do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by vesting in a restricted stock unit award or by exercising a stock option). For information regarding the financial benefit, if any, realized by each Named Executive Officer upon vesting or exercise of equity awards in 2011, see “Option Exercises and Stock Vested—2011,” below.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)(2)	Target ($)	Maximum ($)(3)	Threshold (#)	Target (#)	Maximum (#)
Ross B. Levinsohn
Annual Bonus Opportunity	2/25/2011	420,000	840,000	1,680,000							N/A
Stock Options (new-hire award)(5)	1/28/2011								400,000	15.83	1,834,800
Restricted Stock Units (new-hire award)(5)	1/28/2011							175,000			2,770,250
Stock Options	2/25/2011								250,460	16.50	1,300,714
Restricted Stock Units	2/25/2011							76,360			1,259,940
Performance Units—2011 award	2/25/2011				76,360	152,720	305,440				2,519,880
Restricted Stock Units	11/30/2011							75,000			1,178,250

Timothy R. Morse
Annual Bonus Opportunity	2/25/2011	450,000	900,000	1,800,000							N/A
Stock Options	2/25/2011								200,370	16.50	1,040,582
Restricted Stock Units	2/25/2011							61,090			1,007,985
Performance Units—2011 award	2/25/2011				61,085	122,170	244,340				2,015,805
Performance Units— 2011 tranche of 2010 award(6)	2/25/2011				5,425	10,850	21,700				179,025
Restricted Stock Units	11/30/2011							115,000			1,806,650

Michael J. Callahan
Annual Bonus Opportunity	2/25/2011	225,000	450,000	900,000							N/A
Stock Options	2/25/2011								100,180	16.50	520,265
Restricted Stock Units	2/25/2011							30,540			503,910
Performance Units—2011 award	2/25/2011				30,545	61,090	122,180				1,007,985
Performance Units— 2011 tranche of 2010 award(6)	2/25/2011				4,746	9,493	18,986				156,640
Performance Units— 2011 tranche of 2009 award(7)	2/25/2011				6,753	13,507	27,013				222,860
Restricted Stock Units	11/30/2011							75,000			1,178,250

Carol Bartz
Annual Bonus Opportunity	2/25/2011	1,000,000	2,000,000	4,000,000							N/A
Stock Options	2/25/2011								500,910	16.50	2,601,376
Restricted Stock Units	2/25/2011							152,720			2,519,880
Performance Units—2011 award	2/25/2011				152,720	305,440	610,880				5,039,760
Performance Units— 2011 tranche of 2010 award(6)	2/25/2011				23,871	47,743	95,486				787,765
Performance Units— 2011 tranche of 2009 award(7)	2/25/2011				27,011	54,023	108,047				891,385
Modification of RSUs (8)	9/6/2011							35,808			175,421

Blake J. Irving
Annual Bonus Opportunity	2/25/2011	453,000	906,000	1,812,000							N/A
Stock Options	2/25/2011								250,460	16.50	1,300,714
Restricted Stock Units	2/25/2011							76,360			1,259,940
Performance Units—2011 award	2/25/2011				76,360	152,720	305,440				2,519,880
Restricted Stock Units	11/30/2011							75,000			1,178,250

(1)

Amounts represent cash bonus opportunities under the Company’s EIP. Each participant in the EIP is assigned a target bonus each year. For 2011, the EIP provided that the bonus pool available under the EIP would equal the aggregate amount of the participants’ target bonus opportunities, multiplied by the EIP Funding Percentage, which may range from a minimum of 50 percent to a maximum of 200 percent based on Yahoo!’s actual revenue ex-TAC growth rate and ex-TAC operating margin for 2011 in comparison with revenue ex-TAC growth rate and ex-TAC operating margin targets for 2011 set by the Compensation Committee (as provided in the EIP and described above in the “Compensation Discussion and Analysis”). The actual EIP bonuses received by the Named Executive Officers for 2011 are presented in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

(2)	Threshold EIP payments shown above reflect the minimum EIP Funding Percentage applied to each participant’s target bonus. Under the EIP, each individual participant’s bonus calculation for 2011 was based 70 percent on Company performance, and 30 percent on individual performance, as described above in the “Compensation Discussion and Analysis.”

(3)	Maximum EIP payments shown above reflect the maximum Funding Percentage applied to each participant’s target bonus. The EIP does not provide a maximum limit on individual bonuses, except that in no event will the total amount of bonuses paid under the EIP for a particular year exceed the aggregate bonus pool for that year.

(4)	As required by SEC rules, these amounts present the aggregate grant date fair value of the awards computed in accordance with FASB ASC 718. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising a stock option or vesting in a restricted stock or restricted stock unit award). For information on the valuation assumptions used in these computations, see Note 11—“Employee Benefits” in the Notes to Consolidated Financial Statements included in our 2011 Form 10-K.

(5)	Mr. Levinsohn’s employment with the Company commenced on November 15, 2010, and he received new-hire stock option and restricted stock unit awards in January 2011.

(6)	The vesting of these restricted stock units awarded in 2010 was originally subject in part to the Company’s financial performance in 2010, 2011 and 2012. Financial performance targets were established at the beginning of 2010 and 2011 and the one-third portion (or tranche) of the award subject to each annual target is treated as a separate annual grant for accounting purposes. Accordingly, the table above presents the one-third of the total number of restricted stock units subject to such award that were eligible to vest based on the Company’s financial performance goal established for 2011 (with the “Grant Date” in the table above being the grant date of the tranche for accounting purposes). In 2012 these awards were amended to provide that the 2012 tranche would be subject to time-based vesting only.

(7)	The vesting of these restricted stock units awarded in 2009 was subject in part to the Company’s financial performance in 2009, 2010 and 2011. Financial performance targets were established at the beginning of each fiscal year and the one-third portion (or tranche) of the award subject to each annual target is treated as a separate annual grant for accounting purposes. Accordingly, the table above presents the one-third of the total number of restricted stock units subject to such award that were eligible to vest based on the Company’s financial performance goal established for 2011 (with the “Grant Date” in the table above being the grant date of the tranche for accounting purposes).

(8)	As described in the “Compensation Discussion and Analysis” above, in connection with the February 2011 approval of the Severance Agreements for the other Named Executive Officers, the Compensation Committee approved a letter agreement with Ms. Bartz amending her 2010 stock option and 2010 time-based restricted stock unit award to provide that, in the event the Company terminated Ms. Bartz’s employment without cause, any portions of the awards scheduled to vest within six months following the termination date would accelerate. Ms. Bartz benefited from these modifications in connection with the September 6, 2011 termination of her employment. There was no incremental fair value, determined in accordance with FASB ASC 718, resulting from the modification of Ms. Bartz’s stock option award because the value of the option, determined under FASB ASC 718, at the time of the modification was less than the value of the option at the time of its initial grant. The incremental fair value, determined in accordance with FASB ASC 718, of the modification of Ms. Bartz’s restricted stock unit award was $175,421 and is reflected in this table and the Summary Compensation Table.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

In June 2009, the Company entered into an employment letter agreement with Mr. Morse to serve as our Chief Financial Officer. The agreement provides for a starting annual base salary of $500,000, subject to annual review, and a target annual cash bonus equal to 100 percent of his base salary. The agreement is for at-will employment and does not provide a specified term.

In May 2010, the Company entered into an employment letter agreement with Mr. Irving to serve as our Chief Product Officer. The agreement provided for a starting annual base salary of $600,000, subject to annual review, and a target annual cash bonus equal to 100 percent of his base salary. In lieu of relocation benefits, the agreement provided for a commuting allowance of $11,250 per month. In 2011, the Compensation Committee eliminated the commuting allowance benefit. The agreement was for at-will employment and did not provide a specified term. In April 2012, we announced that Mr. Irving would be leaving the Company. For more information, please see “Irving Separation” below.

In October 2010, the Company entered into an employment letter agreement with Mr. Levinsohn to serve as our Executive Vice President, Americas. The agreement provides for a starting annual base salary of $700,000, subject to annual review, and a target annual cash bonus equal to 100 percent of his base salary. The agreement also provides for an award of 400,000 stock options and 175,000 restricted stock units, which were granted on January 28, 2011. The agreement is for at-will employment and does not provide a specified term.

In January 2009, the Company entered into an employment agreement with Ms. Bartz to serve as our Chief Executive Officer, with an initial term of four years. The agreement provided that Ms. Bartz would receive a starting annual base salary of $1,000,000, subject to annual review for increases, and would be eligible to receive an annual bonus with a target amount of 200 percent of base salary and a maximum amount of two times the target amount. The actual amount of the annual bonus would be determined by the Compensation Committee based upon the performance of both the Company and Ms. Bartz for the relevant year. Ms. Bartz’s employment with the Company was terminated on September 6, 2011. For more information, please see “Bartz Separation” below.

Equity-Based Awards

Each of the equity-based awards reported in the “Grants of Plan-Based Awards—2011” table was granted under, and is subject to the terms of, our 1995 Stock Plan. The 1995 Stock Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the 1995 Stock Plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the 1995 Stock Plan are generally transferable only to a beneficiary of a Named Executive Officer upon his or her death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws.

Under the terms of the 1995 Stock Plan, if there is a change in control of Yahoo!, each Named Executive Officer’s outstanding awards granted under the plan will generally be assumed by the successor company, unless the Compensation Committee provides that the award will not be assumed and will become fully vested and, in the case of options, exercisable. Any options that are vested at the time of the change in control (including options that become vested in connection with the change in control) generally must be exercised within 30 days after the optionee receives notice of the acceleration.

Stock Options. In February 2011, each of the Named Executive Officers was granted a stock option as part of the Company’s 2011 annual grant process. Each of these February 2011 options is scheduled to vest in three equal annual installments following the date of grant. In January 2011, Mr. Levinsohn was granted a stock option in connection with his commencing employment with the Company. This option is scheduled to vest as to 25 percent of the option on the first anniversary of Mr. Levinsohn’s start date and as to the remaining 75 percent of the option in six semi-annual installments over the three-year period thereafter. Each of the options granted to the Named Executive Officers in 2011 has a per-share exercise price equal to the closing price of our common stock on the grant date and a maximum term of seven years.

Time-Based Stock Awards. In February 2011, each of the Named Executive Officers was granted an award of restricted stock units as part of the Company’s 2011 annual grant process. Each of these February 2011 awards is scheduled to vest in equal annual installments on each of the first three anniversaries of the grant date. In November 2011, each of the Named Executive Officers (other than Ms. Bartz) was granted another award of restricted stock units. Each of these November 2011 awards is scheduled to vest as to 100 percent of the restricted stock units on the second anniversary of the grant date. In January 2011, Mr. Levinsohn was granted an award of restricted stock units in connection with his commencing employment with the Company. The award is scheduled to vest in equal annual installments on each of the first four anniversaries of the grant date. Each of these restricted stock unit awards is payable in shares of the Company’s common stock on a one-for-one basis following the vesting date.

Performance-Based Stock Awards. In February 2011, as part of the Company’s 2011 annual grant process, each of the Named Executive Officers was granted an award of performance-based restricted stock units. The vesting of these awards is subject to the Company’s financial performance in 2011 in relation to performance goals established at the beginning of the year by the Compensation Committee, as well as the executive’s continued employment with the Company through the third anniversary of the grant date. As noted in the “Compensation Discussion and Analysis,” the Compensation Committee decided that the performance metrics applicable to these 2011 awards would be revenue ex-TAC growth rate and ex-TAC operating margin. The total number of units credited would range between 0 percent and 200 percent of the target number of units subject to the award depending on the Company’s 2011 performance. In February 2012, the Compensation Committee determined that, based on the Company’s financial performance in 2011, 50 percent of the target number of units would be credited with respect to each of these outstanding 2011 performance awards. The stock units credited to the executive are scheduled to vest on the third anniversary of the February 2011 grant date, subject to the executive’s continued employment or service with the Company through the vesting date.

Also in February 2011, the Company and each of the Named Executive Officers who received a financial performance-based award in February 2009 or February 2010 entered into amendments of such awards to specify the performance metrics for the awards’ 2011 tranches. Unlike the 2011 financial performance-based awards described above (which are based on a single-year’s financial performance), each of these 2009 and 2010 performance awards provided for the executive to be credited with a number of restricted stock units based on the Company’s financial performance in each of the three years following the date of grant, in relation to performance goals established at the beginning of each such year by the Compensation Committee. The number of units credited each year would range between 0 percent and 200 percent of the annual target number of units depending on the Company’s performance during such year. The annual target number of units is equal to one-third of the total target number of units subject to the award. Each of these awards is treated as three separate annual grants for accounting purposes and, accordingly, only the one-third portion (or tranche) of units eligible to vest based on the Company’s 2011 financial performance is shown in the tables above. The stock units credited to the executive based on Company financial performance are scheduled to vest on the third anniversary of the 2009 or 2010 award date, as applicable, subject to the executive’s continued employment or service with the Company through the vesting date. As noted in the “Compensation Discussion and Analysis,” the February 2011 amendment of these awards provided that the 2011 performance metrics applicable to these awards would be revenue ex-TAC growth rate and ex-TAC operating margin. In February 2012, the Compensation Committee and each of the Named Executive Officers who received a financial performance-based award in February 2010 (other than Ms. Bartz) entered into amendments of those awards to provide that the 2012 tranche of the 2010 awards will not be subject to performance goals but, instead, will be subject only to time-based vesting (so that the annual target number of units for 2012 is scheduled to vest in February 2013, subject to continued employment or service with the Company through the vesting date).

Each of these restricted stock unit awards is payable in shares of the Company’s common stock on a one-for-one basis following the vesting date. For more information on the performance-based vesting requirements applicable to the restricted stock unit awards granted to the Named Executive Officers in 2011, see the “Compensation Discussion and Analysis.” Refer to the “Potential Payments upon Termination or Change in Control” section below for information on the severance and change in control provisions applicable to all equity-based awards granted to the Named Executive Officers in 2011.

Non-Equity Incentive Plan Awards

Each of the “non-equity incentive plan awards” reported in the “Grants of Plan-Based Awards—2011” table was granted under, and is subject to the terms of, our EIP. Please see the “Compensation Discussion and Analysis” above for a description of the material terms of awards granted under our EIP for 2011.

Outstanding Equity Awards at Year-End—2011

The following table presents all outstanding equity awards held by the Named Executive Officers at the end of 2011. Vesting of these awards is generally conditioned upon the Named Executive Officer’s continuous employment through the applicable vesting date.

Name	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)		Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)

Ross B. Levinsohn	100,000	300,000	(3)			15.83	1/28/2018
		250,460	(4)			16.50	2/25/2018
								175,000	(5)	2,822,750
								76,360	(6)	1,231,687
								76,360	(7)	1,231,687
								75,000	(8)	1,209,750
Timothy R. Morse	250,000	150,000	(9)			17.00	7/27/2016
	26,260	78,780	(4)			15.24	2/25/2017
		200,370	(4)			16.50	2/25/2018
								150,000	(10)	2,419,500
								24,412	(6)	393,766
								18,337	(11)	295,768
											16,275	(12)	262,516
								61,090	(6)	985,382
								61,085	(7)	985,301
								115,000	(8)	1,854,950
Michael J. Callahan	78,750					20.58	12/10/2013
	65,000					37.08	12/16/2014
	100,000					34.75	2/1/2015
	30,000					40.68	12/20/2012
	330,000					31.59	5/31/2013
	150,000					32.12	2/26/2014
	150,000					23.03	8/27/2014
	125,000	125,000	(13)			12.48	2/25/2016
	44,486	44,484	(13)			12.48	2/25/2016
	22,978	68,932	(4)			15.24	2/25/2017
		100,180	(4)			16.50	2/25/2018
								20,260	(14)	326,794
								32,956	(15)	531,580
											20,260	(16)	326,794
								21,360	(6)	344,537
								16,044	(11)	258,790
											14,240	(12)	229,691
								30,540	(6)	492,610
								30,545	(7)	492,691
								75,000	(8)	1,209,750
Carol Bartz				1,527,778	(17)	11.73	3/31/2013
	311,387					12.48	9/6/2012
	231,090					15.24	9/6/2012
	166,970					16.50	9/6/2012
											81,035	(16)	1,307,095
											35,808	(18)	577,575
Blake J. Irving(19)	150,000	250,000	(20)			14.15	7/26/2017
		250,460	(4)			16.50	2/25/2018
								125,000	(21)	2,016,250
								76,360	(6)	1,231,687
								76,360	(7)	1,231,687
								75,000	(8)	1,209,750

(1)	In accordance with the terms and conditions applicable to the award, each award reported in these columns generally is subject to earlier termination in connection with certain terminations of the award holder’s employment and to acceleration in certain circumstances as described under “Potential Payments Upon Termination or Change in Control,” below.

(2)	Value is based on the closing price of Yahoo! common stock of $16.13 on the final trading day of 2011, as reported on NASDAQ.

(3)	One-sixth of these stock options vested on May 15, 2012, and the remainder will become exercisable in equal semi-annual installments thereafter through November 15, 2014.

(4)	One-third of these stock options became exercisable on February 25, 2012 and the remainder will become exercisable in equal annual installments thereafter through February 25, 2014.

(5)	One-fourth of these restricted stock units vested on January 28, 2012 and the remainder will vest in equal annual installments thereafter through January 28, 2015.

(6)	One-third of these restricted stock units vested on February 25, 2012 and the remainder will vest in equal annual installments thereafter through February 25, 2014.

(7)	These restricted stock units will vest on February 25, 2014. Amount shown is the aggregate number of credited stock units from a 2011 award with vesting contingent on the Company’s achievement of annual financial performance goals (an “AFP-based performance award”).

(8)	These restricted stock units will vest on November 30, 2013.

(9)	One-third of these stock options will become exercisable on June 17, 2012, and the remainder will become exercisable in equal semi-annual installments thereafter through June 17, 2013.

(10)	These restricted stock units will vest on July 27, 2012.

(11)	These restricted stock units will vest on February 25, 2013. Amount shown is the aggregate number of credited stock units from the 2010 and 2011 tranches of a 2010 AFP-based performance award.

(12)	These restricted stock units are scheduled to vest, if at all, based on the Company’s total shareholder return relative to that of the other NASDAQ-100 index companies over the three-year performance period ending February 25, 2013. Amount shown is the threshold vesting level.

(13)	One-half of these stock options became exercisable on February 25, 2012 and the remainder will become exercisable on February 25, 2013.

(14)	One-half of these restricted stock units vested on February 25, 2012 and the remainder will vest on February 25, 2013.

(15)	These restricted stock units vested on February 25, 2012. Amount shown is the aggregate number of credited stock units from the 2009, 2010, and 2011 tranches of a 2009 AFP-based performance award.

(16)	These restricted stock units were scheduled to vest, if at all, based on the Company’s total shareholder return relative to that of the other NASDAQ-100 index companies over the three-year performance period ending February 25, 2012. Amount shown is the threshold vesting level. In March 2012, the Compensation Committee determined that the Company’s total shareholder return for the three-year performance period did not meet the minimum performance level required for payment. Accordingly, these awards were forfeited in their entirety.

(17)	Reflects the threshold vesting level of a four-year performance-based stock option granted in January 2009 (the “Inducement Option”). The Inducement Option becomes exercisable, if at all, based on the attainment of average closing prices for the Company’s common stock (as reported on NASDAQ) for 20 consecutive trading days prior to January 1, 2013 (or, if a change in control, as defined in Ms. Bartz’s employment agreement, occurs prior to January 1, 2013, the price of the Company’s common stock on the NASDAQ immediately preceding the closing of the change in control, even if such price is not maintained for 20 consecutive trading days) (in either case, the “Average Price”) as follows: (i) one-third of the option (equal to 1,527,778 shares) will vest if the Average Price is equal to or greater than $17.595 (which is 150 percent of the exercise price of $11.73, the fair market value of the Company’s common stock on the date of grant); (ii) an additional one-sixth of the option (equal to 763,889 shares) will vest if the Average Price is equal to or greater than $20.5275 (which is 175 percent of the exercise price); (iii) an additional one-sixth of the option (equal to 763,890 shares) will vest if the Average Price is equal to or greater than $23.46 (which is 200 percent of the exercise price); (iv) an additional one-twelfth of the option (equal to 381,944 shares) will vest if the Average Price is equal to or greater than $26.3925 (which is 225 percent of the exercise price); (v) an additional one-twelfth of the option (equal to 381,944 shares) will vest if the Average Price is equal to or greater than $29.325 (which is 250 percent of the exercise price); and (vi) an additional one-sixth of the option (equal to 763,890 shares) will vest if the Average Price is equal to or greater than $35.19 (which is 300 percent of the exercise price).

(18)	These restricted stock units are scheduled to vest, if at all, based on the Company’s total shareholder return relative to that of the other NASDAQ-100 index companies over the three-year performance period ending February 25, 2013. Amount shown is the award’s threshold vesting level, pro-rated based on Ms. Bartz’s months worked during the three years ending February 25, 2013.

(19)	As noted above, Mr. Irving’s employment with the Company ended on April 30, 2012. Each of his outstanding unvested awards terminated on that date, after giving effect to applicable acceleration provisions (see “Potential Payments Upon Termination or Change in Control—Executive Severance Agreements” and “—Equity Awards,” below).

(20)	One-fifth of these stock options were scheduled to become exercisable on May 17, 2012, and the remainder were scheduled to become exercisable in equal semi-annual installments thereafter through May 17, 2014.

(21)	These restricted stock units were scheduled to vest on July 26, 2013.

Option Exercises and Stock Vested—2011

The following table presents all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the Named Executive Officers during 2011.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Ross B. Levinsohn	0	0	0	0
Timothy R. Morse	0	0	8,138	134,277
Michael J. Callahan	0	0	17,250	284,625
Carol Bartz	0	0	462,299	6,489,793
Blake J. Irving	0	0	0	0

(1)	In the case of stock awards, the value realized equals the fair market value of Yahoo! common stock on the vesting date, multiplied by the number of shares/units that vested.

Potential Payments Upon Termination or Change in Control

The following section describes the benefits that may become payable to certain Named Executive Officers in connection with a termination of their employment with the Company and/or a change in control of the Company under arrangements in effect on December 31, 2011.

Executive Severance Agreements

As described in the “Compensation Discussion and Analysis,” above, in February 2011, the Compensation Committee approved the Company’s entry into Severance Agreements with the Company’s executive officers (including each of the Named Executive Officers other than Ms. Bartz) to provide severance benefits to these executives should their employment terminate in certain circumstances. Under each Severance Agreement, in the event that the Company terminates the executive’s employment without “cause” (as defined in the agreement), the executive would generally be entitled to receive cash severance equal to (1) the executive’s base salary for 12 months, (2) the executive’s annual target bonus for the year in which the termination notice is provided, and (3) a prorated portion of the annual bonus the executive would have received for the year in which the termination notice is provided (or, if less, the executive’s target bonus for such year) based on the number of months the executive was actively employed with the Company during the year. The executive would also be entitled to payment by the Company of an amount equal to the executive’s COBRA premiums for continuation of health benefits up to 12 months following termination. In addition, the Severance Agreement provides that if an executive’s employment terminates and the executive is entitled to severance as described above, then:

•

any portion of the executive’s outstanding stock options and time-based restricted stock unit awards granted prior to the date of the Severance Agreement that is scheduled to vest within six months following such a termination of the executive’s employment will vest on the termination date; and

•

the executive’s outstanding restricted stock unit awards granted prior to the date of the Severance Agreement that vest based on the Company’s financial performance will vest as to any stock units credited under the award based on Company performance for any year prior to the year in which the termination occurs, and if the executive is employed with the Company for at least six months of the year in which the termination occurs, the award will vest as to a prorated portion of the stock units that would have been credited under the award based on the Company’s performance for that year.

In each case, the executive’s right to receive the severance benefits described above is contingent on the executive’s executing and not revoking a release of claims in favor of the Company and complying with the executive’s obligations under any confidentiality or similar agreement with the Company. If an executive is entitled to benefits triggered by a termination of employment under the Change-in-Control Severance Plans described below (or another plan or agreement) and the executive’s Severance Agreement, the executive will be entitled to the greater benefit (but not both benefits).

Change in Control Severance Plans

As noted above in the section titled “Compensation Discussion and Analysis,” the Compensation Committee maintains two Change in Control Severance Plans that, together, cover all full-time employees of the Company, including each of the Named Executive Officers currently employed with the Company.

The Change in Control Severance Plans provide that if an eligible employee’s employment with the Company is terminated by the Company without cause or by the employee for good reason (as these terms are defined in the applicable Change in Control Severance Plan) within one year after a change in control of the Company, the employee will generally be entitled to receive the following severance benefits:

•

Continuation of the employee’s annual base salary, as severance pay, over a designated number of months following the employee’s severance date. The number of months will range from four months to 24 months, depending on the employee’s job level.

•

Reimbursement for outplacement services for 24 months following the employee’s severance date, subject to a maximum reimbursement that ranges from $3,000 to $15,000, depending on the employee’s job level.

•	Continued medical group health and dental plan coverage for the period the employee receives severance pay.

•

Accelerated vesting of all stock options, restricted stock units and any other equity-based awards previously granted or assumed by the Company and outstanding as of the severance date, unless otherwise set forth in the applicable award agreement for grants or awards made after February 12, 2008.

The number of months used to calculate the severance benefit under the Change in Control Severance Plans for each Named Executive Officer is 24 months and the outplacement benefit applicable to each Named Executive Officer is $15,000. The plans do not provide tax gross-ups for potential excise or other taxes on the benefits that may be paid.

Each eligible employee will be entitled to the greater of (a) the severance payments and benefits pursuant to the Change in Control Severance Plans or (b) the severance benefits under any negotiated severance agreement between such employee and the Company (if applicable).

Payment of the foregoing severance benefits is conditioned upon the employee’s execution of a release of claims in favor of the Company and compliance with the employee’s confidentiality, proprietary information and assignment of inventions obligations to the Company.

A “change in control” would generally be triggered under the Change in Control Severance Plans by a person or group of persons acquiring more than 40 percent of the Company’s voting stock, consummation of certain mergers and other transactions where the Company’s shareholders owned less than 50 percent of the surviving entity, a liquidation of the Company, or consummation of a sale of all or substantially all of the Company’s assets. A sale of the Company’s search business would not constitute a change in control.

Equity Awards

With respect to equity awards granted to Mr. Callahan in February 2009, to Messrs. Morse and Callahan in February 2010, and to each of the Named Executive Officers (other than Ms. Bartz) in February 2011 and November 2011, the executive will be entitled to full acceleration of his or her outstanding and unvested awards if, within 12 months following a change in control of the Company, the executive’s employment is terminated by the Company without cause or by the executive for good reason (as such terms are defined in the applicable award agreements). In addition, such awards may partially vest if the executive’s employment is terminated by the Company without cause or due to the executive’s death or disability prior to a change in control as follows: (a) as to the performance stock units that vest based on the Company’s total shareholder return over a three-year performance period and provided that the termination of employment occurs between 18 and 36 months after the award is granted, the number of units that vest at the end of the three-year period based on performance will be pro-rated based on the executive’s period of service over the performance period; (b) the November 2011 awards will vest pro-rata based on days worked during the two-year vesting period; and (c) vesting of the other awards will be determined under the terms of the Severance Agreement as described above.

With respect to the award of 150,000 restricted stock units granted to Mr. Morse in July 2009 and the award of 125,000 restricted stock units granted to Mr. Irving in July 2010 (each of which is scheduled to vest 100 percent on the third anniversary of the grant date), each such executive’s award agreement provides that if his employment is terminated by the Company without cause (as defined in the agreement) prior to the third anniversary of his employment start date, the award will vest on a pro-rata basis.

In addition to the benefits described above, outstanding equity-based awards held by the Named Executive Officers may also be subject to accelerated vesting in connection with a change in control of the Company under the terms of our 1995 Stock Plan and outstanding awards held by each Named Executive Officer on the date of his Severance Agreement may be subject to accelerated vesting as described under “—Executive Severance Agreements,” above.

Estimated Severance and Change in Control Benefits

Severance Benefits. The following table presents the Company’s estimate of the amount of the benefits to which each of the Named Executive Officers (other than Ms. Bartz) would have been entitled had his employment been terminated by the Company on December 31, 2011 without cause (as defined in the executive’s award or Severance Agreement, as applicable), and other than in connection with a change in control of the Company.

Name	Cash Severance ($)	Continuation of Health Benefits ($)	Equity Acceleration ($)(1)		Total ($)
Ross B. Levinsohn	1,960,000	24,743	2,414,250		4,398,993
Timothy R. Morse	2,100,000	24,743	3,791,854	(2)	5,916,597	(2)
Michael J. Callahan	1,175,000	24,743	2,106,551	(2)(3)	3,306,294	(2)(3)
Blake J. Irving	2,114,000	24,743	2,744,668		4,883,411

(1)	This column reports the intrinsic value of the unvested portions of the executive’s awards that would accelerate in the circumstances. For options, this value is calculated by multiplying the amount (if any) by which $16.13 (the closing price of the Company’s common stock on the final trading day of 2011) exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option. For restricted stock unit awards, this value is calculated by multiplying $16.13 by the number of units subject to the accelerated portion of the award.

(2)	In addition, as to the restricted stock units awarded to Mr. Morse and Mr. Callahan in February 2010 that vest based on the Company’s three-year total shareholder return relative to that of the other NASDAQ-100 index companies, a target number of 19,891 units for Mr. Morse and 17,404 units for Mr. Callahan would remain outstanding and in 2013 would be payable in a number of shares of common stock ranging from 0 percent to 200 percent of such amount based on the Company’s relative total shareholder return over the three years ending February 25, 2013.

(3)

In addition, as to the restricted stock units awarded to Mr. Callahan in February 2009 that vest based on the Company’s three-year total shareholder return relative to that of the other NASDAQ-100 index companies, a target number of 38,268 units would remain outstanding and in 2012 would be payable in a number of shares of common stock ranging from 0 percent to 200 percent of such amount based on the Company’s relative total shareholder return over the three years ending February 25, 2012. In March 2012, the Compensation Committee determined that the Company’s total shareholder return for the three-year performance period did not meet the minimum performance level required for payment and, accordingly, this award was forfeited in its entirety.

Change in Control Severance Benefits. The following table presents the Company’s estimate of the amount of the severance benefits to which each of the Named Executive Officers (other than Ms. Bartz) would be entitled under the arrangements described above if his employment was terminated by the Company without cause (or, as to some benefits, by the executive for good reason) within 12 months following a change in control of the Company, and assuming for purposes of this illustration that the termination of employment occurred on December 31, 2011.

Name	Cash Severance ($)(1)	Continuation of Health Benefits ($)(1)	Outplacement Benefits ($)	Equity Acceleration ($)(2)	Total ($)
Ross B. Levinsohn	1,960,000	24,743	15,000	7,817,560	9,817,303
Timothy R. Morse	2,100,000	24,743	15,000	8,777,620	10,917,363
Michael J. Callahan	1,175,000	24,743	15,000	6,280,989	7,495,732
Blake J. Irving	2,114,000	24,743	15,000	7,416,060	9,569,803

(1)	The Severance Agreements provide that each executive will be entitled to either the cash severance and health continuation payments provided under his Severance Agreement or under the Change in Control Severance Plan (if applicable), whichever is greater. Amounts in the “Cash Severance” and “Continuation of Health Benefits” columns reflect benefits under the Severance Agreements.

(2)	This column reports the intrinsic value of the unvested portions of the executive’s awards that would accelerate in the circumstances. For options, this value is calculated by multiplying the amount (if any) by which $16.13 (the closing price of the Company’s common stock on the final trading day of 2011) exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option. For restricted stock unit awards, this value is calculated by multiplying $16.13 by the number of units subject to the accelerated portion of the award.

Bartz Separation

Ms. Bartz’s employment agreement, described above under the heading “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Equity Awards Table—Employment Agreements,” provided for certain benefits to be paid to Ms. Bartz in connection with a termination of her employment without cause as described below.

Under her employment agreement, if Ms. Bartz’s employment were to be terminated during the term of the agreement by the Company without cause, Ms. Bartz would be entitled to:

(a) a lump-sum payment equal to one times her base salary and target bonus;

(b) an additional prorated bonus for the year in which the termination occurs;

(c) the Inducement Option Ms. Bartz received in January 2009 (which is subject to vesting in tranches based on the Company’s stock price performance) would remain outstanding through December 31, 2012, the Company’s actual stock prices through December 31, 2012 would be used to determine the portion of the award eligible to vest (any portion of the award as to which the applicable performance conditions were not satisfied would terminate), and the actual portion of the award that vests would be determined by multiplying the portion of the award as to which the performance vesting conditions were satisfied by a fraction (not greater than one), the numerator of which is equal to Ms. Bartz’s actual months of service plus 12 months and the denominator of which is 48 months;

(d) treatment of other grants during the term of the agreement, including annual grants, in accordance with their terms but with a minimum pro-rata vesting based on service during the vesting period (plus credit for an additional 12 months of service with respect to the grants of stock options and restricted stock units she received in February 2009);

(e) an exercise period for her outstanding and vested options of 12 months after termination; and

(f) Ms. Bartz and her eligible dependents would generally be entitled to continued coverage under the Company’s health plans, provided that Ms. Bartz pays the full cost of the continued coverage.

The terms of her equity award agreements further provided that, in the situation described above:

(g) with respect to the award of performance-based restricted stock units granted to Ms. Bartz in February 2009 that vest based on the Company’s financial performance each year, any stock units that were credited to Ms. Bartz based on the Company’s performance for the year in which the termination occurs and for any prior year would vest as of the final day of the termination year;

(h) with respect to the award of performance-based restricted stock units granted to Ms. Bartz in February 2010 that vest based on the Company’s financial performance each year, any stock units that were credited to Ms. Bartz based on the Company’s performance for any year prior to the termination year would vest, and the remainder of the award would be held open and she would be entitled to pro rata vesting (based on service during the termination year), as of the final day of the termination year, as to any units credited based on Company performance for the termination year;

(i) with respect to the award of performance-based restricted stock units granted to Ms. Bartz in February 2011 that vest based on the Company’s financial performance in 2011, she would be entitled to pro rata vesting (based on service over the 36-month vesting period), as of the final day of the performance year (or, if later, the date of termination), as to any units credited based on the Company’s financial performance in 2011; and

(j) with respect to the awards of performance-based restricted stock units granted to Ms. Bartz in February 2009 and February 2010 that vest based on total shareholder return (or “TSR”), each award would be held open until the end of its three-year performance period, and she would be entitled to pro rata vesting as described in clause (d) above as to the number of units that vest based on the Company’s total shareholder return over the performance period.

Ms. Bartz’s employment agreement also provided that, if the terms of any standard equity grants made to other senior executives, issued at the same time and of the same type of grants as grants to Ms. Bartz, contain terms that would be more favorable to Ms. Bartz, she would have the benefit of such terms. Accordingly, in connection with the executive Severance Agreements described above, in February 2011 the Company entered into a letter agreement with Ms. Bartz amending her stock option and time-based restricted stock unit award granted in 2010 to provide that, in the event the Company terminated Ms. Bartz’s employment without cause (as defined in the applicable agreements, and other than during the 12 months following a change in control), such awards would vest according to their terms, but at a minimum, any portions of the awards that were scheduled to vest within six months following the termination date would vest on the termination date.

On September 6, 2011, Ms. Bartz’s employment with the Company terminated. The separation was treated by the Company as a termination without cause. Pursuant to the terms of her employment agreement and equity award agreements described above, Ms. Bartz received:

•	a cash severance payment of $3 million (equal to her base salary plus target bonus);

•	a cash bonus under the EIP, pro-rated for the portion of the year she was employed by the Company, in the amount of $477,534;

•	accelerated vesting of 385,973 restricted stock units and 415,966 stock options, which will remain exercisable until September 6, 2012; and

•	a payment for accrued but unused vacation days and floating holidays.

In connection with receiving the severance benefits described above, Ms. Bartz executed a release in favor of the Company.

Upon termination of Ms. Bartz’s employment, the shares subject to the Inducement Option and the 2010 TSR-based performance award were proportionately reduced based on months worked during the applicable vesting period (plus an additional 12 months vesting credit in the case of the Inducement Option), as required by Ms. Bartz’s employment agreement and award agreements. Such awards remain outstanding and eligible to vest based on the Company’s performance over their respective performance periods. The 2009 TSR-based performance award was also held open but terminated in March 2012 when the Compensation Committee determined that the Company’s total shareholder return for the three-year performance period did not meet the minimum performance level required for payment. The performance-based vesting conditions applicable to the Inducement Option are described in footnote (17) to the “Outstanding Equity Awards at Year-End—2011” table above. The deadline for Ms. Bartz to exercise any portion of the Inducement Option that becomes vested will be September 6, 2012 (the date that is one year after her termination) or, with respect to any portion of the option that vests within 90 days prior to such date or at any time thereafter, 90 days after the applicable vesting date. If a change in control of the Company occurs and Ms. Bartz’s Inducement Option is not otherwise vested, the Inducement Option will continue in accordance with its terms if the award is continued, assumed or substituted for in the transaction. If a change in control of the Company occurs and Ms. Bartz’s Inducement Option is to be terminated (because it is not continued, assumed or substituted for in the transaction), any vesting of the unvested portion of the award will be determined based on the Company’s stock price immediately prior to the change in control. Any portion of the Inducement Option that is not vested based on such stock price will terminate on the transaction.

Irving Separation

On April 30, 2012, Mr. Irving’s employment with the Company terminated. Mr. Irving received severance benefits for a termination without cause in accordance with the agreements described above.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee of the Company’s Board (the “Audit Committee”) consists of four non-employee directors: Susan M. James, as Chair, Thomas J. McInerney, Brad D. Smith and Maynard G. Webb, Jr. The Board has determined that each Audit Committee member is an Independent Director. The Audit Committee is a standing committee of the Board and operates under a written charter adopted by the Board, which is available on our website, www.yahoo.com. From our main web page, first click on “Company Info” at the bottom of the page, then on “Corporate Governance” under the “Investor Relations” heading and then “Audit and Finance Committee” under the “Committee Charters” heading. Among its other functions, the Audit Committee has the authority and responsibility to retain and terminate the engagement of the Company’s independent registered public accounting firm (“independent auditors”).

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

During 2011, the Audit Committee met with the Company’s independent auditors, the senior members of the Company’s financial management team and the Company’s head of internal audit in separate private sessions to discuss any matters that the Audit Committee, the independent auditors, the head of internal audit or senior members of the Company’s financial management team believed should be discussed privately with the Audit Committee. The Audit Committee’s agenda is established by the Audit Committee’s chair and senior members of the Company’s financial management team. The Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements in the Company’s 2011 Form 10-K. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent auditors that firm’s independence and considered whether the non-audit services provided by the independent auditors are compatible with maintaining their independence.

Based on the Audit Committee’s discussions with management and the independent auditors, and the Audit Committee’s review of the Company’s audited consolidated financial statements, representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s 2011 Form 10-K filed with the SEC.

Submitted by the Audit and Finance Committee

of the Company’s Board of Directors*

Susan M. James (Chair)

Thomas J. McInerney

Brad D. Smith

Maynard G. Webb, Jr.

*	Ms. Hart and Messrs. Joshi and G. Wilson served as members of the Audit Committee prior to their resignation from the Board in May 2012. Messrs. McInerney, Smith and Webb joined the Audit Committee in May 2012.

FEES FOR SERVICES RENDERED BY INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Set forth below are approximate fees (in millions) for services rendered by PricewaterhouseCoopers LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2011 and 2010:

	2011	2010
Audit Fees(1)	$7.3	$8.0
Audit-Related Fees(2)	1.0	0.8
Tax Fees(3)	2.8	2.7
All Other Fees	—	—

Total	$11.1	$11.5

(1)	Aggregate audit fees consist of fees billed or accrued for professional services rendered for the audit of Yahoo!’s consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly filings and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements, except those not required by statute or regulation.

(2)	Audit-related fees consist of fees for services rendered during the fiscal year for assurance and related services that are reasonably related to the performance of the audit or review of Yahoo!’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations and due diligence in connection with mergers and acquisitions, attest services related to financial reporting that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

(3)	Tax fees consist of fees for services rendered during the fiscal year for professional services related to federal, state and international tax compliance and planning, tax advice, assistance with tax audits and appeals and advice related to mergers and acquisitions.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures regarding pre-approval of permitted audit and non-audit services. Each year, no later than the end of the first quarter of the fiscal year, and as needed at other times during the year, (i) the independent registered public accounting firm will submit to the Audit Committee for approval the terms, fees and conditions of the Company’s engagement of the independent registered public accounting firm to perform an integrated audit of the Company’s consolidated financial statements, to attest to the Company’s internal control over financial reporting for the applicable fiscal year and to review the Company’s interim financial statements and (ii) management and the independent registered public accounting firm will jointly submit to the Audit Committee for approval a written pre-approval request of additional audit and non-audit services to be performed for the Company during the year, including a maximum fee amount or budgeted range of fees for each category of service outlined in such request. The Audit Committee has designated the Audit Committee Chair to have the authority to pre-approve interim requests for additional permissible services that were not contemplated in the engagement letter or annual pre-approval request. The Audit Committee Chair may approve or reject any interim service requests and shall report any interim service pre-approvals at the following Audit Committee meeting.

All services provided by PricewaterhouseCoopers LLP during the fiscal years ended December 31, 2011 and December 31, 2010 were pre-approved by the Audit Committee.

RELATED PARTY TRANSACTION POLICY

The Audit Committee has adopted a written Related Party Transaction Policy (the “Policy”). The purpose of the Policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction or series of transactions in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) the Company is a participant and (iii) a related person has or will have a direct or indirect material interest. For purposes of the Policy, a related person is each member of the Board, each executive officer, any nominee for director, any security holder known to the Company to own of record or beneficially 5 percent or greater of any class of its voting securities or any immediate family member of any of the foregoing persons.

The Corporate Secretary shall submit all related party transactions to the Audit Committee for its review and, if appropriate, approval or ratification. In determining whether to approve or ratify a related party transaction, the Audit Committee may consider all relevant facts and circumstances, including the following factors:

•	the nature of the related person’s interest in the transaction;

•

the material terms of the transaction, including the amount involved, the type of transaction and whether the terms are at least as favorable to the Company as those available from non-related persons;

•	the importance of the transaction to the related person and to the Company;

•	whether the transaction would interfere with the ability of a director or executive officer to act in the best interests of the Company and its shareholders; and

•	any other matters the Audit Committee deems appropriate.

Any member of the Audit Committee who has an interest in a transaction under discussion by the Audit Committee shall abstain from voting on the approval of the related party transaction, but may, if requested by the Chair of the Audit Committee, participate in some or all of the committee’s discussions about the transaction.

LEGAL PROCEEDINGS

On June 14, 2007, a shareholder derivative action was filed in the U.S. District Court for the Central District of California by Jill Watkins against members of the Board and selected officers. The complaint filed by the plaintiff alleged breaches of fiduciary duties and corporate waste, similar to the allegations in a former class action relating to stock price declines during the period April 2004 to July 2006, and alleged violation of Section 10(b) of the Exchange Act. On July 16, 2009, the plaintiff Watkins voluntarily dismissed the action against all defendants without prejudice. On July 17, 2009, plaintiff Miguel Leyte-Vidal, who had substituted in as plaintiff prior to the dismissal of the federal Watkins action, re-filed a shareholder derivative action in Santa Clara County Superior Court against members of the Board and selected officers. The Santa Clara County Superior Court derivative action purports to assert causes of action on behalf of the Company for violation of specified provisions of the California Corporations Code, for breaches of fiduciary duty regarding financial accounting and insider selling and for unjust enrichment. On September 19, 2011, the court sustained Yahoo!’s demurrer to plaintiff’s third amended complaint without leave to amend. On December 21, 2011, plaintiff filed a notice of appeal.

Since May 31, 2011, a total of eight shareholder derivative suits were filed either in the Santa Clara County Superior Court or the United States District Court for the Northern District of California purportedly on behalf of Yahoo! shareholders against certain officers and directors of the Company and third parties. The actions allege breaches of fiduciary duties, corporate waste, mismanagement, abuse of control, unjust enrichment, misappropriation of corporate assets, or contribution and seek damages, equitable relief, disgorgement and corporate governance changes in connection with Alibaba Group’s restructuring of its subsidiary Alipay.com Co., Ltd. and related disclosures. The Santa Clara County actions filed by plaintiffs Cinnoto, Lassoff, Zucker, and Koo were consolidated under the caption In re Yahoo! Inc. Derivative Shareholder Litigation on June 24, 2011 and September 12, 2011 (“California Derivative Litigation”). On February 1, 2012, the court approved a stipulation to stay the California Derivative Litigation for 180 days. The federal actions filed in the Northern District of California by plaintiffs Salzman, Tawila, and Iron Workers Mid-South Pension Fund were consolidated under the caption In re Yahoo! Inc. Shareholder Derivative Litigation on October 3, 2011 (“Federal Derivative Litigation”), and a consolidated shareholder derivative complaint was filed on March 5, 2012.

On December 1, 2011 and December 7, 2011, purported class action complaints were filed in the Delaware Chancery Court by M & C Partners, III and Louisiana Municipal Police Employees’ Retirement System, respectively, against the Company and the members of the Board at that time. On December 14, 2011, The Delaware Chancery Court consolidated the two actions under the caption In re Yahoo! Shareholders Litig. and appointed lead plaintiffs. On December 29, 2011, lead plaintiffs filed a consolidated amended class action complaint purportedly on behalf of all of the Company’s shareholders alleging that the board of directors breached fiduciary duties by failing to maximize the Company’s value in connection with the strategic review process. Plaintiffs seek injunctive relief, rescission, fees and costs.

NO INCORPORATION BY REFERENCE

In Yahoo!’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we refer you to information previously filed with the SEC that should be considered as part of the particular filing. As provided under SEC regulations, the “Audit and Finance Committee Report” and the “Compensation Committee Report” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.” In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

ANNUAL REPORT TO SHAREHOLDERS

Our 2011 Annual Report has been mailed to shareholders and posted on our corporate website at www.yahoo.com. The Company will provide, without charge, a copy of our 2011 Annual Report (including the financial statements and the financial statement schedules but excluding the exhibits thereto) upon the written request of any shareholder of record or beneficial owner of our common stock. Requests can be made by writing to Investor Relations, Yahoo! Inc., 701 First Avenue, Sunnyvale, California 94089, or by telephone request to (408) 349-3382.

OTHER MATTERS

The Board has not received valid notice of any other business that will be presented at the annual meeting. If any other business is properly brought before the annual meeting, all proxies that have been properly submitted will be voted in respect thereof as the proxyholders deem advisable.

It is important that the proxies be returned promptly and that your shares be represented. Shareholders are urged to submit your proxy as soon as possible by marking, dating, signing and returning the enclosed proxy card or voting instruction form in the postage-prepaid envelope provided or submitting your proxy or voting instructions electronically over the Internet or by telephone.

By Order of the Board of Directors,

Michael J. Callahan

Executive Vice President, General Counsel

and Secretary

Sunnyvale, California

June 4, 2012

Annex A

YAHOO! INC.

1995 STOCK PLAN

(as amended and restated on April 26, 2012)

1.	Purposes of the Plan. The purposes of this 1995 Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees and Consultants of the Company and its Subsidiaries and to promote the success of the Company’s business. To accomplish the foregoing, the Plan provides that the Company may grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents and Performance-Based Awards (each as hereinafter defined). Options granted under the Plan may be incentive stock options (as defined under Section 422 of the Code) or nonstatutory stock options, as determined by the Administrator at the time of grant of an Option and subject to the applicable provisions of Section 422 of the Code, as amended, and the regulations promulgated thereunder.

Awards granted on or after the Effective Date shall be made under this version of the Plan and not under the Plan as previously in effect. For the terms and conditions of the Plan applicable to Awards granted under the Plan before the Effective Date, refer to the version of the Plan in effect as of the date such Award was granted. Notwithstanding the foregoing, the April 2012 amendments to the Plan apply as to all Awards outstanding under the Plan.

2.	Definitions. As used herein, the following definitions shall apply:

“Administrator” means the Board or any of its Committees appointed pursuant to Section 4 of the Plan.

“Applicable Laws” means any legal requirements of all state and federal laws, including without limitation securities laws and the Code, relating to the administration of stock incentive plans such as the Plan.

“Award” means an award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Performance-Based Awards (each as defined below).

“Award Agreement” has the meaning set forth in Section 21 of the Plan.

“Board” means the Board of Directors of the Company.

“Cause” shall have such meaning as determined by the Administrator and set forth in the applicable Award Agreement. Unless otherwise expressly provided in the applicable Award Agreement, the determination of Cause with respect to an Award shall be made by the Administrator in its sole discretion.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Committee appointed by the Board of Directors in accordance with Section 4(a) of the Plan.

“Common Stock” means the common stock of the Company.

“Company” means Yahoo! Inc., a Delaware corporation.

“Consultant” means any person, but not including a Non-Employee Director, who is engaged by the Company or any Parent or Subsidiary of the Company to render services and is compensated for such services.

“Continuous Status as an Employee or Consultant” means the absence of any interruption or termination of service as an Employee or Consultant. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other approved leave of absence, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless otherwise provided pursuant to Company policy adopted from time to time; or (iv) in the case of transfers between locations of the Company or between the Company, its Subsidiaries or their respective successors. For purposes of the Plan, a change in status from an Employee to a Consultant or from a Consultant to an Employee will not constitute an interruption of Continuous Status as an Employee or Consultant. If an entity ceases to be a Subsidiary of the Company, an interruption of Continuous Status as an Employee or Consultant shall be deemed to have occurred with respect to each Employee or Consultant in respect of such Subsidiary who does not continue as an Employee or Consultant in respect of the Company or another Subsidiary of the Company that continues as such after giving effect to the transaction or other event giving rise to the change in status. The Administrator shall be the sole judge of whether a Participant continues to render services for purposes of the Plan.

“Director” means a member of the Board.

“Dividend Equivalent” means a right granted under Section 13 of the Plan.

“Effective Date” means June 25, 2009.

“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. The payment of compensation by the Company for service as a Director does not, alone, constitute “employment” of the Director by the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, the fair market value of Common Stock determined as follows:

(i)	If the Common Stock is listed on any established stock exchange or a national market system including without limitation the Nasdaq Global Market and Nasdaq Global Select Market, its Fair Market Value shall be the closing sales price for such stock as quoted on such exchange or system on the date of determination (if for a given day no sales were reported, the closing sales price for a share of Common Stock for the next preceding day on which sales of Common Stock were reported shall be used), as such price is reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)	If the Common Stock is listed on the Nasdaq Stock Market (but not on the Nasdaq Global Market or Nasdaq Global Select Market thereof) or regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)	In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator;

provided, however, that, as to Awards subject to laws other than the laws of the United States, the Administrator may adopt a different methodology for determining Fair Market Value with respect to one or more such Awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular Award(s) (for example, and without limitation, the Administrator may provide that Fair Market Value for purposes of one or more Awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

“Full-Value Award” means any Award under the Plan other than an Option or a Stock Appreciation Right.

“Good Reason” shall have such meaning as determined by the Administrator and set forth in the applicable Award Agreement. Unless otherwise expressly provided in the applicable Award Agreement, the determination of Good Reason with respect to an Award shall be made by the Administrator in its sole discretion.

“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, as designated in the applicable written Option agreement.

“Non-Employee Director” shall mean a Director who is not an Employee.

“Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option, as designated in the applicable written Option agreement.

“Officer” means an officer of the Company or any Parent or Subsidiary of the Company.

“Option” means a stock option granted under Section 9 of the Plan.

“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code or any successor provision.

“Participant” means an Employee or Consultant who receives an Award under the Plan.

“Performance-Based Award” has the meaning set forth in Appendix A of the Plan.

“Plan” means this 1995 Stock Plan, as amended from time to time.

“Reporting Person” means an Officer, Director, or greater than ten percent stockholder of the Company within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.

“Restricted Period” has the meaning set forth in Section 11(a) of the Plan.

“Restricted Stock” means Shares acquired pursuant to Section 11 of the Plan.

“Restricted Stock Unit” means the right to receive in cash or Shares the Fair Market Value of a Share granted pursuant to Section 12 of the Plan.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as the same may be amended from time to time, or any successor provision.

“Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

“Stock Appreciation Right” means a stock appreciation right granted under Section 9 of the Plan.

“Stock Exchange” means any stock exchange or consolidated stock price reporting system on which prices for the Common Stock are quoted at any given time.

“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code, or any successor provision.

“Total Disability” shall have such meaning as determined by the Administrator and set forth in the applicable Award Agreement. Unless otherwise expressly provided in the applicable Award Agreement, Total Disability with respect to an Award shall mean a total and permanent disability within the meaning of Section 22(e)(3) of the Code.

3.	Stock Subject to the Plan.

(a)	Share Limits; Shares Available. The Shares may be authorized, but unissued, or reacquired Common Stock. The maximum aggregate number of Shares that may be issued under the Plan is 754,000,000 Shares. Shares issued in respect of any Full-Value Award granted under the Plan after the Effective Date shall be counted against the Share limit set forth in the foregoing sentence as 1.75 Shares for every one Share actually issued in connection with such Award. (For example, if 100 Shares are issued with respect to a Restricted Stock Award granted under the Plan after the Effective Date, 175 Shares shall be counted against such Share limit in connection with that Award.) Shares issued in respect of any Full-Value Award granted under the Plan on or before the Effective Date shall be counted against the Share limit set forth above at the applicable ratio in effect under the Plan on the date of grant of such Award. The maximum aggregate number of Shares that may be issued under the Plan pursuant to Options qualified as Incentive Stock Options is 754,000,000 Shares (within, and not in addition to, the aggregate share limit). Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 3(b) and Section 15.

(b)	Awards Settled in Cash; Reissue of Awards and Shares. To the extent that an Award is settled in cash or a form other than Shares, the Shares that would have been delivered had there been no such cash or other settlement shall not be counted against the Shares available for issuance under the Plan. In the event that shares of Common Stock are delivered in respect of a Dividend Equivalent right granted under the Plan, only the actual number of shares delivered with respect to the Award shall be counted against the share limits of the Plan. (For purposes of clarity, if 1,000 Dividend Equivalent rights are granted and outstanding when the Company pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 50 shares shall be counted against the share limits of the Plan). In connection with the exercise of a Stock Appreciation Right or an Option, the number of underlying Shares as to which the exercise relates shall be counted against the applicable Share limits under Section 3(a), as opposed to only counting the Shares actually issued. (For purposes of clarity, if an Option relates to 100,000 Shares and is exercised in full at a time when the net number of Shares due to the Participant (after any netting of Shares to cover the exercise price and/or tax withholding) is 15,000 Shares, 100,000 Shares shall be counted against the applicable Share limits under Section 3(a) with respect to such exercise.) Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Award under the Plan, as well as any Shares exchanged by a Participant or withheld by the Company or one of its Subsidiaries to satisfy the tax withholding obligations related to any Award, shall not be available for subsequent Awards under the Plan. Shares that are subject to or underlie Awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the Plan shall again be available for subsequent Awards under the Plan.

4.	Administration of the Plan.

(a)	The Administrator. The Plan shall be administered by and all Awards under the Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of the Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by Section 157(c) of the Delaware General Corporation Law and any other applicable law, to one or more officers of the Company, its powers under the Plan (a) to designate the Employees other than an officer who is a Reporting Person who will receive grants of Awards under the Plan, and (b) to determine the number of shares subject to, and the other terms and conditions of, such Awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under the Plan. Unless otherwise provided in the Bylaws of the Company or the applicable charter of any Administrator, a majority of the members of the acting Administrator shall constitute a quorum, and the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

With respect to Awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Code, the Plan shall be administered by a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code); provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. Award grants, and transactions in or involving Awards, intended to be exempt under Rule 16b-3 under the Exchange Act, must be duly and timely authorized by the Board or a committee consisting solely of two or more non-employee directors (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act). To the extent required by any applicable Stock Exchange, the Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the applicable Stock Exchange rules).

(b)	Powers of the Administrator. Subject to the provisions of the Plan and in the case of a Committee, the specific duties delegated by the Board to such Committee, and subject to the approval of any relevant authorities, including the approval, if required, of any Stock Exchange, the Administrator shall have the authority, in its discretion:

(i)	to determine the Fair Market Value of the Common Stock, in accordance with the definition of such term set forth above;

(ii)	to select the Consultants and Employees to whom Awards may from time to time be granted hereunder;

(iii)	to determine whether and to what extent Awards are granted hereunder;

(iv)	to determine the number of Shares of Common Stock, if any, to be covered by each Award granted hereunder;

(v)	to approve forms of agreements for use under the Plan;

(vi)	to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder, including, but not limited to, the share price and any restriction or limitation, the vesting of any Award or the acceleration of vesting or waiver of a forfeiture restriction, and to determine the effect (which may include the suspension, delay or extension of vesting dates) of a leave of absence, based in each case on such factors as the Administrator shall determine, in its sole discretion;

(vii)	to determine whether and under what circumstances an Award may be settled in cash or other consideration instead of Common Stock (subject to the no-repricing provision below);

(viii)	to adjust the number of Shares subject to any Award, adjust the price of any or all outstanding Awards or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 3 and 18 (subject to the no-repricing provision below);

(ix)	to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan; and

(x)	in order to fulfill the purposes of the Plan and without amending the Plan, to modify Awards to Participants who are foreign nationals or employed outside of the United States in order to recognize differences in local law, tax policies or customs.

Notwithstanding the foregoing and except for an adjustment pursuant to Section 15(a) or a repricing approved by stockholders, in no case may the Administrator (1) amend an outstanding Option or Stock Appreciation Right to reduce the exercise price or grant price of the Award, (2) provide for the cancellation, exchange, or surrender of an outstanding Option or Stock Appreciation Right in exchange for cash or other awards for the purpose of repricing the Award, or (3) provide for the cancellation, exchange, or surrender an outstanding Option or Stock Appreciation Right in exchange for an Option or Stock Appreciation Right with an exercise or grant price that is less than the exercise or grant price of the original Award.

(c)	Effect of Administrator’s Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all holders of any Award.

5.	Eligibility.

(a)	Recipients of Grants. Awards may be granted to eligible Employees and Consultants. Incentive Stock Options may be granted only to Employees. An Employee or Consultant who has been granted an Award may, if he or she is otherwise eligible, be granted additional Awards.

(b)	No Employment Rights. The Plan shall not confer upon any Participant any right with respect to continuation of employment or consulting relationship with the Company, nor shall it interfere in any way with such Participant’s right or the Company’s right to terminate his or her employment or consulting relationship at any time, with or without cause.

6.	Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the stockholders of the Company as described in Section 22 of the Plan. It shall continue in effect until April 2, 2019, unless sooner terminated under Section 18 of the Plan.

7.	Term of Awards. The term of each Award shall be the term stated in the written agreement evidencing such Award; provided, however, that the term of any Award shall be no more than seven (7) years from the date of grant thereof or such shorter term as may be provided in such agreement and provided further that, in the case of an Incentive Stock Option granted to a Participant who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the written Option agreement.

8.	Limitation on Award Grants to Employees. Subject to adjustment as provided in the Plan, the maximum number of Shares which may be subject to all Options and Stock Appreciation Rights granted to any one Employee under the Plan during any calendar year of the Company shall be 15,000,000.

9.	Terms of Options and Stock Appreciation Rights.

(a)	Type of Option. Each Option shall be designated in the written Option agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 5(b), the most recently granted Incentive Stock Options shall be treated as Nonstatutory Stock Options first, and the Fair Market Value of the Shares subject to an Incentive Stock Option shall be determined as of the date of the grant of such Option.

(b)	Stock Appreciation Rights. A Stock Appreciation Right shall entitle the recipient to receive an amount equal to the excess of the Fair Market Value of a Share on the date of exercise of the Stock Appreciation Right over the grant price thereof. The Administrator shall determine whether a Stock Appreciation Right shall be settled in cash, Shares or a combination of cash and Shares. Stock Appreciation Rights may be granted in addition to another Award or freestanding and unrelated to another Award.

(c)	Exercise Price. The per share exercise or grant price, as the case may be, for each Option or Stock Appreciation Right shall be such price as is determined by the Administrator and set forth in the applicable agreement, but shall be subject to the following:

(i)	In the case of an Incentive Stock Option that is:

(A)	granted to an Employee who, at the time of the grant of such Incentive Stock Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(B)	granted to any other Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii)	In the case of the exercise price of a Nonstatutory Stock Option or the grant price of a Stock Appreciation Right, such price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(d)	Permissible Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant) and may consist entirely of (1) cash, (2) check, (3) other Shares that (x) in the case of Shares initially acquired from the Company (upon exercise of a stock option or otherwise), have been owned by the Participant for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (4) to the extent permitted under Applicable Laws, authorization for the Company to retain from the total number of Shares as to which the Option is exercised that number of Shares having a Fair Market Value on the date of exercise equal to the exercise price for the total number of Shares as to which the Option is exercised, (5) to the extent permitted under Applicable Laws, delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price and any applicable income or employment taxes, (6) any combination of the foregoing methods of payment, or (7) such other consideration and method of payment for the issuance of Shares to the extent permitted under Applicable Laws.

10.	Exercise of Option or Stock Appreciation Right.

(a)	Procedure for Exercise; Rights as a Stockholder. Any Option or Stock Appreciation Right granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator, and reflected in the written Award Agreement, which may include vesting requirements and/or performance criteria with respect to the Company and/or the Participant.

Unless otherwise provided by the Administrator, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

An Option or Stock Appreciation Right shall be deemed to be exercised when written notice of such exercise has been given to the Company (or such other administrative exercise procedures as the Administrator may implement from time to time have been completed) by the person entitled to exercise the Award, and, in the case of Options, the Company has received full payment for the Shares with respect to which the Option is exercised. Full payment may, as authorized by the Administrator, consist of any consideration and method of payment allowable under Section 9(d) of the Plan. Until Shares are actually issued in respect of an Option or Stock Appreciation Right and held of record by the Participant, the Participant shall have no right to vote such Shares, no right to receive dividends on such Shares, and no other rights as a stockholder with respect to such Shares, notwithstanding any earlier exercise of the Option or Stock Appreciation Right. The Company shall issue (or cause to be issued) such Shares promptly upon exercise of the Option or Stock Appreciation Right. No adjustment will be made for a dividend or other right for which the record date is prior to the date such Shares are issued, except as provided in Section 15 of the Plan.

Exercise of an Option or Stock Appreciation Right in any manner shall result in a decrease in the number of Shares that thereafter may be available, both for purposes of the Plan and the Option or Stock Appreciation Right, by the number of Shares as to which the Option or Stock Appreciation Right is exercised.

(b)

Termination of Employment or Consulting Relationship. Subject to Section 10(c), in the event of termination of a Participant’s Continuous Status as an Employee or Consultant with the Company, such Participant may, but only within three (3) months after the date of such termination (or such other period of time as is determined by the Administrator and is set forth in the Award Agreement and in no event later than the expiration date of the Award), exercise his or her Option or Stock Appreciation Right to the extent that the Participant was entitled to exercise it at the date of such termination. To the extent that the Participant was not entitled to exercise the Option or Stock Appreciation Right at the date of such termination, or if the Participant does not exercise such Option or Stock Appreciation Right to the extent so entitled within the time specified herein, the Option or Stock Appreciation Right shall terminate. No termination shall be deemed to occur and this Section 10(b) shall not apply if (i) the Participant is a Consultant who becomes an Employee; or (ii) the Participant is an Employee who becomes a Consultant.

(c)	Disability of Participant. Notwithstanding Section 10(b) above, in the event of termination of a Participant’s Continuous Status as an Employee or Consultant as a result of his or her Total Disability, Participant may, but only within twelve (12) months from the date of such termination (or such other period of time as is determined by the Administrator and is set forth in the Award Agreement and in no event later than the expiration date of the Award), exercise the Option or Stock Appreciation Right to the extent otherwise entitled to exercise it at the date of such termination. To the extent that Participant was not entitled to exercise the Option or Stock Appreciation Right at the date of termination, or if Participant does not exercise such Option or Stock Appreciation Right to the extent so entitled within the time specified herein, the Option or Stock Appreciation Right shall terminate.

(d)	Death of Participant. In the event of the death of a Participant during the period of Continuous Status as an Employee or Consultant, or within thirty (30) days (or such other period of time as is determined by the Administrator and is set forth in the Award Agreement and in no event later than the expiration date of the Award) following the termination of the Participant’s Continuous Status as an Employee or Consultant, the Option or Stock Appreciation Right may be exercised, at any time within twelve (12) months following the date of death (or such other period of time as is determined by the Administrator and is set forth in the Award Agreement and in no event later than the expiration date of the Award), by the Participant’s estate or by a person who acquired the right to exercise the Option or Stock Appreciation Right by bequest or inheritance, but only to the extent the Participant was entitled to exercise the Option or Stock Appreciation Right at the date of death or, if earlier, the date of termination of the Continuous Status as an Employee or Consultant. To the extent that the Participant was not entitled to exercise the Option or Stock Appreciation Right at the date of death or termination, as the case may be, or if the Participant does not exercise such Option or Stock Appreciation Right to the extent so entitled within the time specified herein, the Option or Stock Appreciation Right shall terminate.

(e)	Extension of Exercise Period. Notwithstanding the limitations set forth in Sections 10(b), (c) and (d) above, the Administrator has full power and authority to extend the period of time for which any Option or Stock Appreciation Right granted under the Plan is to remain exercisable following termination of a Participant’s Continuous Status as an Employee or Consultant from the limited period set forth in the written Award Agreement to such greater period of time as the Administrator shall deem appropriate; provided, however, that in no event shall such Option or Stock Appreciation Right be exercisable after the specified expiration date of the Option or Stock Appreciation Right term.

(f)	Rule 16b-3. Options and Stock Appreciation Rights granted to Reporting Persons shall comply with Rule 16b-3 and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption for Plan transactions.

11.	Restricted Stock.

(a)	Grant of Restricted Stock. Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will grant an Award of Restricted Stock under the Plan, it shall advise the Participant in writing of the terms, conditions and restrictions related to the offer (which may include restrictions based on performance criteria, passage of time or other factors or a combination thereof) applicable to such award, the number of Shares that such person shall be entitled to purchase and the price to be paid, if any. The prospective recipient of an Award of Restricted Stock shall not have any rights with respect to any such Award, unless and until such recipient has executed an Award Agreement, in the form determined by the Administrator, evidencing the Award. Shares purchased pursuant to the grant of an Award of Restricted Stock shall be referred to herein as “Restricted Stock,” and the period during which such Restricted Stock is subject to forfeiture shall be referred to herein as the “Restricted Period.”

(b)	Certificates; Book Entry Form. The Company shall issue the Shares of Restricted Stock to each Participant who is granted an Award of Restricted Stock either (i) in certificate form or (ii) in book entry form, registered in the name of the Participant, with legends or notations, as applicable, referring to the terms, conditions, and restrictions applicable to any such Award; provided that the Company may require that any stock certificates evidencing Restricted Stock granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Award of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Shares covered by such Award.

(c)	Rights as a Stockholder. Except as otherwise provided in the Award Agreement, the Participant shall possess all incidents of ownership with respect to Shares of Restricted Stock, including the right to vote such Shares and to receive dividends with respect to such Shares. If the Restricted Period expires without forfeiture in respect of Shares of Restricted Stock, the Company shall remove the legends or notations referring to the terms, conditions and restrictions on such Shares and, if certificated, deliver to the Participant the certificate or certificates evidencing the number of such Shares.

(d)	Termination of Employment. Except as otherwise expressly provided in the Award Agreement, in the event of the termination of the Participant’s employment or service with the Company, Parent or any Subsidiary for any reason prior to the expiration of the Restricted Period with respect to any shares of Restricted Stock, such shares of Restricted Stock held by the Participant shall be automatically forfeited by the Participant as of the date of termination. Any shares of Restricted Stock so forfeited shall be transferred to, and reacquired by, the Company without payment of any consideration by the Company, and neither the Participant nor any of the Participant’s successors, heirs, assigns or personal representatives shall thereafter have any further rights or interests in such shares. If certificates for any such shares containing restrictive legends shall have theretofore been delivered to the Participant (or his/her legatees or personal representative), such certificates shall be returned to the Company, complete with any necessary signatures or instruments of transfer.

(e)	Other Provisions. The Award Agreement for Restricted Stock shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion. In addition, the provisions of Restricted Stock Award Agreements need not be the same with respect to each Participant who is awarded Restricted Stock.

12.	Restricted Stock Units.

(a)	General. Restricted Stock Units may be issued either alone or in addition to other Awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it shall advise the Participant in writing of the terms, conditions and restrictions related to the offer (which may include restrictions based on performance criteria, passage of time or other factors or a combination thereof) and the number of Restricted Stock Units that such person shall be entitled to. The offer shall be accepted by execution of an Award Agreement in the form determined by the Administrator.

(b)	Rights as a Stockholder. A Participant who is awarded Restricted Stock Units shall possess no incidents of Common Stock ownership with respect to such Units; provided that the Award Agreement may provide for Dividend Equivalents on the Award.

(c)

Termination of Employment. Except as otherwise expressly provided in the Award Agreement, in the event of the termination of the Participant’s employment or service with the Company, Parent or any Subsidiary for any reason prior to the lapsing of the restrictions with respect to any Restricted Stock

Units, such Restricted Stock Units held by the Participant shall be automatically forfeited by the Participant as of the date of termination. Neither the Participant nor any of the Participant’s successors, heirs, assigns or personal representatives shall have any rights or interests in any Restricted Stock Units that are so forfeited.

(d)	Other Provisions. The Award Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion. In addition, the provisions of Restricted Stock Units Award Agreements need not be the same with respect to each Participant who is awarded Restricted Stock Units.

13.	Dividend Equivalents. The Administrator is authorized to grant Dividend Equivalents, which confer upon the Participant the right to receive cash or Shares corresponding to the amount of dividends paid on a specified number of Shares over the period of time covered by the Award. The Administrator may provide, at the date of grant or thereafter, that Dividend Equivalents shall be paid or distributed when accrued; provided, however, that Dividend Equivalents (other than Dividend Equivalents not related to another Award) shall be subject to all conditions and restrictions of the underlying Awards to which they relate (including, without limitation, any performance-based vesting requirements). Dividend Equivalents may be awarded on a free-standing basis not related to another Award or, except as noted below, in connection with another Award, and may be paid currently or on a deferred basis. Dividend Equivalents may not be granted with respect to the Shares covered by Options or Stock Appreciation Rights.

14.	Tax Withholding. Upon any exercise, vesting or payment of an Award or upon the disposition of Shares acquired pursuant to the exercise of an Incentive Stock Option prior to satisfaction of the holding period requirements of Section 422 of the Code, or upon any other tax withholding event or right in connection with the Award, the Company or one of its Subsidiaries shall have the right at its option to:

(a)	require the Participant (or the Participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of the minimum amount of any taxes which the Company or one of its Subsidiaries may be required to withhold with respect to such Award event or payment; or

(b)	deduct from any amount otherwise payable in cash to the Participant (or the Participant’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Company or one of its Subsidiaries may be required to withhold with respect to such Award event or payment.

In any case where a tax is required to be withheld in connection with the delivery of Shares under the Plan, the Administrator may in its sole discretion (subject to Applicable Laws) (i) require or grant (either at the time of the Award or thereafter) to the Participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Company reduce the number of Shares to be delivered by (or otherwise reacquire from the Participant) the appropriate number of Shares, valued in a consistent manner at their Fair Market Value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment, or (ii) permit the Participant to surrender to the Company Shares which (A) in the case of Shares initially acquired from the Company, have been owned by the Participant for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (B) have a Fair Market Value equal to the minimum amount required to be withheld, or (iii) have the Company withhold from proceeds of the sale of such Shares (either through a voluntary sale or through a mandatory sale arranged by the Company on the Participant’s behalf) the minimum amount required to be withheld.

For these purposes, the Fair Market Value of the Shares to be withheld or repurchased, as applicable, pursuant to the preceding paragraph shall be determined on the date that the amount of tax to be withheld is to be determined (the “Tax Date”). Any surrender by a Reporting Person of previously owned Shares to satisfy tax withholding obligations incurred in connection with an Award granted under the Plan must comply with the applicable provisions of Rule 16b-3.

All elections by a Participant to have Shares withheld to satisfy tax withholding obligations shall be made in a form acceptable to the Administrator and shall be subject to the following restrictions:

(a)	the election must be made on or prior to the applicable Tax Date;

(b)	once made, the election shall be irrevocable as to the particular Shares as to which the election is made; and

(c)	all elections shall be subject to the consent or disapproval of the Administrator.

15.	Adjustments Upon Changes in Capitalization, Corporate Transactions.

(a)	Changes in Capitalization. Subject to any required action by the stockholders of the Company, (i) the number and type of shares of Common Stock (or other securities) covered by each outstanding Award, (ii) the number and type of shares of Common Stock (or other securities) that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or that have been returned to the Plan upon cancellation or expiration of an Award or otherwise, (iii) the maximum number of shares of Common Stock for which Awards may be granted to any Employee under the Plan, (iv) the price per share of Common Stock covered by each such outstanding Award, and/or (v) the securities, cash or other property deliverable upon exercise or payment of any outstanding Awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding Awards, shall be equitably and proportionately adjusted for any dividend of stock or other property, or extraordinary cash dividend, by the Company, any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock (or other securities) subject to an Award.

It is intended that, if possible, any adjustments contemplated by the preceding paragraph be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code, Section 409A of the Code and Section 162(m) of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements. Without limiting the generality of Section 4(c), any good faith determination by the Board as to whether an adjustment is required in the circumstances pursuant to this Section 15(a), and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

(b)

Corporate Transactions. In the event of the proposed dissolution or liquidation of the Company, each Award will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Administrator. Additionally, the Administrator may, in the exercise of its sole discretion in such instances, declare that any Award shall terminate as of a date fixed by the Administrator and that each Award shall be vested and non-forfeitable and any conditions on each such Award shall lapse, as to all or any part of such Award, including Shares as to which the Award would not otherwise be exercisable or non-forfeitable. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each Award shall be assumed or an equivalent Award shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Administrator determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the Award shall be vested and non-forfeitable and any conditions on each such Award shall lapse, as to all or any part of such Award, including Shares as to which the Award would not otherwise be exercisable or non-forfeitable. If the Administrator makes an Award exercisable or non-forfeitable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Participant that such Award shall be exercisable for a period of thirty (30) days from the date of such notice, and thereafter will terminate upon the expiration of such period.

16.	Non-transferability of Awards. An Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution; provided, however, that the Administrator may, in its discretion, grant Awards that are, or provide that one or more outstanding Awards are, transferable to a “family member” (as that term is defined in the United States Securities and Exchange Commission General Instructions to Form S-8 Registration Statement under the Securities Act of 1933, as amended) of the Participant through a gift or domestic relations order. Any permitted transfer shall be subject to compliance with the Applicable Laws. Except as otherwise provided by the Administrator, during the lifetime of the Participant, an Award may only be exercised or Shares may only be acquired pursuant to an Award by the Participant or a transferee of an Award as permitted by this Section 16.

17.	Time of Granting of an Award. The date of grant of an Award shall, for all purposes, be the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be given to each Employee or Consultant to whom an Award is so granted within a reasonable time after the date of such grant.

18.	Amendment and Termination of the Plan.

(a)	Amendment and Termination. The Administrator may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax, securities or regulatory law or requirement or any applicable Stock Exchange requirement with which the Administrator intends the Plan to comply or if such amendment constitutes a “material amendment.” For purposes of the Plan, a “material amendment” shall mean an amendment that (i) materially increases the benefits accruing to Participants under the Plan, (ii) materially increases the number of securities that may be issued under the Plan, (iii) materially modifies the requirements for participation in the Plan, or (iv) is otherwise deemed a material amendment by the Administrator pursuant to any Applicable Law or applicable accounting or Stock Exchange rules.

(b)	Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of the Plan, the Administrator by agreement, resolution or written policy may waive conditions of or limitations on Awards that the Administrator in the prior exercise of its discretion has imposed, without the consent of the Participant, and (subject to the requirements of Sections 4(b) and 18(c)) may make other changes to the terms and conditions of Awards.

(c)	Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of the Plan or change of or affecting any outstanding Award shall, without written consent of the Participant, affect in any manner materially adverse to such Participant any rights or benefits of such Participant or obligations of the Company under any Award granted under the Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 15 shall not be deemed to constitute changes or amendments for purposes of this Section 18(c).

19.	Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under the Plan or under Awards are subject to compliance with all applicable federal, state and foreign laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. The person acquiring any securities under the Plan will, if requested by the Company or one of its Subsidiaries, provide such assurances and representations to the Company or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

20.	Reservation of Shares. The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

21.	Award Agreements. Each Award shall be evidenced by either (1) a written Award agreement in a form approved and executed by the Company by an officer duly authorized to act on its behalf, or (2) an electronic notice of Award grant in a form approved and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking award grants under the Plan generally (in each case, an “Award Agreement”), as the Company may provide and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the Participant in such form and manner as the Administrator may require. The Administrator may authorize any officer of the Company (other than the particular Participant) to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of the Plan.

22.	Stockholder Approval. Continuance of the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such stockholder approval shall be obtained in the manner and to the degree required under applicable federal and state law and the rules of any stock exchange upon which the Shares are listed.

23.	Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

24.	Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

APPENDIX A

Performance-Based Awards

Section 162(m) Performance-Based Awards. Any of the types of Awards authorized under the Plan, as well as cash bonuses, may be granted as Awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code (“Performance-Based Awards”). The grant, vesting, exercisability or payment of Performance-Based Awards may depend (or, in the case of Qualifying Options or Qualifying Stock Appreciation Rights (each as defined below), may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or level using one or more of the Business Criteria set forth below (on an absolute or relative basis) for the Company on a consolidated basis or for one or more of the Company’s subsidiaries, segments, divisions or business units, or any combination of the foregoing. Any Qualifying Option or Qualifying Stock Appreciation Right shall be subject only to the requirements of Section A.1 and A.3 in order for such Award to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Any other Performance-Based Award shall be subject to all of the following provisions of this Appendix A. (Options and Stock Appreciation Rights granted with an exercise or grant price not less than the Fair Market Value of a share of Common Stock at the date of grant are referred to as “Qualifying Options” and “Qualifying Stock Appreciation Rights,” respectively.)

A.1 Class; Administrator. The eligible class of persons for Performance-Based Awards under this Appendix A shall be Officers and Employees of the Company or its Subsidiaries. Performance-Based Awards shall be approved by, and any certification required pursuant to Section A.4 must be made by, a committee of the Board that consists solely of two or more outside directors as provided for in Section 4 of the Plan in order for such Awards to qualify as performance-based compensation under Section 162(m) of the Code.

A.2 Performance Goals. The specific performance goals for Performance-Based Awards (other than Qualifying Options and Qualifying Stock Appreciation Rights) shall be, on an absolute or relative basis, established based on one or more of the following business criteria (“Business Criteria”) as selected by the Administrator in its sole discretion: revenue, revenue excluding traffic acquisition costs, revenue growth (organic and acquisition related), revenue per search, EBITDA (earnings before interest, taxes, depreciation and amortization), gross profit, operating cash flow, operating income, net income, cash flow from operations, capital expenditures, free cash flow, earnings per share (basic and diluted), return on equity or on assets or on net investment, cost containment or reduction, costs as a percentage of revenues, market share (measured by the Company’s share of web search queries, user time spent online or unique visitors), stock price, total stockholder return, unique users, registered users, paying subscribers, paying users, paying relationships, page views, search queries, visits per user, user frequency, user retention, user time spent online, advertisement impressions sold, cost per advertisement impression, revenue per advertisement impression, or any combination thereof. To the extent applicable, these terms are used as applied under generally accepted accounting principles or in the financial reporting of the Company or of its Subsidiaries from time to time. To qualify awards as performance-based under Section 162(m), the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance goal or goals (“targets”) must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. To the extent provided in the applicable Award Agreement, performance targets and/or performance measurements shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets. The applicable performance measurement period may not be less than three months nor more than 7 years.

A.3 Form of Payment; Maximum Performance-Based Award. Grants or awards under this Appendix A may be paid in cash or shares of Common Stock or any combination thereof. Grants of Qualifying Options and Qualifying Stock Appreciation Rights to any one Participant in any one calendar year shall be subject to the limit set forth in Section 8 of the Plan. The maximum aggregate number of shares of Common Stock which may be delivered pursuant to Performance-Based Awards (other than Qualifying Options and Qualifying Stock Appreciation Rights, and other than cash awards covered by the following sentence) that are granted to any one Participant in any one calendar year is 2,000,000 shares of Common Stock, either individually or in the aggregate, subject to adjustment as provided in Section 15(a) of the Plan. In addition, the aggregate amount of compensation to be paid to any one Participant in respect of all Performance-Based Awards payable only in cash and not related to shares of Common Stock and granted to that Participant in any one calendar year shall not exceed $20,000,000. Awards that are cancelled during the year shall be counted against this limit to the extent required by Section 162(m) of the Code.

A.4 Certification of Payment. Before any Performance-Based Award under this Appendix A (other than Qualifying Options and Qualifying Stock Appreciation Rights) is paid and to the extent required to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Performance-Based Award were in fact timely satisfied.

A.5 Reservation of Discretion. The Administrator will have the discretion to determine the restrictions or other limitations of the individual Awards granted under this Appendix A including the authority to reduce Awards, payouts or vesting or to pay no Awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

A.6 Expiration of Grant Authority. As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new Awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Qualifying Options and Qualifying Stock Appreciation Rights) shall terminate upon the first meeting of the Company’s stockholders that occurs in the fifth year following the year in which the Company’s stockholders first approve this Appendix, subject to any subsequent extension that may be approved by stockholders.

Annex B

YAHOO! INC.

1996 DIRECTORS’ STOCK PLAN

(as amended and restated on April 26, 2012)

1.	Purposes of the Plan. The purposes of this 1996 Directors’ Stock Plan are to attract and retain the best available personnel for service as Directors of the Company, to provide additional incentive to the Outside Directors of the Company to serve as Directors, and to encourage their continued service on the Board.

Awards granted on or after the Effective Date shall be made under this version of the Plan and not under the Plan as previously in effect. For the terms and conditions of the Plan applicable to Awards granted under the Plan before the Effective Date (except as expressly provided herein), refer to the version of the Plan in effect as of the date such Award was granted. Notwithstanding the foregoing, the April 2012 amendments to the Plan apply as to all Awards outstanding under the Plan.

2.	Definitions. As used herein, the following definitions shall apply:

“Annual Meeting” means the annual meeting of the Company’s stockholders for the applicable year. If more than one such meeting occurs for a particular year, the Annual Meeting for that year means only the first such meeting for that year. In the event that an Annual Meeting for a particular year is adjourned, the date of the Annual Meeting for that year for purposes of the Plan shall be the date that corresponds to the portion of Annual Meeting at which Directors were elected.

“Applicable Laws” means any legal requirements of all state and federal laws, including without limitation securities laws and the Code, relating to the administration of stock incentive plans such as the Plan.

“Award” means an award of Options or Restricted Stock Units (each as defined below).

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock of the Company.

“Company” means Yahoo! Inc., a Delaware corporation.

“Continuous Service as a Director” means the absence of any interruption or termination of service as a Director.

“Director” means a member of the Board.

“Director Fees” means the amount of all compensation payable to a Director for services as a member of the Board (including service on any Board committee) that, but for any election made by such Director to receive such compensation in the form of an Award under Section 11 of the Plan, would have been payable in cash to such Director.

“Effective Date” means the date of the 2010 Annual Meeting.

“Employee” means any person, including officers and directors, employed by the Company or any Parent or Subsidiary of the Company. The payment of compensation by the Company for service as a Director does not, alone, constitute “employment” of the Director by the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, the fair market value of Common Stock determined as follows:

(i)

If the Common Stock is listed on any established stock exchange or a national market system including without limitation the Nasdaq Global Market and Nasdaq Global Select Market, its Fair Market Value shall be the closing sales price for such stock as quoted on such exchange or system on the date of determination (if for a given day no sales were reported, the closing sales price for a share of Common Stock for the next preceding day on which sales of Common Stock were reported shall be used), as such price is reported in The Wall Street Journal or such other source as the Board deems reliable;

(ii)	If the Common Stock is listed on the Nasdaq Stock Market (but not on the Nasdaq Global Market or Nasdaq Global Select Market thereof) or regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

(iii)	In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

“Option” means a stock option granted pursuant to the Plan. All Options shall be nonstatutory stock options (i.e., options that are not intended to qualify as incentive stock options under Section 422 of the Code).

“Outside Director” means a Director who is not an Employee.

“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

“Participant” means an Outside Director who receives an Award.

“Plan” means this 1996 Directors’ Stock Plan (formerly known as the “1996 Directors’ Stock Option Plan”).

“Restricted Stock Unit” means the right to receive one Share, subject to the terms and conditions hereof.

“Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

“Stock Exchange” means any stock exchange or consolidated stock price reporting system on which prices for the Common Stock are quoted at any given time.

“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

“Total Disability” means a total and permanent disability within the meaning of Section 22(e)(3) of the Code.

“Vesting Date” with respect to a particular Award granted pursuant to Section 4(b)(ii) means the last day of each of the four three-month periods following the date on which the Award is granted; provided, however, that the fourth such “Vesting Date” as to the Award shall be the first to occur of the first anniversary of the date of grant of the Award or the day before the Annual Meeting for the calendar year following the year in which the Award is granted.

3.	Stock Subject to the Plan.

(a)	Share Limits. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares which may be issued under the Plan (including Shares issued before the Effective Date) is 8,800,000 Shares (the “Pool”) of Common Stock. The Shares may be authorized, but unissued, or reacquired Common Stock. Shares issued in payment of any Restricted Stock Units granted under the Plan shall be counted against the Pool as 1.75 shares for every one Share actually issued in payment of such Restricted Stock Units. (For example, if 100 Shares were issued in payment of Restricted Stock Units granted under the Plan, 175 Shares shall be charged against the Pool in connection with that payment.)

(b)

Reissue of Shares. To the extent that an Award is settled in cash or a form other than Shares, the Shares that would have been delivered had there been no such cash or other settlement shall not be counted against the Shares available for issuance under the Plan. In the event that shares of Common Stock are delivered in respect of a Dividend Equivalent right granted under the Plan, only the actual number of shares delivered with respect to the Award shall be counted against the share limits of the Plan. (For purposes of clarity, if 1,000 Dividend Equivalent rights are granted and outstanding when the Company pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 50 shares shall be counted against the Pool.) In connection with the exercise of an Option, the number of underlying Shares as to which the exercise relates shall be counted against the applicable Share limits under Section 3(a), as opposed to only counting the Shares actually issued. (For purposes of clarity, if an Option relates to 100,000 Shares and is exercised in full at a time when the net number of Shares due to the Participant (after any netting of Shares to cover the exercise price and/or tax withholding) is 15,000 Shares, 100,000 Shares shall be counted against the Pool with respect to such exercise.) Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Award under the Plan, as well as any Shares exchanged by a Participant or withheld by the Company or one of its Subsidiaries to satisfy the tax withholding obligations related to any Award, shall not be available for subsequent Awards under the Plan. Shares that are subject to or underlie Awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the Plan shall again be available for subsequent Awards under the Plan.

4.	Administration of and Grants of Awards Under the Plan.

(a)	Administrator. Except as otherwise required herein, the Plan shall be administered by the Board.

(b)	Procedure for Grants. Except as provided in Section 11, all grants of Awards hereunder shall be automatic and nondiscretionary and shall be made strictly in accordance with the following provisions:

(i)	Subject to the Board’s amendment authority pursuant to Section 15(a), no person shall have any discretion to select which Outside Directors shall be granted Awards or to determine the number of Shares to be covered by Awards granted to Outside Directors.

(ii)	On the date of each Annual Meeting of the Company’s Stockholders which occurs on or after the Effective Date and immediately following which an Outside Director is serving on the Board, such Outside Director shall be automatically granted an Award of a number of Restricted Stock Units determined by dividing (A) $220,000 by (B) the Fair Market Value of the Common Stock on the date of grant, such number to be rounded down to the nearest whole number of Restricted Stock Units.

(iii)	In addition, each Outside Director who first becomes an Outside Director at any time on or after the Effective Date and other than in connection with an Annual Meeting shall be automatically granted, on the date he or she first becomes an Outside Director, an Award of a number of Restricted Stock Units determined by multiplying (A) the quotient obtained by dividing $220,000 by the Fair Market Value of the Common Stock on the date of grant, by (B) a fraction, the numerator of which shall be the number of days remaining in the 365-day period following the most recent Annual Meeting, and the denominator of which shall be 365 (but in no event shall such fraction be greater than one (1)), such number to be rounded down to the nearest whole number of Restricted Stock Units; provided, however, that an Outside Director shall not be eligible to receive an Award pursuant to this Section 4(b)(iii) if he or she was an Employee at any time during the six (6) month period ending with the date on which he or she first became an Outside Director.

(iv)

Notwithstanding the provisions of subsections (ii) and (iii), in the event that the automatic grant of one or more Awards on any given date pursuant to either such subsection would cause the number of Shares subject to outstanding Awards plus the number of Shares previously delivered in respect of Awards granted under the Plan to exceed the Pool, then the number of Shares to be subject to any Award granted on such date shall be determined by multiplying (A) the total number of Shares remaining available under the Plan before giving effect to any Award grants on such date, by (B) a fraction, the numerator of which shall be the number of Shares that would otherwise be subject to such Award pursuant to subsection (ii) or (iii) hereof, as applicable, and the denominator of which shall be the number of Shares that would otherwise be subject to all Awards automatically granted on such date pursuant to such subsection. Any further automatic grants shall then be deferred until such time, if any, as additional Shares become available for grant under the Plan through action of the stockholders to increase the number of Shares which may be issued under the Plan or through cancellation or expiration of Awards previously granted hereunder.

(v)	Any Restricted Stock Unit Award granted under subsection (ii) shall become non-forfeitable in installments as to one-fourth of the Restricted Stock Units subject to the Award on each Vesting Date applicable to the Award. Any Restricted Stock Unit Award granted under subsection (iii) shall become non-forfeitable in a number of installments equal to the number of Vesting Dates (determined with reference to the Awards granted under subsection (ii) at the last Annual Meeting to occur) from the date of grant of such Award through and including the next Annual Meeting, with a portion of the Award (determined by dividing the total number of Restricted Stock Units subject to the Award by the number of such installments) to become non-forfeitable on each such Vesting Date. All Restricted Stock Unit Awards granted hereunder shall be paid in accordance with Section 10 of the Plan. In addition, each Award granted under the Plan that is outstanding and unvested on the Effective Date shall continue to vest as otherwise scheduled pursuant to the terms of the Plan as in effect at the time such Award was granted; provided, however, that as to any such Award that was previously granted in connection with an Annual Meeting (as opposed to the date the recipient first became an Outside Director), the fourth and final installment of the Award shall vest on the first to occur of the first anniversary of the date of grant of the Award or the day before the Annual Meeting for the calendar year following the year in which the Award is granted, provided that the recipient of the Award serves on the Board until the applicable vesting date.

(vi)	The Board may at any time prospectively change the timing, grant levels, vesting and other provisions of the automatic grants provided in this Section 4(b) without stockholder approval. For avoidance of doubt, the Board may provide on a prospective basis for such automatic grants to consist of Options only, Restricted Stock Unit Awards only, or a combination of Options and Restricted Stock Unit Awards on such terms and conditions, subject to the share limits of Section 3 and the other express limits of the Plan, as may be established by the Board.

(c)	Powers of the Board. Subject to the provisions and restrictions of the Plan, the Board shall have the authority, in its discretion: (i) to determine, upon review of relevant information and in accordance with the provisions hereof, the Fair Market Value of the Common Stock; (ii) to determine the exercise price per share of Options to be granted, which exercise price shall be determined in accordance with Section 8(a) of the Plan; (iii) to interpret the Plan; (iv) to prescribe, amend and rescind rules and regulations relating to the Plan; (v) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Award previously granted hereunder; and (vi) to make all other determinations deemed necessary or advisable for the administration of the Plan. The Board has discretion to accelerate the vesting of any or all Awards granted under the Plan in such circumstances as it, in its discretion, deems appropriate.

(d)	Effect of Board’s Decision. All decisions, determinations and interpretations of the Board shall be final and binding on all Participants and any other holders of any Awards granted under the Plan.

(e)

Suspension or Termination of Award. If the Board reasonably believes that a Participant has committed an act of misconduct, the Board may suspend the Participant’s right to exercise any Option or otherwise receive any Shares or other payment in respect of any Award granted to such Participant pending a determination by the Board. If the Board (excluding the Participant accused of such misconduct) determines a Participant has committed an act of embezzlement, fraud, dishonesty, nonpayment of an obligation owed to the Company, breach of fiduciary duty or deliberate disregard of the Company rules resulting in loss, damage or injury to the Company, or if a Participant makes an unauthorized disclosure of any Company trade secret or confidential information, engages in any conduct constituting unfair competition, induces any Company customer to breach a contract with the Company or induces any principal for whom the Company acts as agent to terminate such agency relationship, neither the Participant nor his or her estate shall be entitled to exercise or receive payment of any Award whatsoever. In making such determination, the Board shall act fairly and shall give the Participant an opportunity to appear and present evidence on the Participant’s behalf at a hearing before the Board or a committee of the Board.

5.	Eligibility. Awards may be granted only to Outside Directors. Except as provided in Section 11, all Awards shall be automatically granted in accordance with the terms set forth in Section 4(b) hereof. An Outside Director who has been granted an Award may, if he or she is otherwise eligible, be granted an additional Award or Awards in accordance with such provisions. The Plan shall not confer upon any Outside Director any right with respect to continuation of service as a Director or nomination to serve as a Director, nor shall it interfere in any way with any rights which the Director or the Company may have to terminate his or her directorship at any time.

6.	Term of Plan. The Plan shall continue in effect until September 1, 2019 unless sooner terminated under Section 15 of the Plan.

7.	Term of Options. The term of each Option shall be seven (7) years from the date of grant thereof.

8.	Option Exercise Price and Consideration.

(a)	Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be 100% of the Fair Market Value per Share on the date of grant of the Option.

(b)	Form of Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option shall consist entirely of cash, check, other Shares of Common Stock having a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised (which, if acquired from the Company, shall have been held for at least six months), delivery of a properly executed notice of exercise together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the exercise price, or any combination of such methods of payment and/or any other consideration or method of payment as shall be permitted under applicable corporate law.

9.	Exercise of Option.

(a)	Procedure for Exercise; Rights as a Stockholder. Except as provided in Section 11(a), any Option granted hereunder shall be exercisable at such times as are set forth in Section 4(b) hereof. An Option may not be exercised for a fraction of a Share. An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company (or such other administrative exercise procedures as the Board may implement from time to time have been completed) by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may consist of any consideration and method of payment allowable under Section 8(b) hereof. Until such Shares are actually issued to and held of record by the Participant, the Participant shall have no right to vote or receive dividends or any other rights as a stockholder with respect to such Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date such Shares are issued, except as provided in Section 13. Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b)	Accelerated Vesting on Death or Disability. If the Outside Director ceases to serve as a Director due to the Director’s death or Total Disability, his or her Options, to the extent then outstanding and unvested, shall be fully vested and exercisable as of the date of such cessation of service.

(b)	Termination of Status as a Director. If an Outside Director ceases to serve as a Director for any reason, he or she may, but only within one (1) year after the date he or she ceases to be a Director of the Company, exercise his or her Option to the extent that he or she was entitled to exercise it at the date of such termination (after giving effect to any acceleration of vesting that may apply in the circumstances). Notwithstanding the foregoing, in no event may the Option be exercised after its term set forth in Section 7 has expired. To the extent that an Outside Director was not entitled to exercise an Option at the date of such termination, or does not exercise such Option (which he or she was entitled to exercise) within the time specified herein, the Option shall terminate.

10.	Restricted Stock Units.

(a)	Lapse of Restrictions; Termination of Service. Subject to this Section 10(a) and except as otherwise provided in Section 11(b), any Award of Restricted Stock Units granted hereunder shall become non-forfeitable at such times as are set forth in Section 4(b) hereof. In the event of the termination of a Participant’s Continuous Service as a Director for any reason, any Restricted Stock Units held by such Participant as to which the restrictions in accordance with Section 4(b) hereof have not lapsed prior to the termination of the Participant’s Continuous Service as a Director shall be automatically forfeited by the Participant as of the date of such termination; provided, however, that if such termination is due to the Participant’s death or Total Disability, his or her Restricted Stock Units, to the extent then outstanding and unvested, shall be fully vested as of the date of such termination. Neither the Participant nor any of the Participant’s successors, heirs, assigns or personal representatives shall have any rights or interests in any Restricted Stock Units that are so forfeited.

(b)	No Rights as a Stockholder. Restricted Stock Units are bookkeeping entries only. A Participant who is awarded Restricted Stock Units shall possess no incidents of ownership with respect to such Restricted Stock Units, except as expressly provided in Section 10(c) with respect to dividend equivalent rights.

(c)	Dividend Equivalent Rights. As of any date that the Company pays an ordinary cash dividend on its Common Stock, each Participant shall automatically be granted under the Plan a number of additional Restricted Stock Units equal to (i) the per share cash dividend paid by the Company on its Common Stock on such date, multiplied by (ii) the number of outstanding and unpaid Restricted Stock Units (whether or not non-forfeitable) held by such Participant under the Plan as of the related dividend payment record date, divided by (iii) the Fair Market Value of a share of Common Stock on the date of payment of such dividend. Any Restricted Stock Units granted pursuant to the foregoing provisions of this Section 10(c) shall be subject to the same vesting, payment (including, without limitation, any election by the Participant to defer payment pursuant to Section 10(e)) and other terms, conditions and restrictions as the original Restricted Stock Units to which they relate.

(d)	Timing and Manner of Payment of Restricted Stock Units. Subject to Sections 10(e) and 13(b) hereof, with respect to any Restricted Stock Units granted to a Participant that become non-forfeitable pursuant to the terms hereof, such Restricted Stock Units shall be paid on or as soon as practicable after (and in all events within two and one-half months after) the earlier of (i) the date such Participant’s Continuous Service as a Director terminates, or (ii) the last Vesting Date applicable to the Award of such Restricted Stock Units (the earlier of such dates, the “Payment Date”), such payment to be made by the Company delivering to the Participant a number of Shares equal to the number of the Restricted Stock Units being paid on the Payment Date. The Company shall issue the Shares either (i) in certificate form or (ii) in book entry form, registered in the name of the Participant. Delivery of any certificates will be made to the Participant’s last address reflected on the books of the Company unless the Company is otherwise instructed in writing. Neither the Participant nor any of the Participant’s successors, heirs, assigns or personal representatives shall have any further rights or interests in any Restricted Stock Units that are so paid.

(e)

Deferral of Payment of Restricted Stock Units. Notwithstanding any provision of Section 10(d) or 11(b) to the contrary, a Participant granted an Award of Restricted Stock Units under the Plan may irrevocably elect, not later than the December 31 that precedes the calendar year in which such Award is granted and on a form and in a manner prescribed by the Company, that such Restricted Stock Units shall be paid on (i) the date such Participant’s Continuous Service as a Director terminates, (ii) any date elected by the Participant that is not earlier than January 1 of the second year following the year in which the Award is granted, or (iii) the first to occur of the dates referred to in the foregoing clauses (i) and (ii). In the event of any such election, the payment date timely elected by the Participant shall be the “Payment Date” with respect to the Restricted Stock Units covered by the election.

11.	Awards in Lieu of Cash Payment of Fees. Prior to the December 31 that precedes the calendar year during which any Director Fees are earned by an Outside Director (or such earlier date as may be prescribed by the Company), the Outside Director may elect, on a form and in a manner prescribed by the Company, to exchange the right to receive payment of such Director Fees in cash for the grant of an Award under the Plan pursuant to either Section 11(a) or 11(b) below.

(a)	Stock Option. The Outside Director may elect to be granted an Option with respect to the number of Shares determined by dividing (i) three (3) times the amount of the Director Fees being exchanged for the Option, by (ii) the Fair Market Value of a Share as of the date of such exchange. The Option shall be granted on the last day of the calendar quarter for which the applicable Director Fees would have otherwise been paid (or such other date as the Board may determine appropriate) and shall be exercisable immediately upon the date of grant. Except as expressly provided herein, any Option granted pursuant to this Section 11(a) shall be subject to all of the provisions of the Plan applicable to Options granted under the Plan.

(b)	Restricted Stock Unit Award. The Outside Director may elect to be granted an Award of Restricted Stock Units. The number of Restricted Stock Units to be covered by such Award shall be determined by dividing (i) the amount of the Director Fees being exchanged for the Award, by (ii) the Fair Market Value of a Share as of the date of such exchange. The Restricted Stock Units shall be granted on the last day of the calendar quarter for which the applicable Director Fees would have otherwise been paid (or such other date as the Board may determine appropriate). Such Restricted Stock Units shall be fully non-forfeitable as of the date of grant. Subject to Sections 10(e) and 13(b) hereof, such Restricted Stock Units shall be paid on or as soon as practicable after (and in all events within two and one-half months after) the earlier of (i) the date such Participant’s Continuous Service as a Director terminates, or (ii) the first anniversary of the date such Restricted Stock Units are granted (the earlier of such dates, the “Payment Date”), such payment to be made by the Company delivering to the Participant a number of Shares equal to the number of the Restricted Stock Units being paid on the Payment Date.[1] Except as expressly provided herein, any Restricted Stock Units granted pursuant to this Section 11(b) shall be subject to all of the provisions of the Plan applicable to Awards of Restricted Stock Units granted under the Plan.

12.	Nontransferability of Awards. Awards granted under the Plan may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution or pursuant to a qualified domestic relations order (as defined by the Code or the rules thereunder). The designation of a beneficiary by a Participant does not constitute a transfer. An Option may be exercised during the lifetime of a Participant only by the Participant or a transferee permitted by this Section 12.

[1]	For purposes of clarity, this payment schedule applies to the payment of Restricted Stock Units granted in lieu of Director Fees earned by a Participant during 2011 and thereafter. The “Payment Date” for Restricted Stock Units granted in lieu of Director Fees earned by a Participant during 2010 will be the earlier of (i) the date such Participant’s Continuous Service as a Director terminates, or (ii) the third anniversary of the date such Restricted Stock Units are granted (subject to any deferral election made by the Participant pursuant to the Plan as to such Restricted Stock Units or earlier payment of such Restricted Stock Units pursuant to Section 13(b) in connection with a Corporate Transaction).

13.	Adjustments upon Changes in Capitalization; Corporate Transactions.

(a)	Adjustments. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Award, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Common Stock covered by each outstanding Option, shall, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding Awards, be equitably and proportionately adjusted for any dividend of stock or other property, or extraordinary cash dividend, by the Company, any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to any Award.

(b)	Corporate Transactions. In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets, (iii) a merger or consolidation in which the Company is not the surviving corporation, or (iv) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged (a “Corporate Transaction”), at the time of adoption of the plan for such Corporate Transaction, the Company shall:

•

in the case of outstanding Options, provide for either a reasonable time thereafter within which to exercise the Option, including Shares as to which the Option would not be otherwise exercisable, prior to the effectiveness of such Corporate Transaction, at the end of which time the Option shall terminate, or the right to exercise the Option, including Shares as to which the Option would not be otherwise exercisable (or receive a substitute option with comparable terms), as to an equivalent number of shares of stock of the corporation succeeding the Company or acquiring its business by reason of such Corporate Transaction; and

•

in the case of outstanding Restricted Stock Units, provide that, immediately prior to the effectiveness of such Corporate Transaction, all such Restricted Stock Units (A) to the extent that such Restricted Stock Units are not then non-forfeitable, shall become non-forfeitable, and (B) shall be paid in an equivalent number of Shares; provided, however, that payment shall be made in respect of a Corporate Transaction pursuant to the foregoing clause (B) only if such Corporate Transaction constitutes a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code; and provided further, that in the event the foregoing proviso is not satisfied, payment shall be made at the time otherwise provided herein.

14.	Time of Granting Awards. The date of grant of an Award shall, for all purposes, be the date determined in accordance with Section 4(b) or Section 11 hereof, as applicable. Notice of the determination shall be given to each Outside Director to whom an Award is so granted within a reasonable time after the date of such grant.

15.	Amendment and Termination of the Plan.

(a)

Amendment and Termination. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax, securities or regulatory law or requirement or any applicable Stock Exchange requirement with which the Board intends the Plan to comply or if such amendment constitutes a “material amendment.” For purposes of the Plan, a “material amendment” shall mean an amendment that (i) materially increases the benefits accruing to Participants under the Plan, (ii) materially increases the number of securities that may be issued under the Plan, (iii) materially modifies the requirements for participation in the Plan, or (iv) is otherwise deemed a material amendment by the Board pursuant to any Applicable Law or applicable accounting or Stock Exchange rules; provided, however, that the Board may, in its sole discretion but subject to the share limits of Section 3 and the other express limits of the Plan, at any time prospectively make any of the changes contemplated by Section 4(b)(vi) above without the approval of the Company’s stockholders, and any such change shall not be considered a “material amendment” for purposes of this Section 15(a).

(b)	Amendments to Awards. Without limiting any other express authority of the Board under (but subject to) the express limits of the Plan, the Board may waive conditions of or limitations on Awards that the Board in the prior exercise of its discretion has imposed, without the consent of the Award recipient, and (subject to the requirements of Section 15(c)) may make other changes to the terms and conditions of Awards. Notwithstanding the foregoing and except for an adjustment pursuant to Section 13(a) or a repricing approved by stockholders, in no case may the Board (1) amend an outstanding Option to reduce the exercise price or grant price of the Award, (2) provide for the cancellation, exchange, or surrender of an outstanding Option in exchange for cash or other awards for the purpose of repricing the Award, or (3) provide for the cancellation, exchange, or surrender an outstanding Option in exchange for an Option with an exercise or grant price that is less than the exercise or grant price of the original Award.

(c)	Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of the Plan or change of or affecting any outstanding Award shall, without written consent of the Award recipient, affect in any manner materially adverse to such recipient any rights or benefits of such recipient or obligations of the Company under any Award granted under the Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 13 shall not be deemed to constitute changes or amendments for purposes of this Section 15(c).

16.	Conditions upon Issuance of Shares. Shares shall not be issued pursuant to the exercise or payment of any Award granted under the Plan unless the exercise or payment of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, state securities laws, and the requirements of any Stock Exchange, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise or payment of any Award, the Company may require the person exercising or receiving payment of such Award to represent and warrant at the time of any such exercise or payment that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares, if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

17.	Reservation of Shares. The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan. Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

18.	Award Agreement. Awards shall be evidenced by written award agreements in such form as the Board shall approve.

19.	Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a participant by the Company, nothing contained herein shall give any such participant any rights that are greater than those of a general creditor of the Company.

20.	Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

21.	Construction. The Plan and any agreement evidencing any Award granted hereunder shall be construed and interpreted to comply with Section 409A of the Code. The Company reserves the right to amend the Plan and any such agreement to the extent it reasonably determines is necessary in order to preserve the intended tax consequences of Awards granted hereunder in light of Section 409A of the Code and any regulations or other guidance promulgated thereunder.

IMPORTANT ANNUAL MEETING INFORMATION 000004 C123456789

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DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 2:00 A.M., Eastern Time, on July 12, 2012.

Vote by Internet

Go to www.investorvote.com/YHOO

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Election of Directors — The Company’s Board of Directors recommends a vote “FOR” each of the nominees listed below:

1. Election to the Board of Directors of the eleven director nominees listed below to serve until the 2013 annual meeting of shareholders and until their respective successors are elected and qualified or their earlier death, resignation or removal.

For Against Abstain For Against Abstain For Against Abstain

01 - Alfred J. Amoroso 02 - John D. Hayes 03 - Susan M. James

04 - David W. Kenny 05 - Peter Liguori 06 - Daniel S. Loeb

07 - Thomas J. McInerney 08 - Brad D. Smith 09 - Maynard G. Webb, Jr.

10 - Harry J. Wilson 11 - Michael J. Wolf

B Management Proposals — The Company’s Board of Directors recommends a vote “FOR” each of Proposals 2, 3, 4 and 5.

For Against Abstain For Against Abstain

2. Advisory vote to approve executive compensation. 3. Amendment to the Company’s 1995 Stock Plan.

For Against Abstain For Against Abstain

4. Amendment to the Company’s 1996 Directors’ Stock Plan. 5. Ratification of the appointment of Independent Registered Public Accounting Firm.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A, B, C AND D ON BOTH SIDES OF THIS CARD.

C 1234567890 JNT

1UPX 1397871

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

01HFCF

RECEIVE FUTURE YAHOO! INC. PROXY MATERIALS VIA THE INTERNET!

Receive future Yahoo! Inc. annual reports and proxy materials in electronic form rather than in printed form. Next year when the annual report and proxy materials are available, we will send you an email with instructions which will enable you to review the materials online. To consent to electronic delivery, visit www.computershare.com/investor, or while voting via the Internet, just click the box to give your consent.

Accessing Yahoo! Inc. annual reports and proxy materials via the Internet may result in charges to you from your Internet service provider and/or telephone companies.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF YAHOO! INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS To Be Held On July 12, 2012 +

The undersigned shareholder of Yahoo! Inc. (the “Company”), a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated June 4, 2012, and hereby appoints Timothy R. Morse and Michael J. Callahan and each or either of them, as proxies, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2012 annual meeting of shareholders of the Company to be held on Thursday, July 12, 2012, at 8:00 a.m., local time, at the Santa Clara Marriott, located at 2700 Mission College Boulevard, Santa Clara, California, and at any postponement or adjournment thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present, as indicated on the reverse side.

YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. ANY SHAREHOLDER COMPLETING THIS PROXY THAT FAILS TO MARK ONE OF THE BOXES FOR ANY PROPOSAL WILL BE DEEMED TO HAVE GIVEN THE PROXY HOLDERS COMPLETE DISCRETION IN VOTING HIS, HER, OR ITS SHARES AT THE MEETING ON SUCH PROPOSAL. IN THAT CASE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED, AS APPLICABLE, “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1, AND “FOR” EACH OF PROPOSALS 2, 3, 4 AND 5.

CONTINUED ON REVERSE SIDE

C Non-Voting Items:

Change of Address — Please print new address below. Meeting Attendance

Mark box to the right if you plan to attend the annual meeting.

D Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below:

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing in a fiduciary capacity, please indicate full title as such. If a corporation or partnership, please sign in full corporate or partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A, B, C AND D ON BOTH SIDES OF THIS CARD. +